Exhibit 2.10

ASSET TRANSFER AND CONTRIBUTION AGREEMENT

AMONG

MARATHON OIL COMPANY,

ASHLAND INC.

AND

MARATHON ASHLAND PETROLEUM LLC

Dated as of December 12, 1997

Appendices

Appendix A	Definitions
Appendix B	Procedures for Dispute Resolution
Appendix C	Description of Benefit Calculations and Offsets for the Marathon Ashland Petroleum LLC Retirement Plan and Non-Qualified Plans

Exhibits

Exhibit A	Forms of Marathon Quitclaim Deeds
Exhibit B	Form of Marathon General Assignment and Assumption Agreement
Exhibit C-1	Form of Marathon Intellectual Property License Agreement
Exhibit C-2	Form of Marathon Trademark License Agreement
Exhibit D	Forms of Marathon Lease Agreements
Exhibit E	Forms of Marathon Designated Sublease Agreements
Exhibit F	Form of Marathon Other Sublease Agreement
Exhibit G	Form of Marathon Pipe Line Operating Agreement
Exhibit H	Forms of Ashland Quitclaim Deeds
Exhibit I	Form of Ashland General Assignment and Assumption Agreement
Exhibit J-1	Form of Ashland Intellectual Property License Agreement
Exhibit J-2	Form of Ashland Trademark License Agreement
Exhibit K	Forms of Ashland Lease Agreements
Exhibit L	Forms of Ashland Designated Sublease Agreements
Exhibit M	Forms of Ashland Other Sublease Agreements
Exhibit N	Form of Joint Defense Agreement
Exhibit O	Form of Valvoline Lube Oil Supply Agreement
Exhibit P	Form of Ashland Chemical Product Sale Agreement
Exhibit Q	Form of Ashland Joint Services Agreement
Exhibit R	Form of Crude Oil and NGL Supply Agreement
Exhibit S	Form of Ashland Supplier Cooperation Agreement
Exhibit T	Form of Indemnity Agreement
Exhibit U	Form of Shared Services Agreement
Exhibit V	Form of Revolving Credit Agreement
Exhibit W	Form of Addendum and Joinder

ASSET TRANSFER AND CONTRIBUTION AGREEMENT

This ASSET TRANSFER AND CONTRIBUTION AGREEMENT (this “Agreement”) dated as of December 12, 1997 is made by and among MARATHON OIL COMPANY, an Ohio corporation (“Marathon”), ASHLAND INC., a Kentucky corporation (“Ashland”), and, upon its execution of the Addendum and Joinder to the Asset Transfer and Contribution Agreement, MARATHON ASHLAND PETROLEUM LLC, a Delaware limited liability company (the “Company”).

W I T N E S S E T H:

WHEREAS, on the date hereof, Marathon and Ashland are executing and delivering the Master Formation Agreement relating to, among other things, the formation of the Company;

WHEREAS, on the date hereof, USX, Marathon and Ashland are executing and delivering the Parent Agreement; and

WHEREAS, the Company has been formed for the purpose of acquiring certain petroleum supply, refining, marketing and transportation businesses of Marathon and Ashland;

NOW, THEREFORE, in consideration of the premises and the mutual covenants of Marathon, Ashland and the Company, and upon the terms and subject to the conditions hereinafter set forth, Marathon, Ashland and the Company, intending to be legally bound, agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Defined Terms. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings set forth in Appendix A.

ARTICLE II

TRANSFER OF ASSETS BY MARATHON AND

ASSUMPTION OF MARATHON LIABILITIES

Section 2.1 Transfer of Assets. Effective on and as of the Closing, upon the terms and subject to the conditions set forth herein and in consideration of the representations, warranties and agreements of Ashland and the Company contained herein and in the other Transaction Documents, the assumption of the Marathon Assumed Liabilities by the Company, the payment, transfer and delivery by the Company to Marathon of the consideration set forth in Article IV, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Marathon agrees to contribute, convey, transfer, assign and deliver to the Company or a subsidiary of the Company, and to cause each of the Marathon Transferring Entities to contribute, convey, transfer, assign and deliver to the Company or a subsidiary of the Company, in each case, either directly or indirectly through the Marathon Subsidiaries, and the Company agrees, and shall cause its subsidiaries to agree, to unconditionally and absolutely accept and assume from Marathon and its Affiliates, including the Marathon Transferring Entities, all right, title and interest of Marathon and its Affiliates, including the Marathon Transferring Entities, in, to and under all tangible assets, intangible assets, Contracts, Permits and other rights, wherever located, which are used or held for use primarily in or related primarily to the operation or conduct of Marathon’s Business (other than the Marathon Excluded Assets, which shall be retained by Marathon and its Affiliates), whether or not any of such assets has any value for accounting purposes or otherwise, as the same shall exist as of the Closing Date (the “Marathon Transferred Assets”), free and clear of all Liens, other than the Permitted Encumbrances. Without limiting the foregoing, except to the extent provided in the last sentence of this Section 2.1 and in Section 2.2, the Marathon Transferred Assets shall include the following:

(a) Refineries. The refineries (including onsite terminals) identified on Schedule 2.1(a) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter (the “Marathon Refineries”), including all Marathon Real Property Owned, Marathon Real Property Leased, Marathon Personal Property Owned and Marathon Personal Property Leased which constitutes, or is used or held for use primarily in or related primarily to the operation or conduct of the foregoing, and any additions, improvements, replacements and alterations thereto made as permitted by the terms of this Agreement and the Master Formation Agreement between the date of this Agreement and the Closing Date.

(b) Terminals. The crude oil or product terminals located offsite from the Marathon Refineries and identified on Schedule 2.1(b) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter (the “Marathon Terminals”), including all Marathon Real Property Owned, Marathon Real Property Leased, Marathon Personal Property Owned and Marathon Personal Property Leased which constitutes, or is used or held for use primarily in or related primarily to the operation or conduct of the foregoing, and any additions, improvements, replacements and alterations thereto made as permitted by the terms of this Agreement and the Master Formation Agreement between the date of this Agreement and the Closing Date.

(c) Pipelines. The refined products, crude oil and other feedstock pipelines identified on Schedule 2.1(c) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter (the “Marathon Pipelines”), including all Marathon Real Property Owned, Marathon Real Property Leased, Marathon Personal Property Owned and Marathon Personal Property Leased which constitutes, or is used or held for use primarily in or related primarily to the operation or conduct of the foregoing, and any additions, improvements, replacements and alterations thereto made as permitted by the terms of this Agreement and the Master Formation Agreement between the date of this Agreement and the Closing Date.

(d) Service Stations. The retail gasoline service stations and other retail outlets identified on Schedule 2.1(d) to the Marathon Asset Transfer and Contribution Agreement

Disclosure Letter (the “Marathon Service Stations”), including all Marathon Real Property Owned, Marathon Real Property Leased, Marathon Personal Property Owned and Marathon Personal Property Leased which constitutes, or is used or held for use primarily in or related primarily to the operation or conduct of the foregoing, and any additions, improvements, replacements and alterations thereto made as permitted by the terms of this Agreement and the Master Formation Agreement between the date of this Agreement and the Closing Date.

(e) Real Property Owned. All real property identified on Schedule 2.1(e) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter, together with (i) all rights, privileges, easements, rights of way, licenses, hereditaments, servitudes, use rights and other appurtenances relating thereto; (ii) all right, title and interest in and to any land lying in the bed of any street, road or highway, existing or proposed, in front of or adjoining any of such real property, any award made or to be made with respect to any of such real property by reason of change of grade or the closing of any street, road or highway and all strips and gores of real property abutting or adjoining any of such real property; and (iii) all buildings, structures, improvements, paved parking areas, fixtures and all other appurtenances thereto located on such real property (the “Marathon Real Property Owned”), and any additions, improvements, replacements and alterations thereto made as permitted by the terms of this Agreement and the Master Formation Agreement between the date of this Agreement and the Closing Date.

(f) Real Property Leases. All leases under which Marathon or a Marathon Transferring Entity is the lessee (the “Marathon Real Property Leases”) of real property identified on Schedule 2.1(f) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter (the “Marathon Real Property Leased”), together with all rights under leases of real property renewed or made as permitted by the terms of this Agreement and the Master Formation Agreement between the date of this Agreement and the Closing Date, including those leases to be entered into on the Closing Date that are identified on Schedule 2.1(f) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter.

(g) Leases of Real Property to Third Parties. All leases (“Marathon Asset Leases”) under which Marathon or a Marathon Transferring Entity is the lessor of any Marathon Refinery, Marathon Terminal, Marathon Pipeline or Marathon Service Station identified on Schedule 2.1(g) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter.

(h) Other Real Property Rights. All additional real property rights, privileges, easements, rights of way, licenses, hereditaments, servitudes, use rights and appurtenances relating thereto identified on Schedule 2.1(h) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter (the “Marathon Other Real Property Rights”), and any other real property rights, privileges, easements, rights of way, licenses, hereditaments, servitudes, use rights and appurtenances relating thereto to the extent arising in connection with Marathon’s Business prior to the Closing Date.

(i) Personal Property Owned. Except as set forth in Schedule 2.2(i) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter, all Personal Property and interests in Personal Property owned by Marathon and its Affiliates and used or held for use primarily in or related primarily to the operation or conduct of Marathon’s Business (“Marathon Personal Property Owned”), and any additions, improvements, replacements and alterations thereto made as permitted by the terms of this Agreement and the Master Formation Agreement between the date of this Agreement and the Closing Date.

(j) Personal Property Leased. All leases of Personal Property entered into by Marathon and its Affiliates (as lessees), including master leases pertaining to vehicles, vessels, barges and railcars, which in any case are not fully performed as of the Closing Date, but only to the extent that the underlying Personal Property is used or held for use primarily in or related primarily to the operation or conduct of Marathon’s Business, including the leases for the use of Personal Property identified on Schedule 2.1(j) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter (the “Marathon Personal Property Leases”), and any additions, improvements, replacements and alterations thereto made as permitted by the terms of this Agreement and the Master Formation Agreement between the date of this Agreement and the Closing Date.

(k) Inventory. All raw materials, catalysts (spent and new), work-in-process, finished goods, purchased goods, merchandise held for resale, materials and supplies, including crude oil, refined petroleum products, in transit inventories, blending stocks, line fill, spare parts and stores that are used or held for use primarily in or related primarily to the operation or conduct of Marathon’s Business.

(l) Certain Other Assets.

(i) Other Current Assets. All assets to the extent related to Marathon’s Business which would normally be classified as “Other Current Assets” in accordance with GAAP applied on a consistent basis with the Marathon September 30, 1997 Balance Sheet.

(ii) Other Noncurrent Assets. All assets to the extent related to Marathon’s Business which would normally be classified as “Other Non-Current Assets” in accordance with GAAP applied on a consistent basis with the Marathon September 30, 1997 Balance Sheet.

(m) Accounts Receivable and Cash.

(i) All trade accounts receivable, notes receivable, bid or performance deposits, employee advances and other miscellaneous receivables to the extent arising from the operation or conduct of Marathon’s Business, including all accounts receivable related to Marathon’s Business sold under Marathon’s Receivable Sales Program, which shall be repurchased by Marathon prior to Closing and contributed to the Company or one of its subsidiaries, and accounts receivable balances for business transactions between Marathon’s Business and Marathon and/or its Affiliates (it being understood that such accounts receivable balances will continue after the Closing Date with commercial payment terms).

(ii) All Incidental Cash to the extent arising from the operation or conduct of Marathon’s Business.

(iii) At the time such checks and drafts are presented for payment, cash in the amount of the outstanding checks and drafts as of the Closing Date to the extent arising from the operation or conduct of Marathon’s Business which are issued from disbursement accounts which will be transferred to the Company or any of its subsidiaries on the Closing Date.

(n) Subsidiaries and Investments. All shares of stock, membership interests, partnership interests and other indicia of ownership, if any, of those subsidiaries, Affiliates and investments of Marathon engaged in Marathon’s Business that are identified on Schedule 2.1(n) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter.

(o) Contracts. To the extent such rights exist on or accrue after the Closing Date, all (i) Contracts for the sale or purchase of goods or services, or both, entered into by Marathon or any of its Affiliates, and portions of Contracts for the sale or purchase of goods or services, or both, which in any case are not fully performed as of the Closing Date, but only to the extent that such goods or services are used or held for use primarily in or relate primarily to Marathon’s Business; (ii) Contracts relating to any Marathon Transferred Employee, but only in respect of duties and rights which relate primarily to the operation or conduct of Marathon’s Business; (iii) Contracts between Marathon or any of its Affiliates and a third party imposing confidentiality obligations on either or both of Marathon or such Affiliates and such third party with respect to any of the Marathon Transferred Assets; and (iv) other Contracts of Marathon or any of its Affiliates relating primarily to the operation or conduct of Marathon’s Business (collectively, the “Marathon Contracts”), including the Marathon Material Contracts.

(p) Permits. To the extent transferable, all Permits that are used or held for use primarily in or related primarily to or are necessary for the operation or conduct of Marathon’s Business or the Marathon Transferred Assets, including those listed on Schedule 5.3 to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter (“Marathon Permits”), together with any Marathon Permits acquired as permitted by the terms of this Agreement and the Master Formation Agreement between the date of this Agreement and the Closing Date.

(q) Claims Against Third Parties. All rights, Claims, credits, causes of action or rights of set-off against third parties to the extent related to the operation or conduct of Marathon’s Business, whether liquidated or unliquidated, fixed or contingent, including rights of indemnification, hold harmless agreements, covenants not to prosecute and other agreements, including those Claims against third parties identified on Schedule 2.1(q) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter, together with any such rights, Claims, credits, causes of action or rights of set-off arising between the date of this Agreement and the Closing Date.

(r) Warranties. All rights under all covenants and warranties to the extent related to the Marathon Transferred Assets or the operation or conduct of Marathon’s Business, express or implied (including title warranties and manufacturers’, suppliers’ and contractors’ warranties), that have heretofore been made by Marathon’s predecessors in title or any third party manufacturers, suppliers, contractors, engineers and other third parties in connection with products or services purchased by or furnished for use in connection with Marathon’s Business.

(s) Records. All sales and business records, files, product specifications, drawings and correspondence; engineering, manufacturing, maintenance, operating and production records; personnel records of Marathon Transferred Employees, including medical records of each Marathon Transferred Employee to the extent such Marathon Transferred Employee has consented in writing to such assignment or otherwise as permitted by Applicable Law; customer lists; sales and marketing material; credit records of customers; pilot plant and manufacturing notebooks and log books; marketing or other studies; and all other books and records (other than accounting and Tax records and all records relating primarily to Marathon Excluded Assets or Marathon Excluded Liabilities), and in each case which are used or held for use primarily in or are related primarily to the operation or conduct of Marathon’s Business, and copies of any of the same maintained at any facility of Marathon or any of its Affiliates; excluding, however, (i) all Marathon Records prepared in connection with or related to the negotiation of the transactions contemplated by this Agreement and the other Transaction Documents and (ii) any of the foregoing that are the subject of binding confidentiality agreements with non-Affiliates of Marathon restricting their conveyance or disclosure to the Company; provided, however, that Marathon shall use its commercially reasonable best efforts to obtain the right from such non-Affiliates either to disclose such records to the Company or to transfer such confidentiality agreements to the Company (the “Marathon Records”).

(t) Intellectual Property. All right, title and interest in (i) all Intellectual Property that is used or held for use primarily in or related primarily to or necessary for the operation or conduct of Marathon’s Business, including those items identified on Schedule 2.1(t) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter, including all Claims for infringement and all proprietary rights associated therewith; and (ii) to the extent used or held for use primarily in or related primarily to or necessary for the operation or conduct of Marathon’s Business, all Contracts granting any right, title, license or privilege under the Intellectual Property rights of any third party, including, without limitation, those Contracts listed on Schedule 2.1(t) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter; and (iii) all employee covenants and agreements respecting intellectual property, and all other types of intellectual property used or held for use primarily in or related primarily to or necessary for the operation or conduct of Marathon’s Business and identified on Schedule 2.1(t) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter.

(u) Information Technology. The process control software and computer applications software, owned or licensed, whether for general business usage (e.g., accounting, word processing, graphics and spreadsheet analysis) or specific, unique-to-the-business usage (e.g., order processing, manufacturing, process control and shipping), used in Marathon’s Business, the computer operating, security or programming software, owned or licensed, used in

Marathon’s Business and the computer hardware, owned or leased, used in Marathon’s Business, including in each case the related Contracts, in each case only to the extent identified on Schedule 2.1(u) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter.

(v) Employee Benefit Plans. All rights of Marathon and its Affiliates in respect of the Petroleum Marketing Retirement Plan, the Emro Marketing Company Retirement Savings Plan, the Emro Marketing retiree medical and life plans, Marathon’s multiemployer pension, medical and life insurance obligations with respect to collectively bargained employees of Marathon’s Business at the Marathon Refinery and Terminal located in Detroit, Michigan and its Louisville, Kentucky asphalt terminal and elsewhere pursuant to collective bargaining agreements between Marathon and the Teamsters, and the other pension funds, welfare funds, or other segregated funds of Marathon or its Affiliates for the benefit of Marathon Transferred Employees identified on Schedule 2.1(v) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter, including any trust or funding vehicle therefor.

(w) Goodwill. All goodwill and going concern value incident to Marathon’s Business.

(x) Taxes. Claims for refunds of Taxes and other governmental charges that are the Liability of the Company or its subsidiaries under this Agreement and any other assets related to Taxes other than Taxes that remain the Liability of Marathon or its Affiliates under this Agreement, including the Marathon Excluded Taxes.

(y) Other Assets. Except as provided in Section 2.2, all other assets used or held for use primarily in or related primarily to the operation or conduct of Marathon’s Business.

In addition, Marathon and the Marathon Transferring Entities will lease, sublease or license certain assets to the Company and its subsidiaries pursuant to the Marathon Intellectual Property License Agreement, the Marathon Trademark License Agreement, the Marathon Lease Agreements and the Marathon Sublease Agreements.

Section 2.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the following assets (the “Marathon Excluded Assets”) are excluded from the Marathon Transferred Assets and shall be retained by Marathon and its Affiliates:

(a) Excluded Real Estate. Real property no longer active or employed in Marathon’s Business, including retail sites undergoing remediation which are not intended for future use and are identified on Schedule 2.2(a) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter, bulk plants, surplus properties, closed facilities, Marathon’s idled Pecos carbon dioxide pipeline and shut down refineries operating as a terminal to the extent not included in Marathon Shut-Down Refinery Assets and identified on Schedule 2.2(a) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter, but excluding (i) real estate upon which Marathon plans to build a retail site and (ii) inactive pipelines and inactive pipeline rights of way.

(b) Excluded Pipeline Assets. The liquid pipeline assets and the shares of stock, membership interests, partnership interests and other indicia of ownership, if any, of those subsidiaries, Affiliates and investments of Marathon and its Affiliates owning liquid pipeline assets, in each case identified on Schedule 2.2(b) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter.

(c) Natural Gas Marketing and Transportation Organization. All right, title and interest of Marathon and its Affiliates in the assets used or held for use primarily in or related primarily to Marathon’s Natural Gas Marketing and Transportation Organization operations.

(d) Assets Being Leased or Licensed to the Company. All assets being leased, subleased or licensed to the Company or one of its subsidiaries by Marathon or any of its Affiliates pursuant to a Marathon Lease Agreement or a Marathon Sublease Agreement and all Marathon Proprietary Rights being made available to the Company or its subsidiaries pursuant to the Marathon Intellectual Property License Agreement and the Marathon Trademark License Agreement, including the assets identified on Schedule 2.2(d) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter.

(e) Insurance Policies. All insurance policies and contracts (including those issued by captive insurance companies) maintained by Marathon or its Affiliates with respect to Marathon’s Business or the Marathon Transferred Assets and all rights, Claims and causes of action under such insurance policies and contracts.

(f) Captive Insurance Companies. The shares of stock of Marathon in the captive insurance companies identified on Schedule 2.2(f) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter.

(g) Excluded Claims. All rights, Claims, credits, causes of action or rights of set-off against insurance carriers and all rights, Claims, credits, causes of action or rights of set-off against other third parties (including all such rights, Claims, credits, causes of action or rights of set- off that constitute accounts receivable) (i) to the extent not related to the operation or conduct of Marathon’s Business, (ii) to the extent related to the other Marathon Excluded Assets or the Marathon Excluded Liabilities or (iii) to the extent such rights, Claims, credits, causes of action or rights of set-off are for Losses or damages and Marathon has expended funds or incurred costs to mitigate, or otherwise suffered monetary Losses as a result of, such Losses or damages. To the extent Marathon, in its sole judgment, chooses to pursue a Claim excluded pursuant to this Section 2.2(g), the Company shall reasonably cooperate and provide reasonable assistance (including, without limitation, reasonable access to and use of the Company’s employees and books and records) to Marathon. Marathon shall be required to reimburse the Company only for the out-of-pocket costs incurred by the Company in providing such assistance.

(h) Remediation Cost Reimbursement Claims. All current or future rights, Claims, credits, causes of action or rights of set-off against any Governmental Authority or receivables for environmental reimbursements to the extent such rights, Claims, credits, causes of action or rights of set-off or receivables are for Losses or damages relating to funds expended or to be expended or costs incurred or to be incurred by Marathon or its Affiliates to remediate underground storage tanks used in or held for use primarily in or related primarily to the operation or conduct of Marathon’s Business, including underground storage tanks at which there is Marathon Designated UST Environmental Contamination.

(i) Taxes. Claims for refunds of Taxes and other governmental charges that remain the Liability of Marathon or its Affiliates under this Agreement and any other assets related to Taxes that remain the Liability of Marathon or its Affiliates under this Agreement, including the Marathon Excluded Taxes.

(j) Excluded Warranties. All rights under all covenants and warranties (i) to the extent not related to the operation or conduct of Marathon’s Business, (ii) to the extent related to the other Marathon Excluded Assets or the Marathon Excluded Liabilities or (iii) to the extent such rights are for Losses or damages and Marathon has expended funds or incurred costs to mitigate, or otherwise suffered monetary Losses as a result of, such Losses or damages.

(k) Corporate Records. The corporate seal, corporate minute books and stock books or other records having to do with the corporate organization of Marathon and its Affiliates, except for the Marathon Subsidiaries.

(l) Excluded Intellectual Property. The Intellectual Property used or held for use in or related to Marathon’s Business that is identified on Schedule 2.2(l) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter.

(m) Excluded Information Technology. Except to the extent identified on Schedule 2.1(u) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter as a Marathon Transferred Asset, all process control software and computer applications software, owned or licensed, whether for general business usage (e.g., accounting, word processing, graphics and spreadsheet analysis) or specific, unique-to-the-business usage (e.g., order processing, manufacturing, process control and shipping), used in Marathon’s Business, all computer operating, security or programming software, owned or licensed, used in Marathon’s Business, and all computer hardware, owned or leased, used in Marathon’s Business, including in each case the related Contracts.

(n) Employee Benefit Plans. Assets constituting any pension funds, welfare funds, or other segregated funds of Marathon or its Affiliates for the benefit of Marathon Transferred Employees, including the Retirement Plan of Marathon Oil Company, any other tax-qualified employee benefit plans and retiree medical and life insurance plans and the assets of any other pension, thrift and 401(k) plan, and any claims for insurance or any other trust or funding vehicle for Marathon Benefit Plans, except as set forth on Schedule 2.1(v) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter.

(o) Specific Marathon Excluded Assets. The assets identified on Schedule 2.2(o) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter.

(p) Cash. Cash equivalents and cash other than as provided in Section 2.1(m).

(q) Receivables to Offset Marathon Equity Crude Payables. An amount of wholesale market receivables with a value equal to the value of Marathon Equity Crude Payables.

(r) Other Excluded Assets. Except as otherwise provided herein, (i) all assets of Marathon not used or held for use primarily in, or related primarily to, the operation or conduct of Marathon’s Business and (ii) all receivables, deposits and advances due from Marathon and/or its Affiliates not arising from business transactions that will continue between Marathon and/or its Affiliates and the Company after the Closing.

Section 2.3 Assumed Liabilities. Effective as of the Closing Date, in consideration of the representations, warranties and covenants of Marathon contained herein, the contribution, conveyance, transfer, assignment and delivery of the Marathon Transferred Assets and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company unconditionally and absolutely accepts and assumes from Marathon and the Marathon Transferring Entities, and unconditionally and absolutely agrees to pay, perform, discharge and satisfy, as and when due, all Liabilities of Marathon and the Marathon Transferring Entities, to the extent related to the operation or conduct of Marathon’s Business (the “Marathon Assumed Liabilities”), but excluding the Marathon Excluded Liabilities, which shall be retained by Marathon and its Affiliates. Without limiting the foregoing, except to the extent provided in Section 2.4, the Marathon Assumed Liabilities shall include the following:

(a) Accounts Payable and Outstanding Checks and Drafts. All accounts payable and other accrued Liabilities as of the Closing Date to the extent related to the operation or conduct of Marathon’s Business, excluding Marathon Equity Crude Payables, but including other payables for business transactions between Marathon’s Business and Marathon and/or its Affiliates (it being understood that such payables will continue after the Closing Date with commercial payment terms) and all Liabilities related to the outstanding checks and drafts referred to in Section 2.1(m)(iii).

(b) Assumed Liabilities Related to Marathon Contracts. All Liabilities of Marathon and the Marathon Transferring Entities existing at the Closing Date or required to be performed or discharged on or after the Closing Date relating to, arising out of, or incurred in connection with, the Marathon Contracts, the Marathon Real Property Leases and the Marathon Personal Property Leases and the underlying leases of property subleased to the Company or its subsidiaries pursuant to the Marathon Other Sublease Agreement.

(c) Unions. All collective bargaining obligations of Marathon related to Marathon’s Business.

(d) Assumed Indebtedness. Subject to Section 7.1(i), all Indebtedness of Marathon and the Marathon Transferring Entities identified on Schedule 2.3(d) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter.

(e) Assumed Litigation. Except as set forth in Section 2.4 or Article IX, any Liability for any Claim to the extent related to the Marathon Transferred Assets or the operation or conduct of Marathon’s Business to the extent arising out of acts or omissions occurring prior to or on or after the Closing Date.

(f) Assumed Environmental Obligations. Except as set forth in Article IX, any Environmental Loss to the extent related to the Marathon Transferred Assets or the operation or conduct of Marathon’s Business and in each case arising out of facts or circumstances existing, or acts or omissions occurring, prior to or on or after the Closing Date.

(g) Assumed Liabilities Related to Employee Benefits. The Liabilities related to benefits for Marathon Transferred Employees described on Schedule 2.3(g) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter.

(h) Other Assumed Liabilities. The Liabilities described on Schedule 2.3(h) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter.

(i) Assumed Taxes. All Taxes which are attributable to (i) the ownership, use or operation of the Marathon Transferred Assets or (ii) the operation or conduct of Marathon’s Business, but excluding any such Taxes (“Marathon Excluded Taxes”) (x) the payment of which was due prior to Closing, (y) with respect to the contribution of the Marathon Transferred Assets to the Company or (z) imposed on Marathon or its Affiliates or any predecessors in interest of Marathon or its Affiliates, rather than on the owner or user of the Marathon Transferred Assets, for any period before, on or after the Closing, including (A) all Taxes with respect to, or measured by, net or gross income, profits, receipts or capital, (B) franchise Taxes, (C) windfall profits Taxes, (D) capital stock Taxes, (E) the Michigan single business Tax, (F) alternative or add-on Taxes, (G) minimum Taxes, (H) Transfer Taxes and (I) any similar-type Taxes.

(j) Assumed Payroll. All Liabilities for (i) accrued compensation and benefits (excluding any incentive compensation with respect to periods prior to Closing), (ii) payroll deductions, (iii) accrued payroll Taxes, (iv) accrued vacation and (v) liability for post-retirement benefits other than pensions as described in Statement of Financial Accounting Standards No. 106 to employees actively employed at Closing and designated to provide services to the Company and its subsidiaries within the following groups (A) Loaned Employees from Marathon, (B) Speedway SuperAmerica LLC employees, (C) Speedway Beverage LLC employees, (D) Marathon Ashland Pipe Line LLC employees, (E) Mannheim Terminal and Warehousing Service Company employees and (F) employees that are members of Teamsters Local 283 at the Detroit Refinery, Local 283 at the Detroit Terminal and Local 89 at the Louisville Terminal. The parties agree that the Company’s accounting treatment for (i) accrued obligations for employees in groups (B), (C), (D), (E) and (F) shall be based upon amounts shown in separate accounts in Marathon’s books of account at Closing and (ii) accrued compensation and benefits, payroll deductions and accrued payroll Taxes for Loaned Employees from Marathon shall be equal to the gross accrued pay at Closing plus an amount equal to such gross accrued pay times a rate of 19.5%, which approximates Marathon’s composite regular burden rate less adjustment for pension, other post employment benefits and retiree medical and life.

(k) Included Loaned Employee Claims. (i) Any Liabilities to the extent arising out of acts or omissions occurring on or after the Closing Date with respect to any employee benefit plans, practices or programs maintained or contributed to by Marathon or its Affiliates for the benefit of the Loaned Employees from Marathon (or their respective beneficiaries) wherever located, (ii) accrued workers’ compensation premiums to the extent related to Loaned Employees from Marathon for periods on or after the Closing Date, and (iii) all other Liabilities of Marathon to Loaned Employees from Marathon (or their respective beneficiaries) wherever located, arising out of acts or omissions occurring on or after the Closing Date, including Liabilities with respect to Claims for workers’ compensation, wrongful discharge and discrimination to the extent related to the operation or conduct of the Company’s Business after Closing.

Section 2.4 Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, the following Liabilities (the “Marathon Excluded Liabilities”) are excluded from the Marathon Assumed Liabilities and shall be retained by Marathon and its Affiliates, and the Company shall not assume or become responsible for, and Marathon and its Affiliates shall remain liable to pay, perform and discharge, any and all such Marathon Excluded Liabilities:

(a) Excluded Indebtedness. All Indebtedness of Marathon and its Affiliates that is not identified on Schedule 2.3(d) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter.

(b) Excluded Taxes. All Taxes that remain the Liability of Marathon or its Affiliates under this Agreement, including the Marathon Excluded Taxes.

(c) Excluded Royalty Claims. All Liabilities related to the Marathon Transferred Assets or the operation or conduct of Marathon’s Business for any Claim for underpayment of oil and gas royalties to royalty owners or lessors (whether such Claim alleges breach of contract, commission of a tort, conspiracy or violation of a statute and including all so-called “posted price litigation”) to the extent arising out of acts or omissions occurring prior to the Closing Date, including the Liabilities identified on Schedule 2.4(c) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter.

(d) Excluded Employee Claims. Except as described on Schedule 2.3(g) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter, (i) any Liabilities to the extent arising out of acts or omissions occurring prior to the Closing Date with respect to any employee benefit plans, practices or programs maintained or contributed to by Marathon or its Affiliates for the benefit of the employees of Marathon (or their respective beneficiaries) wherever located, including the Marathon Transferred Employees, (ii) accrued workers’ compensation premiums for periods prior to the Closing Date and (iii) all other Liabilities of Marathon (other than the Liabilities described in Section 2.3(j)) to employees of Marathon (or their respective beneficiaries) wherever located, including the Marathon Transferred Employees, arising out of acts or omissions occurring prior to the Closing Date, including Liabilities with respect to Claims for workers’ compensation, wrongful discharge and discrimination to the extent related to the operation or conduct of Marathon’s Business prior to Closing.

(e) Marathon Excluded Assets. All Liabilities relating primarily to (i) the Marathon Excluded Assets, (ii) assets related to Marathon’s Business that were disposed of by Marathon or any of its subsidiaries or predecessors prior to Closing or (iii) Marathon’s operations that are not, or have not been, part of Marathon’s Business prior to Closing.

(f) Other Excluded Liabilities. The Liabilities identified on Schedule 2.4(f) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter and the Liabilities of Marathon and the Marathon Transferring Entities under the underlying leases of property subleased to the Company pursuant to the Marathon Designated Sublease Agreements.

(g) Excluded Marathon Current Liabilities. All Marathon Equity Crude Payables and, without limiting Section 2.3 (e), reserves for litigation, turnarounds and environmental matters.

(h) Excluded Intercompany Liabilities. All payables and other Liabilities owing to Marathon and/or its Affiliates not arising from business transactions that will continue between Marathon and/or its Affiliates and the Company after the Closing.

(i) Excluded Employee Compensation. Any incentive compensation with respect to periods prior to Closing.

(j) Excluded Outstanding Checks and Drafts. The amount of the outstanding checks and drafts as of the Closing Date to the extent arising from the operation or conduct of Marathon’s Business which are issued from disbursement accounts which will not be transferred to the Company or any of its subsidiaries on the Closing Date.

Section 2.5 Instruments of Conveyance and Assumption. Subject to Section 2.6(a), from time to time, Marathon and its Affiliates shall execute and deliver, and record (when appropriate), any and all instruments or other documents of transfer, conveyance and assignment, and take such other action as the Company may reasonably request, as may be necessary or advisable to effect or evidence the transfers of the Marathon Transferred Assets, as and to the extent contemplated hereby. From time to time, the Company will execute and deliver, and record (when appropriate), any and all instruments or other documents of assumption and acceptance, and take such other action as Marathon may reasonably request, as may be necessary or advisable to effect the assumption of the Marathon Assumed Liabilities, as and to the extent contemplated hereby. In the event that any Marathon Excluded Assets or Marathon Excluded Liabilities are inadvertently transferred to the Company or one of its subsidiaries, (i) Marathon and its Affiliates and the Company and its Affiliates shall execute and deliver, and record (when appropriate), any and all instruments or other documents of transfer, conveyance and assignment, and take such other action as Marathon, Ashland or the Company may reasonably request, as may be necessary or advisable to effect or evidence the transfer of the Marathon Excluded Assets to Marathon or its Affiliates, as and to the extent contemplated hereby, and (ii) the Company and Marathon will execute and deliver, and record (when appropriate), any and all instruments or other documents of assumption and acceptance, and take such other action as Marathon, Ashland or the Company may reasonably request, as may be necessary or advisable to effect the assumption of the

Marathon Excluded Liabilities by Marathon or its Affiliates, as and to the extent contemplated hereby.

Section 2.6 Effect of Consents to Transfer Not Obtained.

(a) Restrictions. If there are prohibitions against, or conditions to, the conveyance of any of the Marathon Transferred Assets or the assumption of any of the Marathon Assumed Liabilities without the prior written consent of third parties, including Governmental Authorities whose consent is needed for Marathon Permits to be issued to the Company or modified, which if not satisfied would result in a breach of such prohibitions or conditions or would give an outside party the right to terminate or limit any right of the Company with respect to any Marathon Transferred Asset or Marathon Assumed Liability (herein called a “Marathon Restriction”), then any provision contained in this Agreement to the contrary notwithstanding, the transfer of title to, or interest in, such Marathon Transferred Asset (herein called the “Marathon Restricted Asset”) or the assumption of such Marathon Assumed Liability (herein called the “Marathon Restricted Liability”) pursuant to this Agreement shall not become effective unless and until such Marathon Restriction is satisfied, waived or no longer applies. When and if such a Marathon Restriction is so satisfied, waived or no longer applies, to the extent permitted by Applicable Law and any applicable contractual provisions, the assignment of the Marathon Restricted Asset or the assumption of the Marathon Restricted Liability, as the case may be, subject thereto shall become effective automatically as of the Closing Date, without further action on the part of Marathon or the Company and without payment of further consideration. Each of Marathon and the Company agrees to use its commercially reasonable best efforts to obtain satisfaction of any Marathon Restriction on a timely basis post-Closing; provided, however, that Marathon shall not be obligated to pay more than a reasonable amount as consideration therefor to, or make more than a reasonable financial accommodation in favor of (considering in each case the importance of the asset or Contract and other alternatives available to the Company), or commence litigation against, the third party from whom such consent is requested. To the extent that any Marathon Restricted Asset exists, Marathon agrees to use its commercially reasonable best efforts (without infringing upon the legal rights of such third party or outside party or violating any Applicable Law) to provide the Company with the equivalent asset or benefits thereof, or to contribute to the Company equivalent economic value, at no additional cost to the Company (other than the assumption of any related Marathon Restricted Liability), effective as of the Closing Date. To the extent a Marathon Restricted Liability exists, the Company agrees (without infringing upon the legal rights of such third party or outside party or violating any Applicable Law) to bear the economic burden thereof, or to contribute to Marathon equivalent economic value, at no additional cost to Marathon, effective as of the Closing Date. If a Marathon Restricted Asset consists of a Contract, Marathon agrees (without infringing upon the legal rights of such third party or outside party or violating any Applicable Law) to exercise its rights under such Contract at the direction and/or for the benefit of the Company.

(b) Joint Contracts. With respect to any Contracts relating in part to Marathon’s Business and in part to other businesses of Marathon and/or its Affiliates (and regardless of whether they relate “primarily” to Marathon’s Business) (“Marathon Joint Contracts”) that Marathon and/or its Affiliates is unable to modify prior to the Closing Date without materially affecting the economic value to the Company so that the portion thereof pertaining to Marathon’s Business was segregated, Marathon and/or its Affiliates, if permitted by the terms of such Marathon Joint Contracts, shall continue such Marathon Joint Contracts in effect until their stated expiration without regard to any available renewal options. Each of Marathon and/or its Affiliates and the Company shall perform its respective obligations under such Marathon Joint Contracts so as to not create a default thereunder. Neither Marathon and/or its Affiliates nor the Company will be obligated to extend credit to the other party. Marathon and the Company will each indemnify, defend and hold harmless the other party from the consequences of any default by it (or its Affiliates) under such Marathon Joint Contracts. Marathon and/or its Affiliates and the Company shall cooperate with one another after the Closing Date to obtain separate Contracts for Marathon and/or its Affiliates and the Company on the most advantageous terms to each that may be available.

(c) Joint Permits. Marathon and/or its Affiliates shall continue to be the holder of all Marathon Permits that relate in part to Marathon’s Business and in part to other businesses conducted by Marathon and/or its Affiliates (and regardless of whether such Marathon Permits relate “primarily” to Marathon’s Business) (“Marathon Joint Permits”) for the joint benefit of both the Company and Marathon and its Affiliates. Additionally, Marathon and/or its Affiliates shall continue to be the holder, as nominee and on a provisional basis, of all Marathon Permits as to which Marathon and/or its Affiliates was not able to assign to the Company at Closing because of Marathon’s and/or its Affiliates’ inability to timely obtain required consents. Marathon and/or its Affiliates and the Company shall cooperate to obtain promptly all required consents to effectively permit the assignment of all Marathon Permits that are not Marathon Joint Permits. With respect to Marathon Joint Permits, Marathon and/or its Affiliates and the Company shall cooperate in seeking to obtain separate Marathon Permits for the Company and Marathon and/or its Affiliates if, in Marathon’s reasonable judgment, such efforts have a reasonable probability of success without adverse consequences to Marathon or its Affiliates. Each party shall comply with all terms and conditions of the Marathon Joint Permits pertaining to its respective business and, with respect to Marathon Permits allowing a stipulated amount and/or type of emissions or waste products, the Company shall be allocated its share thereof as provided in Schedule 5.3 to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter or if no such allocation is provided in Schedule 5.3 to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter, based on the historic practice of Marathon and its Affiliates prior to the Closing Date. Marathon and the Company shall indemnify, defend and hold harmless the other party and its Affiliates from and against any violations of any Marathon Joint Permit resulting from the acts or omissions of such party or its Affiliates or resulting from its utilization of more than its respective allocated share of emissions or waste products permitted under such Marathon Joint Permit. The parties shall cooperate in seeking any amendment to any Marathon Joint Permit requested by either party provided the other party will not be adversely affected thereby. The requesting party shall bear all reasonable costs incurred by it and the other party in such efforts.

ARTICLE III

TRANSFER OF ASSETS BY ASHLAND AND

ASSUMPTION OF ASHLAND LIABILITIES

Section 3.1 Transfer of Assets. Effective on and as of the Closing, upon the terms and subject to the conditions set forth herein and in consideration of the representations, warranties and agreements of Marathon, USX and the Company contained herein and in the other Transaction Documents, the assumption of the Ashland Assumed Liabilities by the Company, the payment, transfer and delivery by the Company to Ashland of the consideration set forth in Article IV, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Ashland agrees to contribute, convey, transfer, assign and deliver to the Company or a subsidiary of the Company, and to cause each of the Ashland Transferring Entities to contribute, convey, transfer, assign and deliver to the Company or a subsidiary of the Company, in each case, either directly or indirectly through the Ashland Subsidiaries, and the Company agrees, and shall cause its subsidiaries to agree, to unconditionally and absolutely accept and assume from Ashland and its Affiliates, including the Ashland Transferring Entities, all right, title and interest of Ashland and its Affiliates, including the Ashland Transferring Entities, in, to and under all tangible assets, intangible assets, Contracts, Permits and other rights, wherever located, which are used or held for use primarily in or related primarily to the operation or conduct of Ashland’s Business (other than the Ashland Excluded Assets, which shall be retained by Ashland and its Affiliates), whether or not any of such assets has any value for accounting purposes or otherwise, as the same shall exist as of the Closing Date (the “Ashland Transferred Assets”), free and clear of all Liens, other than the Permitted Encumbrances. Without limiting the foregoing, except to the extent provided in the last sentence of this Section 3.1 and in Section 3.2, the Ashland Transferred Assets shall include the following:

(a) Refineries. The refineries (including onsite terminals) identified on Schedule 3.1(a) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter (the “Ashland Refineries”), including all Ashland Real Property Owned, Ashland Real Property Leased, Ashland Personal Property Owned and Ashland Personal Property Leased which constitutes, or is used or held for use primarily in or related primarily to the operation or conduct of the foregoing, and any additions, improvements, replacements and alterations thereto made as permitted by the terms of this Agreement and the Master Formation Agreement between the date of this Agreement and the Closing Date.

(b) Terminals. The crude oil or product terminals located offsite from the Ashland Refineries and identified on Schedule 3.1(b) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter (the “Ashland Terminals”), including all Ashland Real Property Owned, Ashland Real Property Leased, Ashland Personal Property Owned and Ashland Personal Property Leased which constitutes, or is used or held for use primarily in or related primarily to the operation or conduct of the foregoing, and any additions, improvements, replacements and alterations thereto made as permitted by the terms of this Agreement and the Master Formation Agreement between the date of this Agreement and the Closing Date.

(c) Pipelines. The refined products, crude oil and other feedstock pipelines identified on Schedule 3.1(c) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter (the “Ashland Pipelines”), including all Ashland Real Property Owned, Ashland Real Property Leased, Ashland Personal Property Owned and Ashland Personal Property Leased

which constitutes, or is used or held for use primarily in or related primarily to the operation or conduct of the foregoing, and any additions, improvements, replacements and alterations thereto made as permitted by the terms of this Agreement and the Master Formation Agreement between the date of this Agreement and the Closing Date.

(d) Service Stations. The retail gasoline service stations and other retail outlets identified on Schedule 3.1(d) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter (the “Ashland Service Stations”), including all Ashland Real Property Owned, Ashland Real Property Leased, Ashland Personal Property Owned and Ashland Personal Property Leased which constitutes, or is used or held for use primarily in or related primarily to the operation or conduct of the foregoing, and any additions, improvements, replacements and alterations thereto made as permitted by the terms of this Agreement and the Master Formation Agreement between the date of this Agreement and the Closing Date.

(e) Real Property Owned. All real property identified on Schedule 3.1(e) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter, together with (i) all rights, privileges, easements, rights of way, licenses, hereditaments, servitudes, use rights and other appurtenances relating thereto; (ii) all right, title and interest in and to any land lying in the bed of any street, road or highway, existing or proposed, in front of or adjoining any of such real property, any award made or to be made with respect to any of such real property by reason of change of grade or the closing of any street, road or highway and all strips and gores of real property abutting or adjoining any of such real property; and (iii) all buildings, structures, improvements, paved parking areas, fixtures and all other appurtenances thereto located on such real property (the “Ashland Real Property Owned”), and any additions, improvements, replacements and alterations thereto made as permitted by the terms of this Agreement and the Master Formation Agreement between the date of this Agreement and the Closing Date.

(f) Real Property Leases. All leases under which Ashland or an Ashland Transferring Entity is the lessee (the “Ashland Real Property Leases”) of real property identified on Schedule 3.1(f) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter (the “Ashland Real Property Leased”), together with all rights under leases of real property renewed or made as permitted by the terms of this Agreement and the Master Formation Agreement between the date of this Agreement and the Closing Date, including those leases to be entered into on the Closing Date that are identified on Schedule 3.1(f) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter.

(g) Leases of Real Property to Third Parties. All leases (“Ashland Asset Leases”) under which Ashland or an Ashland Transferring Entity is the lessor of any Ashland Refinery, Ashland Terminal, Ashland Pipeline or Ashland Service Station identified on Schedule 3.1(g) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter.

(h) Other Real Property Rights. All additional real property rights, privileges, easements, rights of way, licenses, hereditaments, servitudes, use rights and appurtenances relating thereto identified on Schedule 3.1(h) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter (the “Ashland Other Real Property Rights”), and any other real property rights, privileges, easements, rights of way, licenses, hereditaments, servitudes, use rights and appurtenances relating thereto to the extent arising in connection with Ashland’s Business prior to the Closing Date.

(i) Personal Property Owned. Except as set forth in Schedule 3.2(i) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter, all Personal Property and interests in Personal Property owned by Ashland and its Affiliates and used or held for use primarily in or related primarily to the operation or conduct of Ashland’s Business, (“Ashland Personal Property Owned”), and any additions, improvements, replacements and alterations thereto made as permitted by the terms of this Agreement and the Master Formation Agreement between the date of this Agreement and the Closing Date.

(j) Personal Property Leased. All leases of Personal Property entered into by Ashland and its Affiliates (as lessees), including master leases pertaining to vehicles, vessels, barges and railcars, which in any case are not fully performed as of the Closing Date, but only to the extent that the underlying Personal Property is used or held for use primarily in or related primarily to the operation or conduct of Ashland’s Business, including the leases for the use of Personal Property identified on Schedule 3.1(j) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter (the “Ashland Personal Property Leases”), and any additions, improvements, replacements and alterations thereto made as permitted by the terms of this Agreement and the Master Formation Agreement between the date of this Agreement and the Closing Date.

(k) Inventory. All raw materials, catalysts (spent and new), work-in-process, finished goods, purchased goods, merchandise held for resale, materials and supplies, including crude oil, refined petroleum products, in transit inventories, blending stocks, line fill, spare parts and stores that are used or held for use primarily in or related primarily to the operation or conduct of Ashland’s Business.

(l) Certain Other Assets.

(i) Other Current Assets. All assets to the extent related to Ashland’s Business which would normally be classified as “Other Current Assets” in accordance with GAAP applied on a consistent basis with the Ashland 1997 Balance Sheet.

(ii) Other Noncurrent Assets. All assets to the extent related to Ashland’s Business which would normally be classified as “Other Non-Current Assets” in accordance with GAAP applied on a consistent basis with the Ashland 1997 Balance Sheet.

(m) Accounts Receivable and Cash.

(i) All trade accounts receivable, notes receivable, bid or performance deposits, employee advances and other miscellaneous receivables to the extent arising from the operation or conduct of Ashland’s Business, including all accounts receivable balances for business transactions between Ashland’s Business and Ashland and/or its Affiliates (it being understood that such accounts receivable balances will continue after the Closing Date with commercial payment terms).

(ii) All Incidental Cash to the extent arising from the operation or conduct of Ashland’s Business.

(iii) At the time such checks and drafts are presented for payment, cash in the amount of the outstanding checks and drafts as of the Closing Date to the extent arising from the operation or conduct of Ashland’s Business which are issued from disbursement accounts which will be transferred to the Company or any of its subsidiaries on the Closing Date.

(n) Subsidiaries and Investments. All shares of stock, membership interests, partnership interests and other indicia of ownership, if any, of those subsidiaries, Affiliates and investments of Ashland engaged in Ashland’s Business that are identified on Schedule 3.1(n) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter.

(o) Contracts. To the extent such rights exist on or accrue after the Closing Date, all (i) Contracts for the sale or purchase of goods or services, or both, entered into by Ashland or any of its Affiliates, and portions of Contracts for the sale or purchase of goods or services, or both, which in any case are not fully performed as of the Closing Date, but only to the extent that such goods or services are used or held for use primarily in or relate primarily to Ashland’s Business; (ii) Contracts relating to any Ashland Transferred Employee, but only in respect of duties and rights which relate primarily to the operation or conduct of Ashland’s Business; (iii) Contracts between Ashland or any of its Affiliates and a third party imposing confidentiality obligations on either or both of Ashland or such Affiliates and such third party with respect to any of the Ashland Transferred Assets; and (iv) other Contracts of Ashland or any of its Affiliates relating primarily to the operation or conduct of Ashland’s Business (collectively, the “Ashland Contracts”), including the Ashland Material Contracts.

(p) Permits. To the extent transferable, all Permits that are used or held for use primarily in or related primarily to or are necessary for the operation or conduct of Ashland’s Business or the Ashland Transferred Assets, including those listed on Schedule 6.3 to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter (“Ashland Permits”), together with any Ashland Permits acquired as permitted by the terms of this Agreement and the Master Formation Agreement between the date of this Agreement and the Closing Date.

(q) Claims Against Third Parties. All rights, Claims, credits, causes of action or rights of set-off against third parties to the extent related to the operation or conduct of

Ashland’s Business, whether liquidated or unliquidated, fixed or contingent, including rights of indemnification, hold harmless agreements, covenants not to prosecute and other agreements, including those Claims against third parties identified on Schedule 3.1(q) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter, together with any such rights, Claims, credits, causes of action or rights of set-off arising between the date of this Agreement and the Closing Date.

(r) Warranties. All rights under all covenants and warranties to the extent related to the Ashland Transferred Assets or the operation or conduct of Ashland’s Business, express or implied (including title warranties and manufacturers’, suppliers’ and contractors’ warranties), that have heretofore been made by Ashland’s predecessors in title or any third party manufacturers, suppliers, contractors, engineers and other third parties in connection with products or services purchased by or furnished for use in connection with Ashland’s Business.

(s) Records. All sales and business records, files, product specifications, drawings and correspondence; engineering, manufacturing, maintenance, operating and production records; personnel records of Ashland Transferred Employees, including medical records of each Ashland Transferred Employee to the extent such Ashland Transferred Employee has consented in writing to such assignment or otherwise as permitted by Applicable Law; customer lists; sales and marketing material; credit records of customers; pilot plant and manufacturing notebooks and log books; marketing or other studies; and all other books and records (other than accounting and Tax records and all records relating primarily to Ashland Excluded Assets or Ashland Excluded Liabilities), and in each case which are used or held for use primarily in or are related primarily to the operation or conduct of Ashland’s Business, and copies of any of the same maintained at any facility of Ashland or any of its Affiliates; excluding, however, (i) all Ashland Records prepared in connection with or related to the negotiation of the transactions contemplated by this Agreement and the other Transaction Documents and (ii) any of the foregoing that are the subject of binding confidentiality agreements with non-Affiliates of Ashland restricting their conveyance or disclosure to the Company; provided, however, that Ashland shall use its commercially reasonable best efforts to obtain the right from such non-Affiliates either to disclose such records to the Company or to transfer such confidentiality agreements to the Company (the “Ashland Records”).

(t) Intellectual Property. All right, title and interest in (i) all Intellectual Property that is used or held for use primarily in or related primarily to or necessary for the operation or conduct of Ashland’s Business, including those items identified on Schedule 3.1(t) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter, including all Claims for infringement and all proprietary rights associated therewith; and (ii) to the extent used or held for use primarily in or related primarily to or necessary for the operation or conduct of Ashland’s Business, all Contracts granting any right, title, license or privilege under the Intellectual Property rights of any third party, including, without limitation, those Contracts listed on Schedule 3.1(t) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter; and (iii) all employee covenants and agreements respecting intellectual property, and all other types of intellectual property used or held for use primarily in or related primarily to or necessary for the operation or conduct of Ashland’s Business and identified on Schedule 3.1(t) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter.

(u) Information Technology. The process control software and computer applications software, owned or licensed, whether for general business usage (e.g., accounting, word processing, graphics and spreadsheet analysis) or specific, unique-to-the-business usage (e.g., order processing, manufacturing, process control and shipping), used in Ashland’s Business, the computer operating, security or programming software, owned or licensed, used in Ashland’s Business and the computer hardware, owned or leased, used in Ashland’s Business, including in each case the related Contracts, in each case only to the extent identified on Schedule 3.1(u) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter.

(v) Employee Benefit Plans. All rights of Ashland and its Affiliates in respect of the Northwestern Refinery Pension Plan for Hourly Employees, the Retirement Plan of Ashland Inc. (except for the assets attributable to benefits provided for employees, former employees and retirees from the Freedom Union, as determined by Ashland), the retiree medical and life insurance plans for participants in these pension plans, multiemployer medical and life insurance obligations with respect to collectively bargained employees of Ashland’s Business pursuant to collective bargaining agreements and the other pension funds, welfare funds, or other segregated funds of Ashland or its Affiliates for the benefit of Ashland Transferred Employees identified on Schedule 3.1(v) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter, including any trust or funding vehicle therefor.

(w) Goodwill. All goodwill and going concern value incident to Ashland’s Business.

(x) Taxes. Claims for refunds of Taxes and other governmental charges that are the Liability of the Company or its subsidiaries under this Agreement and any other assets related to Taxes other than Taxes that remain the Liability of Ashland or its Affiliates under this Agreement, including the Ashland Excluded Taxes.

(y) Other Assets. Except as provided in Section 3.2, all other assets used or held for use primarily in or related primarily to the operation or conduct of Ashland’s Business.

In addition, Ashland and the Ashland Transferring Entities will lease, sublease or license certain assets to the Company and its subsidiaries pursuant to the Ashland Intellectual Property License Agreement, the Ashland Trademark License Agreement, the Ashland Lease Agreements and the Ashland Sublease Agreements.

Section 3.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the following assets (the “Ashland Excluded Assets”) are excluded from the Ashland Transferred Assets and shall be retained by Ashland and its Affiliates:

(a) Excluded Real Estate. Real property no longer active or employed in Ashland’s Business, including retail sites undergoing remediation which are not intended for future use and are identified on Schedule 3.2(a) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter, bulk plants, surplus properties, closed facilities and shut down refineries operating as a terminal to the extent not included in Ashland Shut-Down Refinery Assets and identified on Schedule 3.2(a) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter, but excluding (i) real estate upon which Ashland plans to build a retail site and (ii) inactive pipelines and inactive pipeline rights of way.

(b) Excluded Pipeline Assets. The liquid pipeline assets and the shares of stock, membership interests, partnership interests and other indicia of ownership, if any, of those subsidiaries, Affiliates and investments of Ashland and its Affiliates owning liquid pipeline assets, in each case identified on Schedule 3.2(b) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter, including the Ashland LOOP/LOCAP Interest.

(c) Petrochemicals, Marketing and Transportation. All right, title and interest of Ashland and its Affiliates in the assets used or held for use primarily in or related primarily to the marketing by Ashland Chemical Company of petrochemicals, excluding the marketing of propylene, cumene, sulphur, magnalime and DNO produced at the Ashland Refineries and the acquisition of coal tar light oil and benzene for the Ashland Refineries.

(d) Assets Being Leased or Licensed to the Company. All assets being leased, subleased or licensed to the Company or one of its subsidiaries by Ashland or any of its Affiliates pursuant to an Ashland Lease Agreement or an Ashland Sublease Agreement and all Ashland Proprietary Rights being made available to the Company or its subsidiaries pursuant to the Ashland Intellectual Property License Agreement and the Ashland Trademark License Agreement, including the assets identified on Schedule 3.2(d) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter.

(e) Insurance Policies. All insurance policies and contracts (including those issued by captive insurance companies) maintained by Ashland or its Affiliates with respect to Ashland’s Business or the Ashland Transferred Assets and all rights, Claims and causes of action under such insurance policies and contracts.

(f) Captive Insurance Companies. The shares of stock of Ashland in the captive insurance companies identified on Schedule 3.2(f) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter.

(g) Excluded Claims. All rights, Claims, credits, causes of action or rights of set- off against insurance carriers and all rights, Claims, credits, causes of action or rights of set-off against other third parties (including all such rights, Claims, credits, causes of action or rights of set- off that constitute accounts receivable) (i) to the extent not related to the operation or conduct of Ashland’s Business, (ii) to the extent related to the other Ashland Excluded Assets or the Ashland Excluded Liabilities or (iii) to the extent such rights, Claims, credits, causes of action or rights of set- off are for Losses or damages and Ashland has expended funds or incurred costs to mitigate, or otherwise suffered monetary Losses as a result of, such Losses or damages. To the extent Ashland, in its sole judgment, chooses to pursue a Claim excluded pursuant to this

Section 3.2(g), the Company shall reasonably cooperate and provide reasonable assistance (including, without limitation, reasonable access to and use of the Company’s employees and books and records) to Ashland. Ashland shall be required to reimburse the Company only for the out-of-pocket costs incurred by the Company in providing such assistance.

(h) Remediation Cost Reimbursement Claims. All current or future rights, Claims, credits, causes of action or rights of set-off against any Governmental Authority or receivables for environmental reimbursements to the extent such rights, Claims, credits, causes of action or rights of set-off or receivables are for Losses or damages relating to funds expended or to be expended or costs incurred or to be incurred by Ashland or its Affiliates to remediate underground storage tanks used in or held for use primarily in or related primarily to the operation or conduct of Ashland’s Business, including underground storage tanks at which there is Ashland Designated UST Environmental Contamination.

(i) Taxes. Claims for refunds of Taxes and other governmental charges that remain the Liability of Ashland or its Affiliates under this Agreement and any other assets related to Taxes that remain the Liability of Ashland or its Affiliates under this Agreement, including the Ashland Excluded Taxes.

(j) Excluded Warranties. All rights under all covenants and warranties (i) to the extent not related to the operation or conduct of Ashland’s Business, (ii) to the extent related to the other Ashland Excluded Assets or the Ashland Excluded Liabilities or (iii) to the extent such rights are for Losses or damages and Ashland has expended funds or incurred costs to mitigate, or otherwise suffered monetary Losses as a result of, such Losses or damages.

(k) Corporate Records. The corporate seal, corporate minute books and stock books or other records having to do with the corporate organization of Ashland and its Affiliates, except for the Ashland Subsidiaries.

(l) Excluded Intellectual Property. The Intellectual Property used or held for use in or related to Ashland’s Business that is identified on Schedule 3.2(l) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter.

(m) Excluded Information Technology. Except to the extent identified on Schedule 3.1(u) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter as an Ashland Transferred Asset, all process control software and computer applications software, owned or licensed, whether for general business usage (e.g., accounting, word processing, graphics and spreadsheet analysis) or specific, unique-to-the-business usage (e.g., order processing, manufacturing, process control and shipping), used in Ashland’s Business, all computer operating, security or programming software, owned or licensed, used in Ashland’s Business, and all computer hardware, owned or leased, used in Ashland’s Business, including in each case the related Contracts.

(n) Employee Benefit Plans. Assets constituting any pension funds, welfare funds, or other segregated funds of Ashland or its Affiliates for the benefit of Ashland Transferred

Employees, including the Ashland & Affiliates Pension Plan, any other tax-qualified employee benefit plans and retiree medical and life insurance plans and the assets of any other pension, thrift and 401(k) plan, and any claims for insurance or any other trust or funding vehicle for Ashland Benefit Plans, except as set forth on Schedule 3.1(v) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter.

(o) Specific Ashland Excluded Assets. The assets identified on Schedule 3.2(o) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter.

(p) Cash. Cash equivalents and cash other than as provided in Section 3.1(m).

(q) Other Excluded Assets. Except as otherwise provided herein, (i) all assets of Ashland not used or held for use primarily in, or related primarily to, the operation or conduct of Ashland’s Business and (ii) all receivables, deposits and advances due from Ashland and/or its Affiliates not arising from business transactions that will continue between Ashland and/or its Affiliates and the Company after the Closing.

Section 3.3 Assumed Liabilities. Effective as of the Closing Date, in consideration of the representations, warranties and covenants of Ashland contained herein, the contribution, conveyance, transfer, assignment and delivery of the Ashland Transferred Assets and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company unconditionally and absolutely accepts and assumes from Ashland and the Ashland Transferring Entities, and unconditionally and absolutely agrees to pay, perform, discharge and satisfy, as and when due, all Liabilities of Ashland and the Ashland Transferring Entities, to the extent related to the operation or conduct of Ashland’s Business (the “Ashland Assumed Liabilities”), but excluding the Ashland Excluded Liabilities, which shall be retained by Ashland and its Affiliates. Without limiting the foregoing, except to the extent provided in Section 3.4, the Ashland Assumed Liabilities shall include the following:

(a) Accounts Payable and Outstanding Checks and Drafts. All accounts payable and other accrued Liabilities as of the Closing Date to the extent related to the operation or conduct of Ashland’s Business, including payables for business transactions between Ashland’s Business and Ashland and/or its Affiliates (it being understood that such payables will continue after the Closing Date with commercial payment terms) and all Liabilities related to the outstanding checks and drafts referred to in Section 3.1 (m)(iii).

(b) Assumed Liabilities Related to Ashland Contracts. All Liabilities of Ashland and the Ashland Transferring Entities existing at the Closing Date or required to be performed or discharged on or after the Closing Date relating to, arising out of, or incurred in connection with, the Ashland Contracts, the Ashland Real Property Leases, the Ashland Personal Property Leases and the underlying leases of property subleased to the Company or its subsidiaries pursuant to the Ashland Other Sublease Agreements.

(c) Unions. All collective bargaining obligations of Ashland related to Ashland’s Business.

(d) Assumed Indebtedness. Subject to Section 7.2(j), all Indebtedness of Ashland and the Ashland Transferring Entities identified on Schedule 3.3(d) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter.

(e) Assumed Litigation. Except as set forth in Section 3.4 or Article IX, any Liability for any Claim to the extent related to the Ashland Transferred Assets or the operation or conduct of Ashland’s Business to the extent arising out of acts or omissions occurring prior to or on or after the Closing Date.

(f) Assumed Environmental Obligations. Except as set forth in Article IX, any Environmental Loss to the extent related to the Ashland Transferred Assets or the operation or conduct of Ashland’s Business and in each case arising out of facts or circumstances existing, or acts or omissions occurring, prior to or on or after the Closing Date.

(g) Assumed Liabilities Related to Employee Benefits. The Liabilities related to benefits for Ashland Transferred Employees described on Schedule 3.3(g) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter.

(h) Other Assumed Liabilities. The Liabilities described on Schedule 3.3(h) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter.

(i) Assumed Taxes. All Taxes which are attributable to (i) the ownership, use or operation of the Ashland Transferred Assets or (ii) the operation or conduct of Ashland’s Business, but excluding any such Taxes (“Ashland Excluded Taxes”) (x) the payment of which was due prior to Closing, (y) with respect to the contribution of the Ashland Transferred Assets to the Company or (z) imposed on Ashland or its Affiliates or any predecessors in interest of Ashland or its Affiliates, rather than on the owner or user of the Ashland Transferred Assets, for any period before, on or after the Closing, including (A) all Taxes with respect to, or measured by, net or gross income, profits, receipts or capital, (B) franchise Taxes, (C) windfall profits Taxes, (D) capital stock Taxes, (E) the Michigan single business Tax, (F) alternative or add-on Taxes, (G) minimum Taxes, (H) Transfer Taxes and (I) any similar-type Taxes.

(j) Assumed Payroll. All Liabilities related to Loaned Employees from Ashland with respect to (i) accrued compensation and benefits (excluding any incentive compensation with respect to periods prior to Closing), (ii) payroll deductions, (iii) accrued payroll Taxes, (iv) Ashland’s obligation for matching contributions under the Ashland Inc. Employee Savings Plan, (v) accrued vacation, (vi) Ashland’s contributions to employee welfare plans, and (vii) liability for postretirement benefits other than pensions as described in Statement of Financial Accounting Standards No. 106.

(k) Included Loaned Employee Claims. (i) Any Liabilities to the extent arising out of acts or omissions occurring on or after the Closing Date with respect to any employee benefit plans, practices or programs maintained or contributed to by Ashland or its Affiliates for the benefit of the Loaned Employees from Ashland (or their respective beneficiaries) wherever located, (ii) accrued workers’ compensation premiums to the extent related to Loaned Employees from Ashland for periods on or after the Closing Date and (iii) all other Liabilities of Ashland to Loaned Employees from Ashland (or their respective beneficiaries) wherever located arising out of acts or omissions occurring on or after the Closing Date, including Liabilities with respect to Claims for workers’ compensation, wrongful discharge and discrimination to the extent related to the operation or conduct of the Company’s Business after Closing.

Section 3.4 Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, the following Liabilities (the “Ashland Excluded Liabilities”) are excluded from the Ashland Assumed Liabilities and shall be retained by Ashland and its Affiliates, and the Company shall not assume or become responsible for, and Ashland and its Affiliates shall remain liable to pay, perform and discharge, any and all such Ashland Excluded Liabilities:

(a) Excluded Indebtedness. All Indebtedness of Ashland and its Affiliates that is not identified on Schedule 3.3(d) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter.

(b) Excluded Taxes. All Taxes that remain the Liability of Ashland or its Affiliates under this Agreement, including the Ashland Excluded Taxes.

(c) Excluded Royalty Claims. All Liabilities related to the Ashland Transferred Assets or the operation or conduct of Ashland’s Business for any Claim for underpayment of oil and gas royalties to royalty owners or lessors (whether such Claim alleges breach of contract, commission of a tort, conspiracy or violation of a statute and including all so-called “posted price litigation”) to the extent arising out of acts or omissions occurring prior to the Closing Date, including the Liabilities identified on Schedule 3.4(c) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter.

(d) Excluded Employee Claims. Except as described on Schedule 3.3(g) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter, (i) any Liabilities to the extent arising out of acts or omissions occurring prior to the Closing Date with respect to any employee benefit plans, practices or programs maintained or contributed to by Ashland or its Affiliates for the benefit of the employees of Ashland (or their respective beneficiaries) wherever located, including the Ashland Transferred Employees, (ii) accrued workers’ compensation premiums for periods prior to the Closing Date and (iii) all other Liabilities of Ashland (other than the Liabilities described in Section 3.3(j)) to employees of Ashland (or their respective beneficiaries) wherever located, including the Ashland Transferred Employees, arising out of acts or omissions occurring prior to the Closing Date, including Liabilities with respect to Claims for workers’ compensation, wrongful discharge and discrimination to the extent related to the operation or conduct of Ashland’s Business prior to Closing.

(e) Ashland Excluded Assets. All Liabilities relating primarily to (i) the Ashland Excluded Assets, (ii) assets related to Ashland’s Business that were disposed of by Ashland or any of its subsidiaries or predecessors prior to Closing or (iii) Ashland’s operations that are not, or have not been, part of Ashland’s Business prior to Closing.

(f) Other Excluded Liabilities. The Liabilities identified on Schedule 3.4(f) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter and the Liabilities of Ashland and the Ashland Transferring Entities under the underlying leases of property subleased to the Company pursuant to the Ashland Designated Sublease Agreements.

(g) Excluded Ashland Current Liabilities. Without limiting Section 3.3(e), all reserves for litigation, turnarounds and environmental matters.

(h) Excluded Intercompany Liabilities. All payables and other Liabilities owing to Ashland and/or its Affiliates not arising from business transactions that will continue between Ashland and/or its Affiliates and the Company after the Closing.

(i) Excluded Employee Compensation. Any incentive compensation with respect to periods prior to Closing.

(j) Excluded Outstanding Checks and Drafts. The amount of the outstanding checks and drafts as of the Closing Date to the extent arising from the operation or conduct of Ashland’s Business which are issued from disbursement accounts which will not be transferred to the Company or any of its subsidiaries on the Closing Date.

Section 3.5 Instruments of Conveyance and Assumption. Subject to Section 3.6(a), from time to time, Ashland and its Affiliates shall execute and deliver, and record (when appropriate), any and all instruments or other documents of transfer, conveyance and assignment, and take such other action as the Company may reasonably request, as may be necessary or advisable to effect or evidence the transfers of the Ashland Transferred Assets, as and to the extent contemplated hereby. From time to time, the Company will execute and deliver, and record (when appropriate), any and all instruments or other documents of assumption and acceptance, and take such other action as Ashland may reasonably request, as may be necessary or advisable to effect the assumption of the Ashland Assumed Liabilities, as and to the extent contemplated hereby. In the event that any Ashland Excluded Assets or Ashland Excluded Liabilities are inadvertently transferred to the Company or one of its subsidiaries, (i) Ashland and its Affiliates and the Company and its Affiliates shall execute and deliver, and record (when appropriate), any and all instruments or other documents of transfer, conveyance and assignment, and take such other action as Marathon, Ashland or the Company may reasonably request, as may be necessary or advisable to effect or evidence the transfer of the Ashland Excluded Assets to Ashland or its Affiliates, as and to the extent contemplated hereby, and (ii) the Company and Ashland will execute and deliver, and record (when appropriate), any and all instruments or other documents of assumption and acceptance, and take such other action as Marathon, Ashland or the Company may reasonably request, as may be necessary or advisable to effect the assumption of the Ashland Excluded Liabilities by Ashland or its Affiliates, as and to the extent contemplated hereby.

Section 3.6 Effect of Consents to Transfer Not Obtained.

(a) Restrictions. If there are prohibitions against, or conditions to, the conveyance of any of the Ashland Transferred Assets or the assumption of any of the Ashland Assumed Liabilities without the prior written consent of third parties, including Governmental Authorities whose consent is needed for Ashland Permits to be issued to the Company or modified, which if not satisfied would result in a breach of such prohibitions or conditions or would give an outside party the right to terminate or limit any right of the Company with respect to any Ashland Transferred Asset or Ashland Assumed Liability (herein called an “Ashland Restriction”), then any provision contained in this Agreement to the contrary notwithstanding, the transfer of title to, or interest in, such Ashland Transferred Asset (herein called the “Ashland Restricted Asset”) or the assumption of such Ashland Assumed Liability (herein called the “Ashland Restricted Liability”) pursuant to this Agreement shall not become effective unless and until such Ashland Restriction is satisfied, waived or no longer applies. When and if such an Ashland Restriction is so satisfied, waived or no longer applies, to the extent permitted by Applicable Law and any applicable contractual provisions, the assignment of the Ashland Restricted Asset or the assumption of the Ashland Restricted Liability, as the case may be, subject thereto shall become effective automatically as of the Closing Date, without further action on the part of Ashland or the Company and without payment of further consideration. Each of Ashland and the Company agrees to use its commercially reasonable best efforts to obtain satisfaction of any Ashland Restriction on a timely basis post-Closing; provided, however, that Ashland shall not be obligated to pay more than a reasonable amount as consideration therefor to, or make more than a reasonable financial accommodation in favor of (considering in each case the importance of the asset or Contract and other alternatives available to the Company), or commence litigation against, the third party from whom such consent is requested. To the extent that any Ashland Restricted Asset exists, Ashland agrees to use its commercially reasonable best efforts (without infringing upon the legal rights of such third party or outside party or violating any Applicable Law) to provide the Company with the equivalent asset or benefits thereof, or to contribute to the Company equivalent economic value, at no additional cost to the Company (other than the assumption of any related Ashland Restricted Liability), effective as of the Closing Date. To the extent an Ashland Restricted Liability exists, the Company agrees (without infringing upon the legal rights of such third party or outside party or violating any Applicable Law) to bear the economic burden thereof, or to contribute to Ashland equivalent economic value, at no additional cost to Ashland, effective as of the Closing Date. If an Ashland Restricted Asset consists of a Contract, Ashland agrees (without infringing upon the legal rights of such third party or outside party or violating any Applicable Law) to exercise its rights under such Contract at the direction and/or for the benefit of the Company.

(b) Joint Contracts. With respect to any Contracts relating in part to Ashland’s Business and in part to other businesses of Ashland and/or its Affiliates (and regardless of whether they relate “primarily” to Ashland’s Business) (“Ashland Joint Contracts”) that Ashland and/or its Affiliates is unable to modify prior to the Closing Date without materially affecting the economic value to the Company so that the portion thereof pertaining to Ashland’s Business was segregated, Ashland and/or its Affiliates, if permitted by the terms of such Ashland Joint Contracts, shall continue such Ashland Joint Contracts in effect until their stated expiration without regard to any available renewal options. Each of Ashland and/or its Affiliates and the Company shall perform its respective obligations under such Ashland Joint Contracts so as to not create a default thereunder. Neither Ashland and/or its Affiliates nor the Company will be obligated to extend credit to the other party. Ashland and the Company will each indemnify, defend and hold harmless the other party from the consequences of any default by it (or its Affiliates) under such Ashland Joint Contracts. Ashland and/or its Affiliates and the Company shall cooperate with one another after the Closing Date to obtain separate Contracts for Ashland and/or its Affiliates and the Company on the most advantageous terms to each that may be available.

(c) Joint Permits. Ashland and/or its Affiliates shall continue to be the holder of all Ashland Permits that relate in part to Ashland’s Business and in part to other businesses conducted by Ashland and/or its Affiliates (and regardless of whether such Ashland Permits relate “primarily” to Ashland’s Business) (“Ashland Joint Permits”) for the joint benefit of both the Company and Ashland and its Affiliates. Additionally, Ashland and/or its Affiliates shall continue to be the holder, as nominee and on a provisional basis, of all Ashland Permits as to which Ashland and/or its Affiliates was not able to assign to the Company at Closing because of Ashland’s and/or its Affiliates inability to timely obtain required consents. Ashland and/or its Affiliates and the Company shall cooperate to obtain promptly all required consents to effectively permit the assignment of all Ashland Permits that are not Ashland Joint Permits. With respect to Ashland Joint Permits, Ashland and/or its Affiliates and the Company shall cooperate in seeking to obtain separate Ashland Permits for the Company and Ashland and/or its Affiliates if, in Ashland’s reasonable judgment, such efforts have a reasonable probability of success without adverse consequences to Ashland or its Affiliates. Each party shall comply with all terms and conditions of the Ashland Joint Permits pertaining to its respective business and, with respect to Ashland Permits allowing a stipulated amount and/or type of emissions or waste products, the Company shall be allocated its share thereof as provided in Schedule 6.3 to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter or if no such allocation is provided in Schedule 6.3 to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter, based on the historic practice of Ashland and its Affiliates prior to the Closing Date. Ashland and the Company shall indemnify, defend and hold harmless the other party and its Affiliates from and against any violations of any Ashland Joint Permit resulting from the acts or omissions of such party or its Affiliates or resulting from its utilization of more than its respective allocated share of emissions or waste products permitted under such Ashland Joint Permit. The parties shall cooperate in seeking any amendment to any Ashland Joint Permit requested by either party provided the other party will not be adversely affected thereby. The requesting party shall bear all reasonable costs incurred by it and the other party in such efforts.

ARTICLE IV

CONSIDERATION

Section 4.1 Marathon Consideration. On the Closing Date, in consideration of the transfer by Marathon and the Marathon Transferring Entities to the Company and its subsidiaries of the Marathon Transferred Assets and the assumption by the Company and its subsidiaries of the Marathon Assumed Liabilities from Marathon and the Marathon Transferring Entities, Marathon shall have a Membership Interest in the Company that represents a 62%

Percentage Interest in the Company (which Percentage Interest shall be deemed to include the Fuelgas Interest that will be acquired by Marathon in connection with the merger of Fuelgas Company, Inc. with and into Marathon).

Section 4.2 Ashland Consideration. On the Closing Date, in consideration of the transfer by Ashland and the Ashland Transferring Entities to the Company and its subsidiaries of the Ashland Transferred Assets and the assumption by the Company and its subsidiaries of the Ashland Assumed Liabilities from Ashland and the Ashland Transferring Entities, Ashland shall have a Membership Interest in the Company that represents a 38% Percentage Interest in the Company.

Section 4.3 Opening Balance Sheets.

(a) Notwithstanding anything to the contrary contained in this Agreement, each of Marathon and Ashland represent and warrant that between January 1, 1997 and the date of this Agreement, it did not take and its Affiliates did not take, and between the date of this Agreement and the Closing each of Marathon and Ashland agree it will not take, and will cause its Affiliates not to take, any action or omit to take any action or to deviate in any manner from its ordinary and customary historical working capital practices if the effect of such action or failure to take such action was or is to reduce the amount of net working capital included in the Marathon Transferred Assets or the Ashland Transferred Assets, as the case may be, including, without limitation, (a) changing the mix of purchase of domestic versus international crude, (b) altering customary inventory levels, (c) delaying payment of payables and Taxes, (d) accelerating collection of receivables, (e) altering capital spending plans, (f) selling assets or (g) changing the timing or place for transfer of title to crude oil, petroleum products or other hydrocarbons, except for any such actions or omissions that are consistent with its normal year-end working capital practices in connection with the closing of a fiscal year, notwithstanding that it may not be the fiscal year-end of either party.

(b) Within 25 days following the Closing, Marathon shall prepare and deliver to Ashland and the Company, and Ashland shall prepare and deliver to Marathon and the Company, an opening balance sheet (an “Opening Balance Sheet”) prepared in accordance with GAAP consistent with the accounting policies and practices followed in the preparation of the Marathon September 30, 1997 Balance Sheet and the Ashland 1997 Balance Sheet, respectively, setting forth a balance sheet presentation of the Marathon Transferred Assets and Marathon Assumed Liabilities and the Ashland Transferred Assets and Ashland Assumed Liabilities, respectively. Marathon, Ashland, the Company and their respective independent public accountants shall cooperate with each other in the preparation of the Opening Balance Sheets. Each Opening Balance Sheet will be accompanied by an information package containing such additional information as the parties may mutually agree before the delivery thereof.

(c) During the 90-day period following expiration of the 25-day period referred to in Section 4.3(b), each party and its independent public accountants will be permitted to review the accounting records of the other party, any working papers of such other party’s independent public accountants prepared in connection with the Opening Balance Sheet of such other party and such additional information as the reviewing party or the reviewing party’s independent public accountants shall reasonably request for the purpose of determining whether the other party’s Opening Balance Sheet has been prepared in accordance with Section 4.3(b) and whether the other party has complied with Section 4.3(a). In this connection, Marathon, Ashland, the Company and their respective independent public accountants shall cooperate with each other.

(d) If, in connection with the period of review and consultation provided for in Section 4.3(c), either Marathon or Ashland has reason to believe that (i) the other party’s Opening Balance Sheet has not been prepared in accordance with Section 4.3(b) or (ii) the other party has not complied with Section 4.3(a), and as a result the net working capital of the other party’s Business transferred to the Company was adversely affected by more than $1 million (the “Working Capital Deficiency Materiality Threshold”), then within 30 days following the expiration of the period provided in Section 4.3(c), such party may give such other party a written notice of its disagreement (a “Notice of Working Capital Disagreement”). If such Notice of Working Capital Disagreement is not timely given by a party, the other party will not have any liability under this Section 4.3. Any Notice of Working Capital Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, (ii) specify in reasonable detail the basis for the submitting party’s belief that (A) the other party’s Opening Balance Sheet has not been prepared in accordance with Section 4.3(b) or (B) the other party has failed to comply with Section 4.3(a) and (iii) specify the approximate amount by which the submitting party believes that the net working capital of the other party’s Business has been adversely affected by noncompliance with Section 4.3(a) or Section 4.3(b). If a Notice of Working Capital Disagreement is received by the non-submitting party in a timely manner, then the determination of whether such non-submitting party’s Opening Balance Sheet has not been prepared in accordance with Section 4.3(b) or whether such non-submitting party has complied with Section 4.3(a) shall become final and binding upon Marathon, Ashland and the Company on the earlier of (i) the date the Chief Financial Officers of Marathon and Ashland resolve in writing any differences they have with respect to the matters specified in the Notice of Working Capital Disagreement and (ii) the date any disputed matters are finally resolved in writing by the Working Capital Accounting Firm.

(e) Within 15 days after the expiration of the 30-day period provided in Section 4.3(d), the Chief Financial Officers of Marathon and Ashland shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary and shall negotiate in good faith to attempt to resolve any differences which they may have with respect to matters specified in the Notice of Working Capital Disagreement. During the 30-day period following the expiration of the 30-day period provided in Section 4.3(d), the non-submitting party and its independent public accountants shall have access to the working papers of the other party relating to the Notice of Working Capital Disagreement and the working papers of such other party’s independent public accountants prepared in connection with their certification of the Notice of Working Capital Disagreement. If such differences are not resolved within 30 days following the expiration of the 30-day period provided in Section 4.3(d), Marathon and Ashland shall, within 45 days following the expiration of the 30-day period provided in Section 4.3(d), submit to a dispute resolution group of an independent public accounting firm (the “Working Capital Accounting Firm”) for review and resolution any and all matters which remain in dispute and which were properly included in the Notice of Working Capital Disagreement, in the form of a written brief. The scope of the Working Capital Accounting Firm’s review shall include (i) determining whether the Opening Balance Sheet that is the subject of the Notice of Working Capital Disagreement has been prepared in accordance with Section 4.3(b), (ii) determining whether the party that prepared such Opening Balance Sheet complied with Section 4.3(a), (iii) determining the amount, if any, by which the net working capital of the Business transferred to the Company by the party preparing the Opening Balance Sheet has been adversely affected by noncompliance with Section 4.3(a) or Section 4.3(b) and (iv) allocating the responsibility for paying the fees and expenses of such Working Capital Accounting Firm; provided that, except as provided in the preceding clause (iv), such review shall be limited to only those matters which remain in dispute and which were properly included in the Notice of Working Capital Disagreement. The Working Capital Accounting Firm shall be such nationally recognized independent public accounting firm as shall be agreed upon by Marathon and Ashland in writing. The Working Capital Accounting Firm’s decision shall be accompanied by a certificate of the Working Capital Accounting Firm that it reached its decision in accordance with the provisions of this Section 4.3(e). The parties agree to use commercially reasonable best efforts to cause the Working Capital Accounting Firm to render a decision resolving the matters submitted to the Working Capital Accounting Firm within 30 days following submission. The parties agree that judgment may be entered upon the determination of the Working Capital Accounting Firm in the Court of Common Pleas of Franklin County, Ohio and the United States District Court for the Southern District of Ohio. The fees and expenses of the Working Capital Accounting Firm shall be borne by Marathon and Ashland in inverse proportion as they may prevail on matters resolved by the Working Capital Accounting Firm, which proportionate allocations shall also be determined by the Working Capital Accounting Firm at the time the determination of the Working Capital Accounting Firm is rendered on the merits of the matters submitted. Any fees and disbursements of Marathon’s and Ashland’s independent public accountants incurred in connection with their review of the Opening Balance Sheet shall be borne by the party retaining such independent public accountants.

(f) In the event that Marathon believes there is a Marathon Working Capital Shortfall, Marathon may, at any time prior to a determination pursuant to the first sentence of Section 4.3(g), pay to the Company all or any portion of its estimate of the Marathon Working Capital Shortfall in immediately available funds, plus interest on such payment at the Prime Rate from the Closing Date to the date of such payment. In the event that Ashland believes there is an Ashland Working Capital Shortfall, Ashland may, at any time prior to a determination pursuant to the second sentence of Section 4.3(g), pay to the Company all or a portion of its estimate of the Ashland Working Capital Shortfall in immediately available funds, plus interest on such payment at the Prime Rate from the Closing Date to the date of such payment.

(g) If it is determined pursuant to this Section 4.3 that (i) Marathon’s Opening Balance Sheet has not been prepared in accordance with Section 4.3(b) or (ii) Marathon has failed to comply with Section 4.3(a) and, as a result thereof there has been a shortfall in the amount of working capital transferred to the Company by an amount that exceeds the Working Capital Deficiency Materiality Threshold, Marathon shall promptly pay to the Company the total amount of such shortfall (including the amount of the Working Capital Deficiency Materiality Threshold)

(such total shortfall referred to as the “Marathon Working Capital Shortfall”) less any amount paid by Marathon to the Company pursuant to Section 4.3(f) (excluding interest) in immediately available funds, plus interest on such net amount at the Prime Rate from the Closing Date to the date of payment. If it is determined pursuant to this Section 4.3 that (i) Ashland’s Opening Balance Sheet has not been prepared in accordance with Section 4.3(b) or (ii) Ashland has failed to comply with Section 4.3(a) and, as a result thereof there has been a shortfall in the amount of working capital transferred to the Company by an amount that exceeds the Working Capital Deficiency Materiality Threshold, Ashland shall promptly pay to the Company the total amount of such shortfall (including the amount of the Working Capital Deficiency Materiality Threshold) (such total shortfall referred to as the “Ashland Working Capital Shortfall”) less any amount paid by Ashland to the Company pursuant to Section 4.3(f) (excluding interest) in immediately available funds, plus interest on such net amount at the Prime Rate from the Closing Date to the date of payment. If Marathon has paid an amount (excluding interest thereon) pursuant to Section 4.3(f) that is greater than the amount of the Marathon Working Capital Shortfall as determined pursuant to this Section 4.3, then the Company shall promptly pay to Marathon the amount of such excess payment, without interest. If Ashland has paid an amount (excluding interest thereon) pursuant to Section 4.3(f) that is greater than the amount of the Ashland Working Capital Shortfall as determined pursuant to this Section 4.3, then the Company shall promptly pay to Ashland the amount of such excess payment, without interest.

Section 4.4 Pre-Closing Capital Expenditures.

(a) Marathon and Ashland acknowledge that the capital expenditures that Marathon had previously intended to expend in connection with Marathon’s Business from January 1, 1997 through December 31, 1997 are $247,360,000 (“Marathon’s Target Capital Expenditures”) and that the capital expenditures that Ashland had previously intended to expend in connection with Ashland’s Business from January 1, 1997 through December 31, 1997 is $188,847,000 (“Ashland’s Target Capital Expenditures”). If the Closing occurs after January 1, 1998, Marathon and Ashland shall negotiate in good faith to reach an agreement as to whether an adjustment should be made to Marathon’s Target Capital Expenditures and Ashland’s Target Capital Expenditures as a result of such change in the Closing Date and the basis for any such adjustment.

(b) For purposes of this Section 4.4, the “capital expenditures” of Marathon or Ashland for such period shall mean the aggregate of all expenditures incurred by Marathon or Ashland, as applicable, and its subsidiaries in connection with its Business or with respect to a Transferred Asset during such period that, in accordance with GAAP consistent with the respective historical practices of each party, are or should be included in “additions to property, plant or equipment” or similar items reflected in the consolidated statement of cash flows of Marathon or Ashland, as applicable, and its subsidiaries; provided, however, that “capital expenditures” shall not include (i) exchanges of such items for other items, (ii) expenditures of proceeds of insurance settlements by Marathon or Ashland, as applicable, or any of its subsidiaries in respect of lost, destroyed or damaged assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed or damaged assets, equipment or other property within 12 months of such loss, destruction or damage, (iii) funds expended to purchase Financed Properties, (iv) funds expended to purchase assets that are substantially the same type of assets as the Financed Properties that were not included in Marathon’s Target Capital Expenditures or in Ashland’s Target Capital Expenditures, as applicable, because Marathon or Ashland, as the case may be, had intended to finance such purchases, (v) funds expended in connection with a Special Environmental Project except to the extent such funds were intended to be expended as part of Ashland’s Target Capital Expenditures, or (vi) funds expended in connection with Marathon’s obligations under Section 7.1(j).

(c) Within 60 days following the Closing, (i) Marathon shall prepare and deliver to Ashland a closing statement setting forth the actual amount of capital expenditures incurred by Marathon from January 1, 1997 through December 31, 1997 and (ii) Ashland shall prepare and deliver to Marathon a closing statement setting forth (A) the actual amount of capital expenditures incurred by Ashland from January 1, 1997 through December 31, 1997 and (B) the actual amount of capital expenditures incurred by Ashland in connection with the cumene production capacity expansion project at the Catlettsburg refinery (the “Cumene Project”) from January 1, 1997 through December 31, 1997 (each of (i) and (ii) are hereinafter referred to as a “Capital Expenditure Statement”), in each case, together with a certificate of such party’s independent public accountants confirming that such amount is derived from the accounting records of such party and that such amount was calculated in accordance with this Section 4.4. The Ashland Capital Expenditure Statement shall also set forth (i) the amount of capital expenditures included in Ashland’s Target Capital Expenditures related to the Cumene Project for expenditures in calendar year 1997 (the “Cumene Project 1997 Budget Amount”), (ii) the arithmetic sum of (A) the actual amount of capital expenditures incurred by Ashland from January 1, 1997 through December 31, 1997, plus (B) the Cumene Project 1997 Budget Amount, minus (C) the actual amount of capital expenditures incurred by Ashland in connection with the Cumene Project from January 1, 1997 through December 31, 1997, minus (D) the amount, if any, by which Ashland’s capital expenditures in calendar year 1997 were reduced as a result of any material reduction in the scope of the Cumene Project during such period (such arithmetic sum being hereinafter referred to as “Ashland’s Adjusted Capital Expenditures”).

(d) During the 60-day period following the other party’s receipt of the Capital Expenditure Statement and accountant’s certificate from the submitting party, the other party and its independent public accountants shall be permitted to review the working papers of the submitting party relating to the Capital Expenditure Statement and the working papers of such submitting party’s independent public accountants prepared in connection with their certification of the Capital Expenditure Statement. The Capital Expenditure Statement of a party shall become final and binding upon the parties on the sixtieth (60th) day following delivery thereof, unless the other party gives written notice of its disagreement with such Capital Expenditure Statement (a “Notice of Capital Expenditure Disagreement”) to the submitting party prior to the close of business on such date. Any Notice of Capital Expenditure Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, (ii) only include disagreements based either on (A) whether the actual capital expenditures of the submitting party were calculated in the manner provided for in this Section 4.4, (B) the amount of the Cumene Project 1997 Budget Amount or (C) mathematical or computational errors and (iii) be accompanied by a certificate of the other party’s independent public accountants that they concur with each of the positions taken by the other party in the Notice of Capital Expenditure Disagreement. If a Notice of Capital Expenditure Disagreement is received by the submitting party in a timely manner, then the Capital Expenditure Statement (as revised in accordance with clause (i) or (ii) below) shall become final and binding upon Marathon and Ashland on the earlier of (i) the date Marathon and Ashland resolve in writing any differences they have with respect to the matters specified in the Notice of Capital Expenditure Disagreement and (ii) the date any disputed matters are finally resolved in writing by the Capital Expenditure Accounting Firm (as defined below).

(e) During the 30-day period following the delivery of a Notice of Capital Expenditure Disagreement, Marathon and Ashland shall seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice of Capital Expenditure Disagreement. During such period, the submitting party and its independent public accountants shall be permitted to review the working papers of the other party relating to the Notice of Capital Expenditure Disagreement and the working papers of such other party’s independent public accountants prepared in connection with their certification of the Notice of Capital Expenditure Disagreement. At the end of such 30-day period, Marathon and Ashland shall submit to an independent public accounting firm (the “Capital Expenditure Accounting Firm”) for review and resolution any and all matters which remain in dispute and which were properly included in the Notice of Capital Expenditure Disagreement, in the form of a written brief. The scope of the Capital Expenditure Accounting Firm’s review shall be limited to only those matters which remain in dispute and which were properly included in the Notice of Capital Expenditure Disagreement. The Capital Expenditure Accounting Firm shall be such nationally recognized independent public accounting firm as shall be agreed upon by Marathon and Ashland in writing. The Capital Expenditure Accounting Firm’s decision shall be accompanied by a certificate of the Capital Expenditure Accounting Firm that it reached its decision in accordance with the provisions of this Section 4.4(e). The parties agree to use commercially reasonable best efforts to cause the Capital Expenditure Accounting Firm to render a decision resolving the matters submitted to the Capital Expenditure Accounting Firm within 30 days following submission. The parties agree that judgment may be entered upon the determination of the Capital Expenditure Accounting Firm in the Court of Common Pleas of Franklin County, Ohio and the United States District Court for the Southern District of Ohio. The fees and expenses of the Capital Expenditure Accounting Firm shall be borne by Marathon and Ashland in inverse proportion as they may prevail on matters resolved by the Capital Expenditure Accounting Firm, which proportionate allocations shall also be determined by the Capital Expenditure Accounting Firm at the time the determination of the Capital Expenditure Accounting Firm is rendered on the merits of the matters submitted. Any fees and disbursements of Marathon’s and Ashland’s independent public accounting firms incurred in connection with their review of the Capital Expenditure Statement and certification of any Notice of Capital Expenditure Disagreement shall be borne by the party retaining such accounting firm.

(f) In the event that Marathon believes that Marathon’s actual 1997 capital expenditures will be less than Marathon’s Target Capital Expenditures, Marathon may at any time prior to the determination by the Capital Expenditure Accounting Firm of its decision pursuant to Section 4.4(e) pay to the Company all or any part of its estimate of such shortfall in immediately available funds, plus interest on such payment at the Prime Rate from the Closing Date to the date of payment. In the event that Ashland believes that Ashland’s Adjusted Capital Expenditures will be less than Ashland’s Target Capital Expenditures, Ashland may at any time prior to the determination by the Capital Expenditure Accounting Firm of its decision pursuant to Section 4.4(e) pay to the Company all or any part of its estimate of such shortfall in immediately available funds, plus interest on such payment at the Prime Rate from the Closing Date to the date of payment.

(g) If, as finally determined pursuant to this Section 4.4, Marathon’s Target Capital Expenditures exceeds the actual amount of Marathon’s actual capital expenditures for the period from January 1, 1997 through December 31, 1997, Marathon shall pay to the Company the amount of such shortfall less any amount paid to the Company pursuant to Section 4.4(f) (excluding interest) in immediately available funds, plus interest on such net payment at the Prime Rate from the Closing Date to the date of payment. If, as finally determined pursuant to this Section 4.4, Ashland’s Target Capital Expenditures exceeds the actual amount of Ashland’s Adjusted Capital Expenditures for the period, Ashland shall pay to the Company the amount of such shortfall less any amount paid to the Company pursuant to Section 4.4(f) (excluding interest) in immediately available funds, plus interest on such net payment at the Prime Rate from the Closing Date to the date of payment. If Marathon has paid an amount (excluding interest thereon) pursuant to Section 4.4(f) that is greater than the amount of Marathon’s actual 1997 capital expenditures as determined pursuant to this Section 4.4, then the Company shall promptly pay to Marathon the amount of such excess payment, without interest. If Ashland has paid an amount (excluding interest thereon) pursuant to Section 4.4(f) that is greater than the amount of Ashland’s Adjusted Capital Expenditures as determined pursuant to this Section 4.4, then the Company shall promptly pay to Ashland the amount of such excess payment, without interest.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF MARATHON

Marathon hereby represents and warrants to Ashland and to the Company as follows:

Section 5.1 Real Property.

(a) Title. (i) Except as set forth on Schedule 5.1 to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter, Marathon, a Marathon Transferring Entity or a Marathon Subsidiary, as applicable, has (A) good and marketable fee title to all Marathon Real Property Owned in all jurisdictions other than the State of Texas and good and indefeasible fee title to all Marathon Real Property Owned in the State of Texas, (B) good and valid title to the leasehold estates in all Marathon Real Property Leased and (C) good and valid title to all Marathon Other Real Property Rights, in the case of each of clauses (A), (B) and (C) above, free and clear of all Liens, subject only to Permitted Encumbrances. This Section 5.1(a)(i) does not relate to (1) rights of way included in the Marathon Real Property Owned and the Marathon Other Real Property Rights and (2) improvements on any such rights of way that are considered real property for state law purposes. (ii) Except as set forth on Schedule 5.1 to the

Marathon Asset Transfer and Contribution Agreement Disclosure Letter, Marathon, a Marathon Transferring Entity or a Marathon Subsidiary, as applicable, has good and valid title to (A) all rights of way included in the Marathon Real Property Owned and the Marathon Other Real Property Rights, and (B) all improvements on any such rights of way that are considered real property for state law purposes, in each case free and clear of all Liens, subject only to Permitted Encumbrances.

(b) Marathon Real Property Leases. Each of the Marathon Real Property Leases is in full force and effect in all material respects and constitutes the legal, valid and binding obligations of Marathon or its Affiliates that are parties thereto, enforceable against Marathon and such Affiliates in accordance with their respective terms.

(c) No Other Realty. Except as set forth on Schedule 2.1(a) through Schedule 2.1(h), Schedule 2.2(a), Schedule 2.2(b) and Schedule 2.2(o) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter and except for the real property subject to the Marathon Designated Sublease Agreements, neither Marathon nor any Affiliate of Marathon owns or leases any real property used or held for use primarily in or related primarily to or necessary for the operation or conduct of Marathon’s Business or has any options to acquire any fee interest or leasehold interest in any real property for use primarily in or related primarily to or necessary for the operation or conduct of Marathon’s Business.

(d) No Claims. There are no pending or, to the Knowledge of Marathon, threatened condemnation, eminent domain or similar proceedings affecting the Marathon Real Property Owned or Marathon Real Property Leased other than such pending or threatened condemnation, eminent domain or similar proceedings, if any, that do not have and are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Marathon’s Business. There are no existing public improvements which may reasonably be expected to result in any special assessment against the Marathon Real Property Owned other than such public improvements or special assessments, if any, that do not have and are not reasonably expected to have, individually (including a series of related public improvements or special assessments), a Material Adverse Effect on Marathon’s Business.

(e) Title Exceptions. All utility easements, rights of access and other easements and similar rights serving the Marathon Real Property Owned or Marathon Real Property Leased, the termination of which would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Marathon’s Business, are legally enforceable to permit the operation of Marathon’s Business in substantially the manner in which Marathon’s Business is currently operated. Other than Permitted Encumbrances, there are no encroachments upon the Marathon Real Property Owned and no encroachments of any improvements comprising the Marathon Real Property Owned onto adjacent property which would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Marathon’s Business. The improvements to the Marathon Real Property Owned (and the current uses thereof) do not violate set-back, building or side lines, or any applicable land use covenants, zoning regulations, or similar enforceable restrictions nor do they encroach on any easements located on the Marathon Real Property Owned, to the extent that such violation or encroachment would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Marathon’s Business.

Section 5.2 Title to Property Other than Real Property. Except as set forth on Schedule 5.2 to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter, Marathon, the Marathon Transferring Entities and the Marathon Subsidiaries have good and valid title to all Marathon Transferred Assets, in each case, free and clear of all Liens, subject only to Permitted Encumbrances. This Section 5.2 does not relate to Marathon Real Property Owned, Marathon Real Property Leased or Marathon Other Real Property Rights, such items being the subject of Section 5.1.

Section 5.3 Marathon Permits. Schedule 5.3 to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter sets forth a list of all Permits that have been issued or granted to Marathon or any of its Affiliates in connection with the operation and conduct of Marathon’s Business, except for those Permits the absence of which would not have, and would not reasonably be expected to have, individually, a Material Adverse Effect on Marathon’s Business (the “Marathon Material Permits”). Schedule 5.3 to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter also specifies whether any third party consents are required for the assignment or transfer of each of the Marathon Material Permits to the Company. Except as set forth on Schedule 5.3 to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter, (i) except for the Marathon Material Permits, there are no Permits the absence of which would have or would reasonably be expected to have, individually, a Material Adverse Effect on Marathon’s Business which Marathon or one of its Affiliates do not possess and (ii) there is no proceeding pending or, to the Knowledge of Marathon, threatened under which any Marathon Material Permit may be revoked, terminated or suspended, nor, to the Knowledge of Marathon, is there any reasonable grounds for the revocation, termination or suspension of any Marathon Material Permit.

Section 5.4 Taxes.

(a) All Withholdings Are Current. Except as set forth on Schedule 5.4(a) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter, all amounts required by any Governmental Authority to have been withheld from the compensation of, or any other payment made to, the Marathon Transferred Employees have been withheld and have been, or will be, timely paid over to the appropriate Governmental Authority, except where the failure to so withhold would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Marathon’s Business.

(b) Liens for Unpaid Taxes. Except as set forth on Schedule 5.4(b) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter and except with respect to Permitted Encumbrances, (i) there are no Liens for unpaid Taxes exceeding $5,000,000 individually or $25,000,000 in the aggregate, on any of the Marathon Transferred Assets, (ii) no Claim has been made by any Governmental Authority which could give rise to any such Lien, (iii) none of the Marathon Transferred Assets is property that is required to be treated as owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8)

of the Internal Revenue Code of 1954, as amended, and (iv) none of the Marathon Transferred Assets directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(c) Payment of Taxes. Except as set forth on Schedule 5.4(c) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter and except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Marathon’s Business, (i) Marathon and each of the Marathon Subsidiaries, and any consolidated, combined, unitary, affiliated or aggregate group of which Marathon or any of the Marathon Subsidiaries is or has been a member (an “Affiliated Marathon Group”), has timely filed or will timely file with the appropriate taxing authority all returns required to be filed on or prior to the Closing Date and each such return was or will be complete and correct in all material respects, (ii) all Taxes of Marathon, any of the Marathon Subsidiaries and any Affiliated Marathon Group or for which Marathon or any of the Marathon Subsidiaries are or could otherwise be held liable, or which are or could otherwise become chargeable as an encumbrance upon any property or assets of Marathon or any of the Marathon Subsidiaries have been duly and timely paid, except such Taxes as are being contested in good faith by appropriate proceedings and except for such amounts as do not exceed $5,000,000 individually or $25,000,000 in the aggregate, (iii) no Lien for Taxes exceeding $5,000,000 individually or $25,000,000 in the aggregate exists with respect to the Marathon Transferred Assets (including the assets or properties of any of the Marathon Subsidiaries), (iv) no person has made with respect to any of the Marathon Subsidiaries, or any property held by any of the Marathon Subsidiaries, any consent under Section 341 of the Code, and (v) none of the Marathon Subsidiaries will be required to include in a taxable period on or after the Closing Date taxable income in excess of $5,000,000 attributable to income that economically accrued in a taxable period ending on or before the Closing Date, including, without limitation, as a result of the installment method of accounting, the completed contract method of accounting, the cash method of accounting or Section 481 of the Code.

Section 5.5 Employees. Except as set forth on Schedule 5.5 to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter, there are no discrimination complaints, employment-related complaints or any other kind of labor-related disputes against Marathon in connection with Marathon’s Business pending before or, to Marathon’s Knowledge, threatened before any Governmental Authority and no dispute respecting minimum wage or overtime claims exists which would have or would reasonably be expected to have, individually (including a series of related complaints or disputes), a Material Adverse Effect on Marathon’s Business. Except as set forth on Schedule 5.5 to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter, Marathon’s Business has not experienced any labor disputes or any work stoppage due to labor disagreements within the past three years. With respect to Marathon’s Business and except to the extent set forth on Schedule 5.5 to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter: (i) there is no unfair labor practice charge or complaint against Marathon actually pending or, to Marathon’s Knowledge, threatened, before the National Labor Relations Board; (ii) there is no labor strike, slowdown or stoppage actually pending or, to Marathon’s Knowledge, threatened against or affecting Marathon; and (iii) no attempt to organize any of the Marathon Transferred Employees has resulted in an election within the past three years or, to Marathon’s Knowledge, is threatened respecting any of the Marathon Transferred Employees. Marathon’s Business is not now, and has not at any time within the past three years been, subject to any collective bargaining agreement, contract, letter of understanding or other similar arrangement with any labor union or organization except as set forth on Schedule 5.5 to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter.

Section 5.6 Compliance with Laws. The Marathon Transferred Assets are being operated by Marathon in compliance with all Applicable Laws and Marathon Material Permits, except as set forth on Schedule 5.6 to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter and except for such non-compliance which would not have and would not reasonably be expected to have, individually (including a series of related non-compliances), a Material Adverse Effect on Marathon’s Business. Except as set forth on Schedule 5.6 to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter, neither Marathon nor any of its Affiliates has received any notice from any Governmental Authority that the operations of Marathon’s Business are being conducted in violation of any Applicable Law, or has Knowledge of any investigation or review pending or threatened by any Governmental Authority relating to any alleged violation, which violation would have or would reasonably be expected to have, individually (including a series of related violations), a Material Adverse Effect on Marathon’s Business. Except as set forth on Schedule 5.6 to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter, there is no outstanding order, writ, judgment, stipulation, injunction, decree, determination, award or other order of any Governmental Authority against Marathon or its Affiliates that relates to the Marathon Transferred Assets that has had, or is reasonably expected to have, individually (including a series of related outstanding orders, writs, judgments, stipulations, injunctions, decrees, determinations, awards or other orders), a Material Adverse Effect on Marathon’s Business.

Section 5.7 Legal Proceedings. Except as set forth on Schedule 5.7 to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter, there are no Claims pending or, to the Knowledge of Marathon, threatened against Marathon or any of its Affiliates before any Governmental Authority (i) seeking to prevent or delay the Closing or (ii) which would have or would reasonably be expected to have, individually (including a series of related Claims), a Material Adverse Effect on Marathon’s Business.

Section 5.8 Sufficiency and Condition of the Marathon Transferred Assets.

(a) Sufficiency. The Marathon Transferred Assets constitute all property and other rights necessary to enable the Company to operate and conduct Marathon’s Business in substantially the same manner as it is currently being operated and conducted.

(b) Condition. Except as set forth on Schedule 5.8 to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter, all of the buildings, plants, improvements, fixtures, machinery, equipment and other tangible assets currently used in Marathon’s Business and included in the Marathon Transferred Assets are in the aggregate in good operating condition and repair (ordinary wear and tear excepted), except for defects the cost of which to repair, replace or restore to good operating condition and repair (ordinary wear and tear excepted) would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Marathon’s Business. Except as set forth on Schedule 5.8 to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter, the machinery and equipment currently used in Marathon’s Business and included in the Marathon Transferred Assets, taken as a whole, has been maintained in a manner consistent with industry practice except where the failure to so maintain such machinery and equipment would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Marathon’s Business.

Section 5.9 Material Contracts. Schedule 5.9 to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter contains a correct and complete list as of the date of this Agreement of all the Contracts used or held for use primarily in or related primarily to the operation or conduct of Marathon’s Business of the following types that are to be transferred to and assumed by the Company or one of its subsidiaries as of the Closing Date and to which Marathon or any of its Affiliates is a party or to which any of the Marathon Transferred Assets are subject (each, a “Marathon Material Contract”):

(a) any employment Contract with any Marathon Transferred Employee, except those customarily entered into in the ordinary course of business with all or substantially all of the employees at any work location;

(b) any indenture, note, loan or credit agreement or other Contract relating to the borrowing of money or to the direct or indirect guarantee or assumption of the obligation of any other person, including any arrangement which has the economic effect although not the legal form of a Guarantee;

(c) any power of attorney (other than powers of attorney given in the ordinary course of Marathon’s Business);

(d) any Marathon Real Property Lease providing for rental payments of more than $1,000,000 during the twelve months ending December 31, 1998;

(e) any Marathon Personal Property Lease under which Marathon or any of its Affiliates (i) is lessee of, or holds or uses, Personal Property owned by any third party having a fair market value in excess of $1,000,000 or (ii) is the lessor of, or makes available for use by any third party, any Personal Property owned (including ownership for Tax purposes) by Marathon or any of its Affiliates having a fair market value in excess of $1,000,000;

(f) any Contract which is expected to involve the payment or receipt during the twelve months ending December 31, 1998 of an amount in excess of $5,000,000;

(g) any joint venture, partnership or similar organizational Contract involving a sharing of profits or losses related to all or any portion of Marathon’s Business;

(h) any Contract granting to any Person a right of first refusal or option to purchase or acquire any Marathon Transferred Asset or group of Marathon Transferred Assets with a fair market value of at least $2,000,000;

(i) any take-or-pay Contract requiring Marathon or any of its Affiliates to pay for goods or services, regardless of whether Marathon or such Affiliate accepts delivery of such goods or services or any Contract requiring a minimum throughput or purchase, in each case, which is expected to involve the payment after December 31, 1997 of an amount in excess of $5,000,000 and which is not cancelable upon 90 days’ notice or less without liability to Marathon or such Affiliate;

(j) any Guarantee (other than any indemnification Contract) with respect to which Marathon or any of its Affiliates is the obligor in respect of an obligation that exceeds $1,000,000;

(k) any indemnification Contract with respect to which Marathon or any of its Affiliates is the obligor (including in connection with the sale of assets) that was made outside the ordinary course of business;

(l) any Contract or consent decree which imposes or could by its terms impose any material restrictions on the Company with respect to its geographical area of operations or scope or type of business;

(m) any Contract involving swaps, futures, derivatives or similar instruments, regardless of value, except such Contracts entered into as a hedging activity in the ordinary course of business consistent with Marathon’s past practice and internal policy guidelines;

(n) any collective bargaining agreement;

(o) any Contract pursuant to which a Governmental Authority is providing tax abatements or other similar economic incentives in connection with Marathon’s Business;

(p) any Contract by which Marathon or its Affiliates undertake obligations to be satisfied following the Closing Date with respect to capital investment in Marathon’s Business in excess of $5,000,000;

(q) any material tolling or warehousing arrangement;

(r) any refinery process license agreement which is material to any Major Unit of a Marathon Refinery;

(s) any Contract between Marathon or one of its Affiliates and another Affiliate relating to Marathon’s Business;

(t) any Marathon Asset Lease; or

(u) any Contract not otherwise specified in paragraphs (a) through (t) above that is material to Marathon’s Business, taken as a whole.

Except as set forth on Schedule 5.9 to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter, (A) Marathon and its Affiliates have duly performed and complied with their respective obligations under each Marathon Material Contract, except where the failure to so perform or comply would not have and would not reasonably be expected to have, individually, a Material Adverse Effect on Marathon’s Business; (B) none of Marathon or any of its Affiliates has received any notice of termination or default from any other party to such Marathon Material Contract, except for such notices of termination or default which would not have or would not reasonably be expected to have, individually, a Material Adverse Effect on Marathon’s Business; (C) to Marathon’s Knowledge, no other party to such Marathon Material Contract is in default of its obligations thereunder, except where such default would not have or would not reasonably be expected to have, individually, a Material Adverse Effect on Marathon’s Business; and (D) each such Marathon Material Contract may be assigned to the Company without the consent of any other party thereto, except where the failure to obtain such assignment would not have or would not reasonably be expected to have, individually, a Material Adverse Effect on Marathon’s Business.

Section 5.10 Proprietary Rights.

(a) Schedule 2.1(t) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter sets forth a correct and complete list of all Intellectual Property used or held for use primarily in or related primarily to and material to the operation or conduct of Marathon’s Business (collectively, the “Marathon Proprietary Rights”).

(b) Except as disclosed in Schedule 2.1(t) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter: (i) Marathon or its Affiliates own or possess adequate licenses or other valid rights to use (without the making of any payment to others or the obligation to grant rights to others in exchange) all the Marathon Proprietary Rights for the duration set forth on Schedule 2.1(t) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter, except for such licenses or rights to use the Marathon Proprietary Rights the absence of which does not have, and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Marathon’s Business; (ii) the Marathon Proprietary Rights included in the Marathon Transferred Assets and the Marathon Proprietary Rights being made available to the Company pursuant to the Marathon Intellectual Property License Agreement and the Marathon Trademark License Agreement constitute all such rights necessary to conduct Marathon’s Business in substantially the same manner as it is presently being conducted, except for such Marathon Proprietary Rights the absence of which would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Marathon’s Business; (iii) the validity of the Marathon Proprietary Rights and the rights therein of Marathon or any of its Affiliates have not been questioned in any litigation to which Marathon or any of its Affiliates is a party, nor, to Marathon’s Knowledge, is any such litigation threatened, except for such litigation which does not have and is not reasonably expected to have a Material Adverse Effect on Marathon’s Business; (iv) to Marathon’s Knowledge, the conduct of Marathon’s Business does not materially conflict with any Intellectual Property of others, except for such conflicts which do not have and are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Marathon’s Business; and (v) the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such rights, except for such conflicts, alterations and impairments which do not have and are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Marathon’s Business.

(c) Except as disclosed in Schedule 2.1(t) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter, Marathon does not have Knowledge that any material use of any Marathon Proprietary Rights has heretofore been, or is now being, made by any Person other than Marathon and its Affiliates. Marathon has no Knowledge of any infringement of any Marathon Proprietary Rights that if continued would result or would reasonably be likely to result, individually or in the aggregate, in a Material Adverse Effect on Marathon’s Business. No director or officer of Marathon has any interest in any of the Marathon Proprietary Rights.

Section 5.11 Employee Benefit Matters.

(a) Copies of Documents. Marathon has furnished to Ashland true and complete copies of the following items relating to each Marathon Benefit Plan: (i) the governing plan documents, including all amendments thereto, (ii) the most recent summary plan description and summary of material modifications, (iii) the most recent Form 5500 Annual Report filed with the Internal Revenue Service, together with attachments thereto, and (iv) if applicable, the most recent actuarial report.

(b) No Plans or Commitments. Neither Marathon nor any ERISA Affiliate of Marathon has any formal plan or commitment, whether legally binding or not, to create any additional Marathon Benefit Plan or change any existing Marathon Benefit Plan, except to the extent any such creation or change of a Marathon Benefit Plan would apply in substantially the same manner to a majority of the United States employees of Marathon’s Business.

(c) Pension Plans. Except as set forth on Schedule 5.11 to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter, no Marathon Benefit Plan that is a Pension Benefit Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code, and no liability (including contingent liability) has been incurred, directly or indirectly, to or on account of any such Pension Benefit Plan pursuant to Title IV of ERISA (excluding liability for benefit claims and funding obligations payable in the ordinary course of business and liability for PBGC insurance premiums payable in the ordinary course of business) and the present value of the liabilities accrued thereunder as of the most recent valuation date determined on an accumulated benefit obligation basis pursuant to Statement of Financial Accounting Standard No. 87, did not exceed the fair market value of the assets held in trust thereunder as of such date. No proceedings have been instituted to terminate any Marathon Benefit Plan that is a Pension Benefit Plan and, to the Knowledge of Marathon, no condition exists that presents a material risk to Marathon or any ERISA Affiliate of Marathon of incurring a liability to or on account of a Pension Benefit Plan pursuant to Title IV of ERISA (excluding liability for benefit claims and funding obligations payable in the ordinary course of business and liability for PBGC insurance premiums payable in the ordinary course of business). None of the assets of Marathon or any ERISA Affiliate of Marathon is the subject of any Lien arising under Section 302(f) of ERISA or Section 412(n) of the Code.

(d) Qualification of Plans. Each Employee Benefit Plan of Marathon and any ERISA Affiliate of Marathon that is intended to be qualified under Section 401(a) and (if applicable) Section 401(k) of the Code, and each trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to the qualification under Section 401(a) and (if applicable) 401(k) of the Code of such Employee Benefit Plan and the tax-exempt status of such related trust, and nothing has occurred since the date of such determination letter that could reasonably be expected (on a substantial compliance basis) to adversely affect the qualification of such Employee Benefit Plan or the tax-exempt status of such related trust.

(e) Compliance with Applicable Laws. Each Marathon Benefit Plan and all related trusts, insurance contracts, and funds have been maintained, funded and administered in substantial compliance in all material respects with all Applicable Laws. No Claims with respect to Marathon Benefit Plans (other than routine claims for benefits) or with respect to any fiduciary or other person dealing with any Marathon Benefit Plan are pending or threatened, and neither Marathon nor any ERISA Affiliate of Marathon has any Knowledge of any facts which could give rise to or be expected to give rise to any such actions, suits, investigations or claims. Marathon and all ERISA Affiliates of Marathon have complied with the requirements of Sections 4980B and 4980D of the Code with respect to employees and former employees of Marathon’s Business.

(f) No Multiemployer Plan. Except as set forth on Schedule 5.11 to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter, neither Marathon nor any ERISA Affiliate of Marathon has any obligation to contribute to or has any liability or potential liability (including, but not limited to, actual or potential withdrawal liability) with respect to any “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, or with respect to any employee benefit plan of the type described in Sections 4063 and 4064 of ERISA or Section 413(c) of the Code, in each case, that is a Marathon Benefit Plan.

(g) No Excess Parachute Payments. Except as set forth on Schedule 5.11 to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter, no Marathon Benefit Plan provides, and neither Marathon nor any ERISA Affiliate of Marathon is otherwise obligated to provide, any amount constituting an excess parachute payment (as defined in Section 280G of the Code) with respect to any current or former employee of Marathon’s Business that will become a liability of the Company.

Section 5.12 Marathon Transferring Entities and Marathon Subsidiaries. Schedule 5.12 to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter sets forth a correct and complete list of all Affiliates of Marathon that are engaged in the conduct and operation of Marathon’s Business or own or lease any Marathon Transferred Assets or have any other rights in respect of any Marathon Transferred Asset.

Section 5.13 Assets Covered by Subleases. For the avoidance of doubt, for purposes of the representations and warranties of this Article V and the indemnification obligations of Article IX, the term “Marathon Transferred Assets” shall include (i) the assets covered by the Marathon Sublease Agreements, subject, however, to the rights of the lessors of such property under the underlying leases and (ii) the assets transferred to the Company or its subsidiaries by another entity at the direction of Marathon or its subsidiaries. The term “Marathon Transferring Entity” shall include (i) any entity that is subleasing assets to the Company or its subsidiaries under the Marathon Sublease Agreements and (ii) solely for purposes of the representations and warranties contained in Section 5.1(a) and Section 5.2, any entity that transfers assets to the Company or its subsidiaries at the direction of Marathon or its subsidiaries.

Section 5.14 Disclaimer of Representations and Warranties.

(a) EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS (INCLUDING THE EXHIBITS, APPENDICES AND SCHEDULES HERETO AND THERETO, THE DISCLOSURE LETTERS AND ANY CERTIFICATE FURNISHED IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT), NEITHER MARATHON NOR ANY MARATHON TRANSFERRING ENTITY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATIONS OR WARRANTIES RELATING TO (A) THE TITLE TO ANY PROPERTIES, (B) THE VALUE OF MARATHON’S BUSINESS OR ANY OF THE MARATHON TRANSFERRED ASSETS, (C) THE MAINTENANCE, REPAIR, CONDITION, DESIGN, PERFORMANCE OR MARKETABILITY OF ANY MARATHON TRANSFERRED ASSETS, INCLUDING MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, (D) THE PRESENCE OR ABSENCE OF ANY HAZARDOUS SUBSTANCES IN, UNDER OR ON, OR DISPOSED OF OR DISCHARGED FROM, THE MARATHON TRANSFERRED ASSETS, OR (E) ANY INFRINGEMENTS BY ANY OF MARATHON OR ANY MARATHON TRANSFERRING ENTITY OF ANY PATENT OR PROPRIETARY RIGHTS OF ANY THIRD PARTY. IT IS THE EXPRESS AGREEMENT OF THE PARTIES HERETO THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, THE COMPANY WILL OBTAIN RIGHTS IN THE MARATHON TRANSFERRED ASSETS IN THEIR PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS.” EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS (INCLUDING THE EXHIBITS, APPENDICES AND SCHEDULES HERETO AND THERETO, THE DISCLOSURE LETTERS AND ANY CERTIFICATE FURNISHED IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT), EACH OF MARATHON AND THE MARATHON TRANSFERRING ENTITIES DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION OR WARRANTY OTHERWISE MADE OR COMMUNICATED (ORALLY OR IN WRITING) (INCLUDING, BUT NOT LIMITED TO, ANY OPINION,

INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO ASHLAND BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF MARATHON AND ANY INFORMATION, DOCUMENTS OR MATERIALS MADE AVAILABLE TO ASHLAND OR ASHLAND’S DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ADVISORS IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT).

(b) THE PARTIES HERETO UNDERSTAND AND AGREE THAT (A) CERTAIN NOTICES THAT ARE REQUIRED TO BE GIVEN BY MARATHON AND THE MARATHON TRANSFERRING ENTITIES IN CONNECTION WITH THE TRANSFER OF THE MARATHON TRANSFERRED ASSETS TO THE COMPANY MAY NOT HAVE BEEN TIMELY GIVEN BY SUCH PARTIES AND (B) CERTAIN CONSENTS REQUIRED TO BE OBTAINED BY SUCH PARTIES IN CONNECTION WITH THE TRANSFER OF THE MARATHON TRANSFERRED ASSETS TO THE COMPANY MAY NOT BE OBTAINED BY CLOSING. THE PARTIES HERETO UNDERSTAND AND AGREE THAT ANY SUCH DELAYS IN GIVING NOTICE AND ANY SUCH LACK OF CONSENTS SHALL NOT GIVE RISE TO (1) A FAILURE BY MARATHON TO SATISFY A CONDITION PRECEDENT TO ASHLAND’S OBLIGATION TO CLOSE FOR PURPOSES OF SECTION 6.2 OF THE MASTER FORMATION AGREEMENT, UNLESS THE NOTICE OR CONSENT IN QUESTION IS LISTED ON SCHEDULE 6.2(d) TO THE ASHLAND MASTER FORMATION AGREEMENT DISCLOSURE LETTER AND IS NOT OBTAINED BY CLOSING; (2) A CLAIM FOR INDEMNIFICATION RELATING TO A BREACH OF A REPRESENTATION OR WARRANTY MADE UNDER THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT (INCLUDING THE EXHIBITS, APPENDICES AND SCHEDULES HERETO AND THERETO, THE DISCLOSURE LETTERS AND ANY CERTIFICATE FURNISHED IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT); OR (3) ANY OTHER LIABILITY OF MARATHON TO THE COMPANY OR TO THE OTHER PARTY (INCLUDING A CLAIM FOR INDEMNIFICATION UNDER SECTION 9.1 (e)), UNLESS IN EACH SUCH CASE MARATHON SHALL HAVE FAILED TO DISCLOSE IN THE DISCLOSURE LETTERS THE EXISTENCE OF ANY SUCH NOTICE OR CONSENT REQUIREMENT REQUIRED TO BE DISCLOSED PURSUANT TO SECTIONS 3.3 AND 3.4 OF THE MASTER FORMATION AGREEMENT OR SECTIONS 5.3 AND 5.9 HEREOF. FURTHERMORE, NOTHING CONTAINED IN THIS SECTION 5.14 SHALL BE CONSTRUED TO LIMIT THE OBLIGATIONS OF MARATHON UNDER SECTIONS 2.5 AND 2.6 HEREOF OR UNDER SECTION 5.5 OF THE MASTER FORMATION AGREEMENT.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF ASHLAND

Ashland hereby represents and warrants to Marathon and to the Company as follows:

Section 6.1 Real Property.

(a) Title. (i) Except as set forth on Schedule 6.1 to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter, Ashland, an Ashland Transferring Entity or an Ashland Subsidiary, as applicable, has (A) good and marketable fee title to all Ashland Real Property Owned in all jurisdictions other than the State of Texas and good and indefeasible fee title to all Ashland Real Property Owned in the State of Texas, (B) good and valid title to the leasehold estates in all Ashland Real Property Leased, and (C) good and valid title to all Ashland Other Real Property Rights, in the case of each of clauses (A), (B) and (C) above, free and clear of all Liens, subject only to Permitted Encumbrances. This Section 6.1(a)(i) does not relate to (1) rights of way included in the Ashland Real Property Owned and the Ashland Other Real Property Rights and (2) improvements on any such rights of way that are considered real property for state law purposes. (ii) Except as set forth on Schedule 6.1 to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter, Ashland, an Ashland Transferring Entity or an Ashland Subsidiary, as applicable, has good and valid title to (A) all rights of way included in the Ashland Real Property Owned and the Ashland Other Real Property Rights, and (B) all improvements on any such rights of way that are considered real property for state law purposes, in each case free and clear of all Liens, subject only to Permitted Encumbrances.

(b) Ashland Real Property Leases. Each of the Ashland Real Property Leases is in full force and effect in all material respects and constitutes the legal, valid and binding obligations of Ashland or its Affiliates that are parties thereto, enforceable against Ashland and such Affiliates in accordance with their respective terms.

(c) No Other Realty. Except as set forth on Schedule 3.1(a) through Schedule 3.1(h), Schedule 3.2(a), Schedule 3.2(b) and Schedule 3.2(o) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter and except for the real property subject to the Ashland Designated Sublease Agreements, neither Ashland nor any Affiliate of Ashland owns or leases any real property used or held for use primarily in or related primarily to or necessary for the operation or conduct of Ashland’s Business or has any options to acquire any fee interest or leasehold interest in any real property for use primarily in or related primarily to or necessary for the operation or conduct of Ashland’s Business.

(d) No Claims. There are no pending or, to the Knowledge of Ashland, threatened condemnation, eminent domain or similar proceedings affecting the Ashland Real Property Owned or Ashland Real Property Leased other than such pending or threatened condemnation, eminent domain or similar proceedings, if any, that do not have and are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Ashland’s Business. There are no existing public improvements which may reasonably be expected to result in any special assessment against the Ashland Real Property Owned other than such public improvements or special assessments, if any, that do not have and are not reasonably expected to have, individually (including a series of related public improvements or special assessments), a Material Adverse Effect on Ashland’s Business.

(e) Title Exceptions. All utility easements, rights of access and other easements and similar rights serving the Ashland Real Property Owned or Ashland Real Property Leased, the termination of which would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ashland’s Business, are legally enforceable to permit the operation of Ashland’s Business in substantially the manner in which Ashland’s Business is currently operated. Other than Permitted Encumbrances, there are no encroachments upon the Ashland Real Property Owned and no encroachments of any improvements comprising the Ashland Real Property Owned onto adjacent property which would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ashland’s Business. The improvements to the Ashland Real Property Owned (and the current uses thereof) do not violate set-back, building or side lines, or any applicable land use covenants, zoning regulations, or similar enforceable restrictions nor do they encroach on any easements located on the Ashland Real Property Owned, to the extent that such violation or encroachment would have or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ashland’s Business.

Section 6.2 Title to Property Other than Real Property. Except as set forth on Schedule 6.2 to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter, Ashland, the Ashland Transferring Entities and the Ashland Subsidiaries have good and valid title to all Ashland Transferred Assets, in each case, free and clear of all Liens, subject only to Permitted Encumbrances. This Section 6.2 does not relate to Ashland Real Property Owned, Ashland Real Property Leased or Ashland Other Real Property Rights, such items being the subject of Section 6.1.

Section 6.3 Ashland Permits. Schedule 6.3 to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter sets forth a list of all Permits that have been issued or granted to Ashland or any of its Affiliates in connection with the operation and conduct of Ashland’s Business, except for those Permits the absence of which would not have, and would not reasonably be expected to have, individually, a Material Adverse Effect on Ashland’s Business (the “Ashland Material Permits”). Schedule 6.3 to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter also specifies whether any third party consents are required for the assignment or transfer of each of the Ashland Material Permits to the Company. Except as set forth on Schedule 6.3 to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter, (i) except for the Ashland Material Permits, there are no Permits the absence of which would have or would reasonably be expected to have, individually, a Material Adverse Effect on Ashland’s Business which Ashland or one of its Affiliates do not possess and (ii) there is no proceeding pending or, to the Knowledge of Ashland, threatened under which any Ashland Material Permit may be revoked, terminated or suspended, nor, to the Knowledge of Ashland, is there any reasonable grounds for the revocation, termination or suspension of any Ashland Material Permit.

Section 6.4 Taxes.

(a) All Withholdings Are Current. Except as set forth on Schedule 6.4(a) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter, all amounts required by any Governmental Authority to have been withheld from the compensation of, or any other payment made to, the Ashland Transferred Employees have been withheld and have been, or will be, timely paid over to the appropriate Governmental Authority, except where the failure to so withhold would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ashland’s Business.

(b) Liens for Unpaid Taxes. Except as set forth on Schedule 6.4(b) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter and except with respect to Permitted Encumbrances, (i) there are no Liens for unpaid Taxes exceeding $5,000,000 individually or $25,000,000 in the aggregate, on any of the Ashland Transferred Assets, (ii) no Claim has been made by any Governmental Authority which could give rise to any such Lien, (iii) none of the Ashland Transferred Assets is property that is required to be treated as owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and (iv) none of the Ashland Transferred Assets directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(c) Payment of Taxes. Except as set forth on Schedule 6.4(c) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter and except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ashland’s Business, (i) Ashland and each of the Ashland Subsidiaries, and any consolidated, combined, unitary, affiliated or aggregate group of which Ashland or any of the Ashland Subsidiaries is or has been a member (an “Affiliated Ashland Group”), has timely filed or will timely file with the appropriate taxing authority all returns required to be filed on or prior to the Closing Date and each such return was or will be complete and correct in all material respects, (ii) all Taxes of Ashland, any of the Ashland Subsidiaries and any Affiliated Ashland Group or for which Ashland or any of the Ashland Subsidiaries are or could otherwise be held liable, or which are or could otherwise become chargeable as an encumbrance upon any property or assets of Ashland or any of the Ashland Subsidiaries have been duly and timely paid, except such Taxes as are being contested in good faith by appropriate proceedings and except for such amounts as do not exceed $5,000,000 individually or $25,000,000 in the aggregate, (iii) no Lien for Taxes exceeding $5,000,000 individually or $25,000,000 in the aggregate exists with respect to the Ashland Transferred Assets (including the assets or properties of any of the Ashland Subsidiaries), (iv) no person has made with respect to any of the Ashland Subsidiaries, or any property held by any of the Ashland Subsidiaries, any consent under Section 341 of the Code, and (v) none of the Ashland Subsidiaries will be required to include in a taxable period on or after the Closing Date taxable income in excess of $5,000,000 attributable to income that economically accrued in a taxable period ending on or before the Closing Date, including, without limitation, as a result of the installment method of accounting, the completed contract method of accounting, the cash method of accounting or Section 481 of the Code.

Section 6.5 Employees. Except as set forth on Schedule 6.5 to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter, there are no discrimination complaints, employment- related complaints or any other kind of labor-related disputes against Ashland in connection with Ashland’s Business pending before or, to Ashland’s

Knowledge, threatened before any Governmental Authority and no dispute respecting minimum wage or overtime claims exists which would have or would reasonably be expected to have, individually (including a series of related complaints or disputes), a Material Adverse Effect on Ashland’s Business. Except as set forth on Schedule 6.5 to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter, Ashland’s Business has not experienced any labor disputes or any work stoppage due to labor disagreements within the past three years. With respect to Ashland’s Business and except to the extent set forth on Schedule 6.5 to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter: (i) there is no unfair labor practice charge or complaint against Ashland actually pending or, to Ashland’s Knowledge, threatened, before the National Labor Relations Board; (ii) there is no labor strike, slowdown or stoppage actually pending or, to Ashland’s Knowledge, threatened against or affecting Ashland; and (iii) no attempt to organize any of the Ashland Transferred Employees has resulted in an election within the past three years or, to Ashland’s Knowledge, is threatened respecting any of the Ashland Transferred Employees. Ashland’s Business is not now, and has not at any time within the past three years been, subject to any collective bargaining agreement, contract, letter of understanding or other similar arrangement with any labor union or organization except as set forth on Schedule 6.5 to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter.

Section 6.6 Compliance with Laws. The Ashland Transferred Assets are being operated by Ashland in compliance with all Applicable Laws and Ashland Material Permits, except as set forth on Schedule 6.6 to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter and except for such non-compliance which would not have and would not reasonably be expected to have, individually (including a series of related non-compliances), a Material Adverse Effect on Ashland’s Business. Except as set forth on Schedule 6.6 to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter, neither Ashland nor any of its Affiliates has received any notice from any Governmental Authority that the operations of Ashland’s Business are being conducted in violation of any Applicable Law, or has Knowledge of any investigation or review pending or threatened by any Governmental Authority relating to any alleged violation, which violation would have or would reasonably be expected to have, individually (including a series of related violations), a Material Adverse Effect on Ashland’s Business. Except as set forth on Schedule 6.6 to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter, there is no outstanding order, writ, judgment, stipulation, injunction, decree, determination, award or other order of any Governmental Authority against Ashland or its Affiliates that relates to the Ashland Transferred Assets that has had, or is reasonably expected to have, individually (including a series of related outstanding orders, writs, judgments, stipulations, injunctions, decrees, determinations, awards or other orders), a Material Adverse Effect on Ashland’s Business.

Section 6.7 Legal Proceedings. Except as set forth on Schedule 6.7 to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter, there are no Claims pending or, to the Knowledge of Ashland, threatened against Ashland or any of its Affiliates before any Governmental Authority (i) seeking to prevent or delay the Closing or (ii) which would have or would reasonably be expected to have, individually (including a series of related Claims), a Material Adverse Effect on Ashland’s Business.

Section 6.8 Sufficiency and Condition of the Ashland Transferred Assets.

(a) Sufficiency. The Ashland Transferred Assets constitute all property and other rights necessary to enable the Company to operate and conduct Ashland’s Business in substantially the same manner as it is currently being operated and conducted.

(b) Condition. Except as set forth on Schedule 6.8 to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter, all of the buildings, plants, improvements, fixtures, machinery, equipment and other tangible assets currently used in Ashland’s Business and included in the Ashland Transferred Assets are in the aggregate in good operating condition and repair (ordinary wear and tear excepted), except for defects the cost of which to repair, replace or restore to good operating condition and repair (ordinary wear and tear excepted) would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ashland’s Business. Except as set forth on Schedule 6.8 to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter, the machinery and equipment currently used in Ashland’s Business and included in the Ashland Transferred Assets, taken as a whole, has been maintained in a manner consistent with industry practice except where the failure to so maintain such machinery and equipment would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ashland’s Business.

Section 6.9 Material Contracts. Schedule 6.9 to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter contains a correct and complete list as of the date of this Agreement of all the Contracts used or held for use primarily in or related primarily to the operation or conduct of Ashland’s Business of the following types that are to be transferred to and assumed by the Company or one of its subsidiaries as of the Closing Date and to which Ashland or any of its Affiliates is a party or to which any of the Ashland Transferred Assets are subject (each, an “Ashland Material Contract”):

(a) any employment Contract with any Ashland Transferred Employee, except those customarily entered into in the ordinary course of business with all or substantially all of the employees at any work location;

(b) any indenture, note, loan or credit agreement or other Contract relating to the borrowing of money or to the direct or indirect guarantee or assumption of the obligation of any other person, including any arrangement which has the economic effect although not the legal form of a Guarantee;

(c) any power of attorney (other than powers of attorney given in the ordinary course of Ashland’s Business);

(d) any Ashland Real Property Lease providing for rental payments of more than $1,000,000 during the twelve months ending December 31, 1998;

(e) any Ashland Personal Property Lease under which Ashland or any of its Affiliates (i) is lessee of, or holds or uses, Personal Property owned by any third party having a fair market value in excess of $1,000,000 or (ii) is the lessor of, or makes available for use by any third party, any Personal Property owned (including ownership for Tax purposes) by Ashland or any of its Affiliates having a fair market value in excess of $1,000,000;

(f) any Contract which is expected to involve the payment or receipt during the twelve months ending December 31, 1998 of an amount in excess of $5,000,000;

(g) any joint venture, partnership or similar organizational Contract involving a sharing of profits or losses related to all or any portion of Ashland’s Business;

(h) any Contract granting to any Person a right of first refusal or option to purchase or acquire any Ashland Transferred Asset or group of Ashland Transferred Assets with a fair market value of at least $2,000,000;

(i) any take-or-pay Contract requiring Ashland or any of its Affiliates to pay for goods or services, regardless of whether Ashland or such Affiliate accepts delivery of such goods or services or any Contract requiring a minimum throughput or purchase, in each case, which is expected to involve the payment after December 31, 1997 of an amount in excess of $5,000,000 and which is not cancelable upon 90 days’ notice or less without liability to Ashland or such Affiliate;

(j) any Guarantee (other than any indemnification Contract) with respect to which Ashland or any of its Affiliates is the obligor in respect of an obligation that exceeds $1,000,000;

(k) any indemnification Contract with respect to which Ashland or any of its Affiliates is the obligor (including in connection with the sale of assets) that was made outside the ordinary course of business;

(l) any Contract or consent decree which imposes or could by its terms impose any material restrictions on the Company with respect to its geographical area of operations or scope or type of business;

(m) any Contract involving swaps, futures, derivatives or similar instruments, regardless of value, except such Contracts entered into as a hedging activity in the ordinary course of business consistent with Ashland’s past practice and internal policy guidelines;

(n) any collective bargaining agreement;

(o) any Contract pursuant to which a Governmental Authority is providing tax abatements or other similar economic incentives in connection with Ashland’s Business;

(p) any Contract by which Ashland or its Affiliates undertake obligations to be satisfied following the Closing Date with respect to capital investment in Ashland’s Business in excess of $5,000,000;

(q) any material tolling or warehousing arrangement;

(r) any refinery process license agreement which is material to any Major Unit of an Ashland Refinery;

(s) any Contract between Ashland or one of its Affiliates and another Affiliate relating to Ashland’s Business;

(t) any Ashland Asset Lease; or

(u) any Contract not otherwise specified in paragraphs (a) through (t) above that is material to Ashland’s Business, taken as a whole.

Except as set forth on Schedule 6.9 to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter, (A) Ashland and its Affiliates have duly performed and complied with their respective obligations under each Ashland Material Contract, except where the failure to so perform or comply would not have and would not reasonably be expected to have, individually, a Material Adverse Effect on Ashland’s Business; (B) none of Ashland or any of its Affiliates has received any notice of termination or default from any other party to such Ashland Material Contract, except for such notices of termination or default which would not have or would not reasonably be expected to have, individually, a Material Adverse Effect on Ashland’s Business; (C) to Ashland’s Knowledge, no other party to such Ashland Material Contract is in default of its obligations thereunder, except where such default would not have or would not reasonably be expected to have, individually, a Material Adverse Effect on Ashland’s Business; and (D) each such Ashland Material Contract may be assigned to the Company without the consent of any other party thereto, except where the failure to obtain such assignment would not have or would not reasonably be expected to have, individually, a Material Adverse Effect on Ashland’s Business.

Section 6.10 Proprietary Rights.

(a) Schedule 3.1(t) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter sets forth a correct and complete list of all Intellectual Property used or held for use primarily in or related primarily to and material to the operation or conduct of Ashland’s Business (collectively, the “Ashland Proprietary Rights”).

(b) Except as disclosed in Schedule 3.1(t) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter: (i) Ashland or its Affiliates own or possess adequate licenses or other valid rights to use (without the making of any payment to others or the obligation to grant rights to others in exchange) all the Ashland Proprietary Rights for the duration set forth on Schedule 3.1(t) to the Ashland Asset Transfer and Contribution Agreement

Disclosure Letter, except for such licenses or rights to use the Ashland Proprietary Rights the absence of which does not have, and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Ashland’s Business; (ii) the Ashland Proprietary Rights included in the Ashland Transferred Assets and the Ashland Proprietary Rights being made available to the Company pursuant to the Ashland Intellectual Property License Agreement and the Ashland Trademark License Agreement constitute all such rights necessary to conduct Ashland’s Business in substantially the same manner as it is presently being conducted, except for such Ashland Proprietary Rights the absence of which would not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Ashland’s Business; (iii) the validity of the Ashland Proprietary Rights and the rights therein of Ashland or any of its Affiliates have not been questioned in any litigation to which Ashland or any of its Affiliates is a party, nor, to Ashland’s Knowledge, is any such litigation threatened, except for such litigation which does not have and is not reasonably expected to have a Material Adverse Effect on Ashland’s Business; (iv) to Ashland’s Knowledge, the conduct of Ashland’s Business does not materially conflict with any Intellectual Property of others, except for such conflicts which do not have and are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Ashland’s Business; and (v) the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such rights, except for such conflicts, alterations and impairments which do not have and are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Ashland’s Business.

(c) Except as disclosed in Schedule 3.1(t) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter, Ashland does not have Knowledge that any material use of any Ashland Proprietary Rights has heretofore been, or is now being, made by any Person other than Ashland and its Affiliates. Ashland has no Knowledge of any infringement of any Ashland Proprietary Rights that if continued would result or would reasonably be likely to result, individually or in the aggregate, in a Material Adverse Effect on Ashland’s Business. No director or officer of Ashland has any interest in any of the Ashland Proprietary Rights.

Section 6.11 Employee Benefit Matters.

(a) Copies of Documents. Ashland has furnished to Marathon true and complete copies of the following items relating to each Ashland Benefit Plan: (i) the governing plan documents, including all amendments thereto, (ii) the most recent summary plan description and summary of material modifications, (iii) the most recent Form 5500 Annual Report filed with the Internal Revenue Service, together with attachments thereto, and (iv) if applicable, the most recent actuarial report.

(b) No Plans or Commitments. Neither Ashland nor any ERISA Affiliate of Ashland has any formal plan or commitment, whether legally binding or not, to create any additional Ashland Benefit Plan or change any existing Ashland Benefit Plan, except to the extent any such creation or change of an Ashland Benefit Plan would apply in substantially the same manner to a majority of the United States employees of Ashland’s Business.

(c) Pension Plans. Except as set forth on Schedule 6.11 to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter, no Ashland Benefit Plan that is a Pension Benefit Plan has an accumulated or waived funding deficiency within the meaning of Section 412 of the Code, and no liability (including contingent liability) has been incurred, directly or indirectly, to or on account of any such Pension Benefit Plan pursuant to Title IV of ERISA (excluding liability for benefit claims and funding obligations payable in the ordinary course of business and liability for PBGC insurance premiums payable in the ordinary course of business) and the present value of the liabilities accrued thereunder as of the most recent valuation date determined on an accumulated benefit obligation basis pursuant to Statement of Financial Accounting Standard No. 87, did not exceed the fair market value of the assets held in trust thereunder as of such date. No proceedings have been instituted to terminate any Ashland Benefit Plan that is a Pension Benefit Plan and, to the Knowledge of Ashland, no condition exists that presents a material risk to Ashland or any ERISA Affiliate of Ashland of incurring a liability to or on account of a Pension Benefit Plan pursuant to Title IV of ERISA (excluding liability for benefit claims and funding obligations payable in the ordinary course of business and liability for PBGC insurance premiums payable in the ordinary course of business). None of the assets of Ashland or any ERISA Affiliate of Ashland is the subject of any Lien arising under Section 302(f) of ERISA or Section 412(n) of the Code.

(d) Qualification of Plans. Each Employee Benefit Plan of Ashland and any ERISA Affiliate of Ashland that is intended to be qualified under Section 401(a) and (if applicable) Section 401(k) of the Code, and each trust (if any) forming a part thereof, has received a favorable determination letter from the Internal Revenue Service as to the qualification under Section 401(a) and (if applicable) 401(k) of the Code of such Employee Benefit Plan and the tax-exempt status of such related trust, and nothing has occurred since the date of such determination letter that could reasonably be expected (on a substantial compliance basis) to adversely affect the qualification of such Employee Benefit Plan or the tax-exempt status of such related trust.

(e) Compliance with Applicable Laws. Each Ashland Benefit Plan and all related trusts, insurance contracts, and funds have been maintained, funded and administered in substantial compliance in all material respects with all Applicable Laws. No Claims with respect to Ashland Benefit Plans (other than routine claims for benefits) or with respect to any fiduciary or other person dealing with any Ashland Benefit Plan are pending or threatened, and neither Ashland nor any ERISA Affiliate of Ashland has any Knowledge of any facts which could give rise to or be expected to give rise to any such actions, suits, investigations or claims. Ashland and all ERISA Affiliates of Ashland have complied with the requirements of Sections 4980B and 4980D of the Code with respect to employees and former employees of Ashland’s Business.

(f) No Multiemployer Plan. Except as set forth on Schedule 6.11 to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter, neither Ashland nor any ERISA Affiliate of Ashland has any obligation to contribute to or has any liability or potential liability (including, but not limited to, actual or potential withdrawal liability) with respect to any “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, or with respect to any employee benefit plan of the type described in Sections 4063 and 4064 of ERISA or Section 413(c) of the Code, in each case, that is an Ashland Benefit Plan.

(g) No Excess Parachute Payments. Except as set forth on Schedule 6.11 to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter, no Ashland Benefit Plan provides, and neither Ashland nor any ERISA Affiliate of Ashland is otherwise obligated to provide, any amount constituting an excess parachute payment (as defined in Section 280G of the Code) with respect to any current or former employee of Ashland’s Business that will become a liability of the Company.

Section 6.12 Ashland Transferring Entities and Ashland Subsidiaries. Schedule 6.12 to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter sets forth a correct and complete list of all Affiliates of Ashland that are engaged in the conduct and operation of Ashland’s Business or own or lease any Ashland Transferred Assets or have any other rights in respect of any Ashland Transferred Asset.

Section 6.13 Assets Covered by Subleases. For the avoidance of doubt, for purposes of the representations and warranties of this Article VI and the indemnification obligations of Article IX, the term “Ashland Transferred Assets” shall include (i) the assets covered by the Ashland Sublease Agreements, subject, however, to the rights of the lessors of such property under the underlying leases and (ii) the assets transferred to the Company or its subsidiaries by another entity at the direction of Ashland or its subsidiaries. The term “Ashland Transferring Entity” shall include (i) any entity that is subleasing assets to the Company or its subsidiaries under the Ashland Sublease Agreements and (ii) solely for purposes of the representations and warranties contained in Section 6.1(a) and Section 6.2, any entity that transfers assets to the Company or its subsidiaries at the direction of Ashland or its subsidiaries.

Section 6.14 Disclaimer of Representations and Warranties.

(a) EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS (INCLUDING THE EXHIBITS, APPENDICES AND SCHEDULES HERETO AND THERETO, THE DISCLOSURE LETTERS AND ANY CERTIFICATE FURNISHED IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT), NEITHER ASHLAND NOR ANY ASHLAND TRANSFERRING ENTITY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATIONS OR WARRANTIES RELATING TO (A) THE TITLE TO ANY PROPERTIES, (B) THE VALUE OF ASHLAND’S BUSINESS OR ANY OF THE ASHLAND TRANSFERRED ASSETS, (C) THE MAINTENANCE, REPAIR, CONDITION, DESIGN, PERFORMANCE OR MARKETABILITY OF ANY ASHLAND TRANSFERRED ASSETS, INCLUDING MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, (D) THE PRESENCE OR ABSENCE OF ANY HAZARDOUS SUBSTANCES IN, UNDER OR ON, OR DISPOSED OF OR DISCHARGED FROM, THE ASHLAND TRANSFERRED ASSETS, OR (E) ANY INFRINGEMENTS BY ANY OF ASHLAND OR ANY ASHLAND TRANSFERRING ENTITY OF ANY PATENT OR

PROPRIETARY RIGHTS OF ANY THIRD PARTY. IT IS THE EXPRESS AGREEMENT OF THE PARTIES HERETO THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, THE COMPANY WILL OBTAIN RIGHTS IN THE ASHLAND TRANSFERRED ASSETS IN THEIR PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS.” EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS (INCLUDING THE EXHIBITS, APPENDICES AND SCHEDULES HERETO AND THERETO, THE DISCLOSURE LETTERS AND ANY CERTIFICATE FURNISHED IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT), EACH OF ASHLAND AND THE ASHLAND TRANSFERRING ENTITIES DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION OR WARRANTY OTHERWISE MADE OR COMMUNICATED (ORALLY OR IN WRITING) (INCLUDING, BUT NOT LIMITED TO, ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO MARATHON OR USX BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF ASHLAND AND ANY INFORMATION, DOCUMENTS OR MATERIALS MADE AVAILABLE TO MARATHON OR USX OR MARATHON’S OR USX’S DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR ADVISORS IN CERTAIN “DATA ROOMS,” MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT).

(b) THE PARTIES HERETO UNDERSTAND AND AGREE THAT (A) CERTAIN NOTICES THAT ARE REQUIRED TO BE GIVEN BY ASHLAND AND THE ASHLAND TRANSFERRING ENTITIES IN CONNECTION WITH THE TRANSFER OF THE ASHLAND TRANSFERRED ASSETS TO THE COMPANY MAY NOT HAVE BEEN TIMELY GIVEN BY SUCH PARTIES AND (B) CERTAIN CONSENTS REQUIRED TO BE OBTAINED BY SUCH PARTIES IN CONNECTION WITH THE TRANSFER OF THE ASHLAND TRANSFERRED ASSETS TO THE COMPANY MAY NOT BE OBTAINED BY CLOSING. THE PARTIES HERETO UNDERSTAND AND AGREE THAT ANY SUCH DELAYS IN GIVING NOTICE AND ANY SUCH LACK OF CONSENTS SHALL NOT GIVE RISE TO (1) A FAILURE BY ASHLAND TO SATISFY A CONDITION PRECEDENT TO MARATHON’S OBLIGATION TO CLOSE FOR PURPOSES OF SECTION 6.1 OF THE MASTER FORMATION AGREEMENT, UNLESS THE NOTICE OR CONSENT IN QUESTION IS LISTED ON SCHEDULE 6.1(c) TO THE MARATHON MASTER FORMATION AGREEMENT DISCLOSURE LETTER AND IS NOT OBTAINED BY CLOSING; (2) A CLAIM FOR INDEMNIFICATION RELATING TO A BREACH OF A REPRESENTATION OR WARRANTY MADE UNDER THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT (INCLUDING THE EXHIBITS, APPENDICES AND SCHEDULES HERETO AND THERETO, THE DISCLOSURE LETTERS AND ANY CERTIFICATE FURNISHED IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT); OR (3) ANY OTHER LIABILITY OF ASHLAND TO THE COMPANY OR TO THE OTHER PARTY (INCLUDING A CLAIM FOR INDEMNIFICATION UNDER SECTION 9.2(e)), UNLESS IN EACH SUCH CASE ASHLAND SHALL HAVE FAILED TO DISCLOSE IN THE DISCLOSURE LETTERS THE EXISTENCE OF ANY SUCH NOTICE OR CONSENT REQUIREMENT REQUIRED TO BE

DISCLOSED PURSUANT TO SECTIONS 4.3 AND 4.4 OF THE MASTER FORMATION AGREEMENT OR SECTIONS 6.3 AND 6.9 HEREOF. FURTHERMORE, NOTHING CONTAINED IN THIS SECTION 6.14 SHALL BE CONSTRUED TO LIMIT THE OBLIGATIONS OF ASHLAND UNDER SECTIONS 3.5 AND 3.6 HEREOF OR UNDER SECTION 5.5 OF THE MASTER FORMATION AGREEMENT.

ARTICLE VII

COVENANTS

Section 7.1 Marathon Covenants.

(a) Provision of Marathon Records. On or as promptly as practicable after the Closing Date, Marathon shall, and shall cause its Affiliates to, deliver to the Company all Marathon Records; provided that Marathon shall be entitled to retain a copy of any Marathon Record. From and after the Closing Date, all such books and records shall be the property of the Company.

(b) Access to Retained Records. Marathon shall maintain or cause to be maintained at its offices, in accordance with its record retention policies, the related material records and other documents held by Marathon on the Closing Date with respect to (i) the Marathon Transferred Assets, (ii) the Marathon Assumed Liabilities or (iii) the conduct of the business of Marathon’s Business prior to the Closing Date, in each case which are not included in the Marathon Transferred Assets, and will make such records and other documents reasonably available, without charge, to representatives of Ashland and the Company at a reasonable place and time, it being understood that such representatives shall be entitled to make copies thereof as they shall deem necessary for purposes of making such records and documents available to appropriate Governmental Authorities or for other proper corporate purposes. Notwithstanding the foregoing, Marathon shall not be obligated to make available any such records or documents that are privileged, that Marathon is prohibited from disclosing by Applicable Law or that are the subject of binding confidentiality agreements with non-Affiliates of Marathon restricting their conveyance or disclosure to the Company; provided, however, that Marathon shall use its commercially reasonable best efforts to obtain the right from such non-Affiliates either to disclose such records to the Company or to transfer such confidentiality agreements to the Company.

(c) Production of Witnesses. After the Closing Date, Marathon shall make available to the Company, upon written request, its and its Affiliates’ directors, officers, employees and agents as witnesses to the extent that any such Person may reasonably be required in connection with any administrative or other proceedings which the Company may from time to time be contesting, asserting or defending against any Person that is not a party hereto or an Affiliate of a party hereto and which relates to (i) any transaction contemplated by this Agreement or (ii) any act, omission, occurrence or transaction prior to the Closing Date involving any of Marathon’s Business, provided that the same shall not unreasonably interfere with the conduct of

Marathon’s Business. The Company shall reimburse Marathon for all reasonable out-of-pocket expenses incurred by Marathon in complying with any such request.

(d) Forwarding of Payments. Marathon shall, and shall cause its Affiliates to, promptly and in good faith forward, or cause to be forwarded, to the Company, in the manner directed by the Company, any payment of monies to which the Company or any subsidiary of the Company is entitled but which is made instead to Marathon or any of its Affiliates for whatever reason.

(e) Discharge of Liens. Marathon shall retain the responsibility to discharge, at its cost, any Liens on any Marathon Transferred Asset existing on the Closing Date unless such Lien is a Permitted Encumbrance.

(f) Tax Matters. (i) For any taxable period of any of the Marathon Subsidiaries that includes (but does not end on) the Closing Date, the Company shall timely prepare and file with the appropriate Governmental Authorities all returns required to be filed and shall pay all Taxes due with respect to such returns, except as otherwise agreed by Marathon, Ashland and the Company; provided that Marathon shall reimburse the Company for any amount owed by Marathon pursuant to Section 9.4(a) and paid by the Company with respect to the taxable periods covered by such returns. For any taxable period of any of the Marathon Subsidiaries that ends on or before the Closing Date, Marathon shall timely prepare and file with the appropriate Governmental Authorities all returns required to be filed, and shall pay all Taxes due with respect to such returns; provided that the Company shall reimburse Marathon for any amount assumed by the Company pursuant to Section 2.3(i) and paid by Marathon or any of its Affiliates. The Company and Marathon agree to cause the Marathon Subsidiaries to file all returns for the period including the Closing Date on the basis that the relevant taxable period ended as of the close of business on the Closing Date or, if the Closing Date is between January 1, 1998 and January 10, 1998, ended as of the close of business on December 31, 1997, unless the relevant Governmental Authority will not accept a return filed on that basis.

(ii) Marathon shall cause the provisions of any Tax sharing agreement between Marathon or any of its Affiliates, on the one hand, and any Marathon Subsidiary, on the other hand, to be terminated on or before the Closing Date. After the Closing Date, no party shall have any rights or obligations under any such Tax sharing agreement.

(g) Accounting Treatment. From the date hereof until the date of the filing by USX of its Annual Report on Form 10-K with the Securities and Exchange Commission for (i) the fiscal year ending December 31, 1998 in the event that the Closing Date occurs in 1997, or (ii) the fiscal year ending December 31, 1999 in the event that the Closing Date occurs in 1998, Marathon will take all reasonable action to ensure that the transactions contemplated by this Agreement will be accounted for on the purchase method by Marathon under the provisions of Accounting Principles Board Opinion No. 16. It is understood and agreed that the ability of Marathon to consolidate the Company’s Business in its financial statements is a prerequisite to Marathon’s ability to account for the transactions contemplated by this Agreement on the purchase method and reasonable action may include action related to consolidation accounting treatment necessary to achieve purchase accounting treatment. As used herein, “all reasonable action” shall include any action reasonably requested by Ashland, including modification, interpretations or amendments to the LLC Agreement, that does not represent a fundamental change in the rights of the parties thereunder, taken as a whole.

(h) Guarantees and Other Obligations. Marathon agrees to maintain in effect or to cause its subsidiaries to maintain in effect to support the Company each Guarantee and other obligation specified on Schedule 7.1(h) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter as required to be maintained after the Closing until the earlier of (i) the termination or expiration of such Guarantee or other obligation in accordance with its terms and (ii) the date the beneficiary of such Guarantee or other obligation agrees to release such Guarantee or other obligation on terms which would not impose any unreasonable financial cost or other burden on the Company.

(i) Indebtedness. Marathon agrees to make, or cause its Affiliates to make, all principal, premium and interest payments on all Indebtedness assumed by the Company or its subsidiaries pursuant to Section 2.3(d) in accordance with the terms (including as to the amount and timing of all such payments) of such Indebtedness. In the event Marathon or its Affiliates fail to make any such payments as and when required under the terms of such Indebtedness and as a result thereof, the Company is required to make any such payment, Marathon agrees to reimburse the Company promptly for all amounts paid by the Company in respect of such Indebtedness. Marathon shall be responsible for and shall indemnify and hold harmless the Company, Ashland and their respective Affiliates from and against any Claim or Loss to the extent such Claim or Loss arises out of such Indebtedness or the failure of Marathon or any of its Affiliates to timely make principal, premium or interest payments on such Indebtedness.

(j) Patoka to Lima Pipe Line. Marathon agrees to complete, at its sole expense and as soon as reasonably practical, all work necessary to restore the Patoka to Lima Pipe Line to the operating pressure and throughput conditions that existed prior to the release of crude oil from such pipeline on August 24, 1997. It is expressly understood and agreed that neither the Company nor Ashland will be entitled to assert that the conditions that are the subject of the work described above constitute a breach of any of Marathon’s representations and warranties contained in Article V.

Section 7.2 Ashland Covenants.

(a) Provision of Ashland Records. On or as promptly as practicable after the Closing Date, Ashland shall, and shall cause its Affiliates to, deliver to the Company all Ashland Records; provided that Ashland shall be entitled to retain a copy of any Ashland Record. From and after the Closing Date, all such books and records shall be the property of the Company.

(b) Access to Retained Records. Ashland shall maintain or cause to be maintained at its offices, in accordance with its record retention policies, the related material records and other documents held by Ashland on the Closing Date with respect to (i) the Ashland

Transferred Assets, (ii) the Ashland Assumed Liabilities or (iii) the conduct of the business of Ashland’s Business prior to the Closing Date, in each case which are not included in the Ashland Transferred Assets, and will make such records and other documents reasonably available, without charge, to representatives of Marathon and the Company at a reasonable place and time, it being understood that such representatives shall be entitled to make copies thereof as they shall deem necessary for purposes of making such records and documents available to appropriate Governmental Authorities or for other proper corporate purposes. Notwithstanding the foregoing, Ashland shall not be obligated to make available any such records or documents that are privileged, that Ashland is prohibited from disclosing by Applicable Law or that are the subject of binding confidentiality agreements with non-Affiliates of Ashland restricting their conveyance or disclosure to the Company; provided, however, that Ashland shall use its commercially reasonable best efforts to obtain the right from such non-Affiliates either to disclose such records to the Company or to transfer such confidentiality agreements to the Company.

(c) Production of Witnesses. After the Closing Date, Ashland shall make available to the Company, upon written request, its and its Affiliates’ directors, officers, employees and agents as witnesses to the extent that any such Person may reasonably be required in connection with any administrative or other proceedings which the Company may from time to time be contesting, asserting or defending against any Person that is not a party hereto or an Affiliate of a party hereto and which relates to (i) any transaction contemplated by this Agreement or (ii) any act, omission, occurrence or transaction prior to the Closing Date involving any of Ashland’s Business, provided that the same shall not unreasonably interfere with the conduct of Ashland’s Business. The Company shall reimburse Ashland for all reasonable out-of-pocket expenses incurred by Ashland in complying with any such request.

(d) Forwarding of Payments. Ashland shall, and shall cause its Affiliates to, promptly and in good faith forward, or cause to be forwarded, to the Company, in the manner directed by the Company, any payment of monies to which the Company or any subsidiary of the Company is entitled but which is made instead to Ashland or any of its Affiliates for whatever reason.

(e) Discharge of Liens. Ashland shall retain the responsibility to discharge, at its cost, any Liens on any Ashland Transferred Asset existing on the Closing Date unless such Lien is a Permitted Encumbrance.

(f) Tax Matters. (i) For any taxable period of any of the Ashland Subsidiaries that includes (but does not end on) the Closing Date, the Company shall timely prepare and file with the appropriate Governmental Authorities all returns required to be filed and shall pay all Taxes due with respect to such returns, except as otherwise agreed by Marathon, Ashland and the Company; provided that Ashland shall reimburse the Company for any amount owed by Ashland pursuant to Section 9.4(b) and paid by the Company with respect to the taxable periods covered by such returns. For any taxable period of any of the Ashland Subsidiaries that ends on or before the Closing Date, Ashland shall timely prepare and file with the appropriate Governmental Authorities all returns required to be filed, and shall pay all Taxes due with respect to such returns; provided that the Company shall reimburse Ashland for any amount assumed by the

Company pursuant to Section 3.3(i) and paid by Ashland or any of its Affiliates. The Company and Ashland agree to cause the Ashland Subsidiaries to file all returns for the period including the Closing Date on the basis that the relevant taxable period ended as of the close of business on the Closing Date or, if the Closing Date is between January 1, 1998 and January 10, 1998, ended as of the close of business on December 31, 1997, unless the relevant Governmental Authority will not accept a return filed on that basis.

(ii) Ashland shall cause the provisions of any Tax sharing agreement between Ashland or any of its Affiliates, on the one hand, and any Ashland Subsidiary, on the other hand, to be terminated on or before the Closing Date. After the Closing Date, no party shall have any rights or obligations under any such Tax sharing agreement.

(g) Accounting Treatment. From the date hereof until the date of the filing by USX of its Annual Report on Form 10-K with the Securities and Exchange Commission for (i) the fiscal year ending December 31, 1998 in the event that the Closing Date occurs in 1997, or (ii) the fiscal year ending December 31, 1999 in the event that the Closing Date occurs in 1998, Ashland will take all reasonable action requested by Marathon (a “Requested Action”) to ensure that the transactions contemplated by this Agreement will be accounted for on the purchase method by Marathon under the provisions of Accounting Principles Board Opinion No. 16. It is understood and agreed that the ability of Marathon to consolidate the Company’s Business in its financial statements is a prerequisite to Marathon’s ability to account for the transactions contemplated by this Agreement on the purchase method and Requested Action may include action related to consolidation accounting treatment necessary to achieve purchase accounting treatment. For purposes of this Section 7.2(g), a Requested Action will be deemed “reasonable” (a “Reasonable Requested Action”) only if (i) the Requested Action is reasonably related to the issue of Marathon’s ability to preserve purchase accounting treatment (based on the Relevant Accounting Factors); (ii) Marathon delivers to Ashland an opinion of its independent public accounting firm (based on the Relevant Accounting Factors) to the effect that (A) the Requested Action is necessary for Marathon to preserve purchase accounting treatment and (B) the Requested Action constitutes the least possible amendment of Ashland’s rights necessary for Marathon to preserve purchase accounting treatment; and (iii) the issue of Marathon’s ability to preserve purchase accounting treatment did not arise as a result of Marathon, USX or any of their respective Affiliates having taken any action unrelated to the Company or the Company’s Business. If Ashland agrees to take the Requested Action, then Marathon shall, and shall cause its Affiliates to, take all such actions as are necessary to reinstate the rights that Ashland forfeited in having taken the Requested Action as soon as reasonably possible consistent with the preservation by Marathon of purchase accounting treatment. In the event that the Requested Action would have a material adverse affect on Ashland’s rights under the LLC Agreement or the other Transaction Documents, Ashland shall negotiate in good faith with Marathon to determine whether and to what extent it will take the Requested Action; provided that Ashland shall have the right at any time to terminate its obligations under this Section 7.2(g) by paying Marathon an amount in liquidated damages equal to $10,000,000. Ashland shall be deemed to have negotiated in good faith if it is not willing to take the Requested Action on the basis of an opinion from its independent public accounting firm (based on the Relevant Accounting Factors) that the Requested Action is not a Reasonable Requested Action. If Ashland is not willing to take the

Requested Action, then such dispute shall be finally resolved by a third nationally-recognized independent public accounting firm jointly selected by Marathon and Ashland. The fees and expenses of such third accounting firm shall be paid 50% by Marathon and 50% by Ashland. If such third accounting firm determines (based on the Relevant Accounting Factors) that the Requested Action constitutes a Reasonable Requested Action, Ashland shall have the right to either (i) take such action or (ii) pay Marathon an amount in liquidated damages equal to $10,000,000. If such third accounting firm determines (based on the Relevant Accounting Factors) that the Requested Action does not constitute a Reasonable Requested Action, then Ashland shall not be required to take the Requested Action or pay Marathon any amount in damages in respect thereof. It is understood and agreed that, except as expressly provided in this Section 7.2(g), Ashland shall have no obligation or liability to Marathon in the event that Marathon is either (i) unable to account for the transactions contemplated by this Agreement on the purchase method under the provisions of Accounting Principles Board Opinion No. 16 as a purchase by Marathon of Ashland’s Business for accounting purposes or (ii) is unable to consolidate the Company’s Business in its financial statements.

(h) Guarantees and Other Obligations. Ashland agrees to maintain in effect or to cause its subsidiaries to maintain in effect to support the Company each Guarantee and other obligation specified on Schedule 7.2(h) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter as required to be maintained after the Closing until the earlier of (i) the termination or expiration of such Guarantee or other obligation in accordance with its terms and (ii) the date the beneficiary of such Guarantee or other obligation agrees to release such Guarantee or other obligation on terms which would not impose any unreasonable financial cost or other burden on the Company.

(i) LOOP/LOCAP. Ashland agrees that if after the Closing it receives any dividends or distributions from LOOP LLC or LOCAP Inc. in respect of the Ashland LOOP/LOCAP Interest, Ashland shall promptly forward to the Company an amount equal to such dividends or distributions net of any Taxes that are either imposed on Ashland with respect to such dividends or distributions or withheld from such dividends or distributions.

(j) Indebtedness. Ashland agrees to make, or cause its Affiliates to make, all principal, premium and interest payments on all Indebtedness assumed by the Company or its subsidiaries pursuant to Section 3.3(d) in accordance with the terms (including as to the amount and timing of all such payments) of such Indebtedness. In the event Ashland or its Affiliates fail to make any such payments as and when required under the terms of such Indebtedness and as a result thereof, the Company is required to make any such payment, Ashland agrees to reimburse the Company promptly for all amounts paid by the Company in respect of such Indebtedness. Ashland shall be responsible for and shall indemnify and hold harmless the Company, Marathon and their respective Affiliates from and against any Claim or Loss to the extent such Claim or Loss arises out of such Indebtedness or the failure of Ashland or any of its Affiliates to timely make principal, premium or interest payments on such Indebtedness.

(k) Ashland Special Environmental Projects. Ashland shall take, or cause to be taken, at its sole expense and as soon as reasonably practical, all Special Environmental Projects set forth on Schedule 7.2(k) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter in accordance with the terms and provisions set forth thereon, with such immaterial changes (taken in the aggregate) to the Special Environmental Projects that are the subject of ongoing negotiations with the National Enforcement Investigation Center of the United States Environmental Protection Agency that are agreed to by the National Enforcement Investigation Center of the United States Environmental Protection Agency. The obligations of Ashland under this Section 7.2(k) with respect to a Special Environmental Project shall terminate upon the earlier to occur of the completion of such Special Environmental Project to the satisfaction of the appropriate Governmental Authority and the occurrence of a Termination Event with respect to such Special Environmental Project. It is expressly understood and agreed that neither the Company nor Marathon will be entitled to assert that the conditions that are the subject of a Special Environmental Project constitute a breach of any of Ashland’s representations and warranties contained in Article VI. To the extent that the Company manages the performance of such actions, it shall act with the same degree of diligence and care that it would exercise if performing such actions at its sole expense and shall use commercially reasonable best efforts to complete the project at the lowest overall obtainable cost consistent with the scope of the project. The Company shall not engage any independent contractors related to the performance of any Special Environmental Project without the prior written consent of Ashland, which shall not unreasonably be withheld. Ashland shall have the right to direct and control all discussions, negotiations and proceedings with Governmental Authorities, including the right, after notice to and consultation with the Company, to settle or otherwise resolve any Environmental Violation giving rise to or forming part of such Special Environmental Project; provided, that Ashland may not enter into any such settlement or resolution that would reasonably be expected to have a Material Adverse Effect on the Company’s Business without the prior written consent of the Company, which consent will not be unreasonably withheld. Ashland shall offer the Company the opportunity to participate in all discussions, negotiations or proceedings with or before Governmental Authorities or other persons related to such Special Environmental Project (other than the current negotiations with the National Enforcement Investigation Center of the United States Environmental Protection Agency in connection with its multi-media environmental inspection).

(l) Marine Preservation Association. Subject to Section 9.3(j) below, Ashland agrees that it will maintain its membership in the Marine Preservation Association in good standing after Closing and that, upon the request of the Company, it will either use its commercially reasonable best efforts to assign such membership to the Company or a subsidiary of the Company or resign its membership.

Section 7.3 Certain Covenants of the Company.

(a) Access to Records. The Company shall maintain or cause to be maintained at its offices, in accordance with its record retention policies, all the Marathon Records and the Ashland Records, and will make the Marathon Records and the Ashland Records reasonably available, without charge, to representatives of Marathon and Ashland, as the case may be, at a reasonable place and time, it being understood that such representatives shall be entitled to make copies thereof as they shall deem necessary for purposes of making such Records available to appropriate Governmental Authorities or for other proper corporate purposes. The parties hereto agree that this right of access to Marathon Records and Ashland Records is in addition to the rights that Marathon and Ashland each have as Members of the Company to examine the books and records of the Company under the LLC Agreement.

(b) Future Sales Activity. Promptly after the Closing, the Company shall advise all of its customers, suppliers, creditors and employees, and any other Persons with whom Marathon conducted business relating to the Marathon Transferred Assets and Ashland conducted business relating to the Ashland Transferred Assets, in writing (i) that such business and the related properties and assets have been transferred to the Company, (ii) that, as of such date and thereafter, such business shall be conducted by the Company and not by Marathon and Ashland, respectively, and (iii) that such customers, suppliers, creditors, employees and other Persons shall deal with the Company, and not with Marathon and Ashland, respectively, with respect to any matters relating solely to the Company’s Business.

(c) Forwarding of Payments. The Company will promptly and in good faith forward, or cause to be forwarded, to Marathon, in the manner directed by Marathon, any payment of monies to which Marathon or any of Marathon’s Affiliates is entitled but which is made instead to the Company or any subsidiary of the Company for whatever reason. The Company will promptly and in good faith forward, or cause to be forwarded, to Ashland, in the manner directed by Ashland, any payment of monies to which Ashland or any of Ashland’s Affiliates is entitled but which is made instead to the Company or any subsidiary of the Company for whatever reason. The Company shall collect wholesale market receivables retained by Marathon pursuant to Section 2.2(q), and shall remit the proceeds to Marathon on January 20, 1998 or if received later, promptly following the receipt thereof.

(d) No Defaults. The Company shall use its commercially reasonable best efforts not to take any action or fail to take any action that would, or would reasonably be expected to, result in a default or an event of default under the agreements of Marathon or Ashland governing the Indebtedness set forth on Schedule 7.3(d) of the Asset Transfer and Contribution Agreement Schedules.

(e) Release of Guarantees. The Company shall use its commercially reasonable best efforts after Closing to cause each of USX, Marathon, Ashland and their respective Affiliates to be released as guarantors or obligors under the Guarantees and other obligations set forth on Schedule 3.5 to the Parent Agreement Disclosure Letter, Schedule 7.1(h) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter and Schedule 7.2(h) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter, respectively; provided that the Company shall not be obligated to incur more than a reasonable cost in connection with such releases.

(f) Litigation. Upon the request of Marathon or Ashland, as applicable, the Company shall handle the administration of Third-Party Claims that are the subject of Marathon’s indemnity obligation contained in Section 9.1(d) or Ashland’s indemnity obligation contained in Section 9.2(d), respectively (including Claims that would be subject to such indemnity obligations but for the application of the $100,000 threshold contained in Section 9.1(d) and Section 9.2(d)). The Company shall not be entitled to reimbursement from Marathon or Ashland for the administrative costs (other than out-of-pocket costs) in handling such Third-Party Claims, whether or not Marathon or Ashland ultimately is required to indemnify the Company pursuant thereto.

(g) Certain Expenses and Liabilities Related to Information Technology. The parties acknowledge that to the extent Marathon and Ashland have incurred or will incur additional software license fees solely in connection with providing information technology services to the Company as Shared Services, the Company shall reimburse Marathon or Ashland, as the case may be, for such fees.

Section 7.4 Transfer Taxes; UCC Filing Fees. Marathon shall pay, when due, any documentary transfer, stamp, recording, sales, use and similar Taxes, fees and other governmental charges (including any related interest and penalties) (“Transfer Taxes”) with respect to the transfer of the Marathon Transferred Assets, regardless of whether any Transfer Tax is imposed on it or any Marathon Transferring Entity, the Company or any subsidiary of the Company. Marathon shall pay all state Uniform Commercial Code filing fees incurred by Marathon or any Marathon Transferring Entity, the Company or any subsidiary of the Company in connection with any transfer of the Marathon Transferred Assets pursuant to this Agreement. Ashland shall pay, when due, any Transfer Taxes with respect to the transfer of the Ashland Transferred Assets, regardless of whether any Transfer Tax is imposed on it or any Ashland Transferring Entity, the Company or any subsidiary of the Company. Ashland shall pay all state Uniform Commercial Code filing fees incurred by Ashland or any Ashland Transferring Entity, the Company or any subsidiary of the Company in connection with any transfer of the Ashland Transferred Assets pursuant to this Agreement. Marathon, Ashland and the Company agree to cooperate in minimizing any Transfer Tax, including the furnishing of appropriate resale and exemption certificates as each such party may reasonably request.

Section 7.5 Waiver of Compliance with Bulk Sales Laws. Marathon, Ashland and the Company hereby waive compliance with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement.

Section 7.6 Sewer Inspection and Process Safety Management Programs. The Company shall be responsible for all costs related to, and shall not be entitled to reimbursement from Marathon or Ashland for the cost of, (i) inspecting, repairing or replacing sewer lines, except to the extent either Marathon or Ashland, as the case may be, is obligated pursuant to Section 9.1(c) or Section 9.2(c) and Section 9.8(h) to indemnify the Company for Remediation Activities that include the making of such repairs and replacements to prevent Environmental Contamination from continuing or (ii) implementing any process safety management program. Action taken by the Company to inspect, repair or replace sewer lines shall not cause the indemnity obligations of Marathon and Ashland under Section 9.1(c) or Section 9.2(c), as the case may be, to be limited by the provisions of Section 9.8(j).

Section 7.7 Survival of Covenants. The covenants contained in this Article VII shall survive (subject to the provisions of Section 7.5(b), Section 7.6(b), Article VIII, Section 9.10 and Section 9.17 of the Master Formation Agreement and Section 9.14(b), Section 9.15(b), Section 11.8 and Section 11.15 hereof) any Transfer by Marathon or Ashland of its Membership Interests to a third party or the other Member pursuant to Article X of the LLC Agreement.

ARTICLE VIII

FORMS OF AGREEMENT

Section 8.1 Forms. Attached as Exhibits to this Agreement are the following forms of agreements to be delivered at the Closing:

(a)	Marathon Quitclaim Deeds — Exhibit A

(b)	Marathon General Assignment and Assumption Agreement — Exhibit B

(c-1)	Marathon Intellectual Property License Agreement — Exhibit C-1

(c-2)	Marathon Trademark License Agreement - Exhibit C-2

(d)	Marathon Lease Agreements — Exhibit D

(e)	Marathon Designated Sublease Agreements - Exhibit E

(f)	Marathon Other Sublease Agreement — Exhibit F

(g)	Marathon Pipe Line Operating Agreement — Exhibit G

(h)	Ashland Quitclaim Deeds — Exhibit H

(i)	Ashland General Assignment and Assumption Agreement — Exhibit I

(j-1)	Ashland Intellectual Property License Agreement — Exhibit J-1

(j-2)	Ashland Trademark License Agreement - Exhibit J-2

(k)	Ashland Lease Agreements — Exhibit K

(l)	Ashland Designated Sublease Agreements — Exhibit L

(m)	Ashland Other Sublease Agreements — Exhibit M

(n)	Joint Defense Agreement — Exhibit N

(o)	Valvoline Lube Oil Supply Agreement — Exhibit O

(p)	Ashland Chemical Product Sale Agreement — Exhibit P

(q)	Ashland Joint Services Agreement — Exhibit Q

(r)	Crude Oil and NGL Supply Agreement — Exhibit R

(s)	Ashland Supplier Cooperation Agreement — Exhibit S

(t)	Indemnity Agreement — Exhibit T

(u)	Shared Services Agreement — Exhibit U

(v)	Revolving Credit Agreement — Exhibit V

(w)	Addendum and Joinder — Exhibit W

ARTICLE IX

INDEMNIFICATION

Section 9.1 Marathon Indemnification. Marathon shall be responsible for, and shall indemnify and hold harmless the Company Indemnified Persons and the Ashland Indemnified Persons from and against, any Claim or Loss to the extent such Claim or Loss arises out of any one or more of the following circumstances:

(a) Breaches Resulting in Claims. Any breach by Marathon or any Marathon Transferring Entity of the representations or warranties contained in the Master Formation Agreement, this Agreement (excluding any misrepresentation with respect to Section 5.7), or any other Transaction Document (other than the LLC Agreement or the Put/Call, Registration Rights and Standstill Agreement) delivered hereunder or thereunder (including any certificate, exhibit, appendix or schedule furnished in connection with this Agreement, the Master Formation Agreement or such other Transaction Document), or any breach of any pre-Closing covenant of Marathon or any Marathon Transferring Entity contained in the Master Formation Agreement, this Agreement or any other Transaction Document (other than the LLC Agreement or the Put/Call, Registration Rights and Standstill Agreement); provided that in determining the scope of Marathon’s indemnification obligation under this Section 9.1(a), any qualification as to materiality or Material Adverse Effect in the representations and warranties shall be disregarded (it being understood that such qualifications as to materiality or Material Adverse Effect shall apply for purposes of determining whether there has been a breach in the first place); provided further that the obligations of Marathon under this Section 9.1(a) are in all respects subject to the limitations and provisions of Section 9.5; provided further that an Indemnified Party shall not be entitled to rights of indemnification under this Section 9.1(a) for any individual Loss of less than $100,000 (it being understood that all Losses arising from the same event, condition or set of circumstances shall be considered as an individual Loss for purposes of such calculation); provided further that an Indemnified Party shall not be entitled to rights of indemnification under this Section 9.1(a) until the aggregate of all Losses (excluding individual Losses under $100,000 referred to in the preceding proviso) to such Indemnified Party arising out of the circumstances set forth in this Section 9.1(a) exceeds $40,000,000, whereupon the Indemnified Party shall be entitled to indemnification for all Losses (excluding individual Losses under $100,000 referred to in the preceding proviso) in excess of such $40,000,000.

(b) Marathon Excluded Liabilities. Any failure by Marathon to duly pay, perform or discharge any Marathon Excluded Liability.

(c) Environmental Losses. (i) Subject to and in accordance with all terms, conditions, restrictions and limitations contained in Section 9.8, any Marathon Environmental Loss, including (A) the cost of complying with any Marathon Consent Decrees, including those listed on Schedule 9.1(c) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter, and (B) any Marathon Ongoing Remediation,

including those described on Schedule 9.1(c) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter.

(ii) Notwithstanding any other provision of this Section 9.1(c), no Indemnified Party shall be entitled to rights of indemnification under this Section 9.1(c) with respect to any Marathon Environmental Loss (other than (A) Environmental Contamination that is the subject of a Marathon Consent Decree or a Marathon Ongoing Remediation and (B) Marathon Designated UST Environmental Contamination), whether or not such Environmental Contamination is set forth on Schedule 9.1(c) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter, until the total amount of such Marathon Environmental Loss exceeds the relevant Individual Threshold Amount, whereupon an Indemnified Party shall be entitled to indemnification for that portion of such Marathon Environmental Loss that is in excess of the relevant Individual Threshold Amount. Marathon’s obligation to indemnify for (x) Environmental Contamination that is the subject of a Marathon Consent Decree or a Marathon Ongoing Remediation and (y) Marathon Designated UST Environmental Contamination is not subject to any Individual Threshold Amount.

(d) Litigation. Any Third Party Claim to the extent arising out of, based on or in connection with Marathon’s Business prior to the Closing Date or related to the ownership, use or operation of the Marathon Transferred Assets prior to the Closing Date; provided that an Indemnified Party shall not be entitled to rights of indemnification under this Section 9.1(d) with respect to any Third Party Claim unless the amount of such Loss incurred by such Indemnified Party on or after the Closing Date related to such Third Party Claim (not including any administrative costs of handling such Third Party Claim) exceeds $100,000 (it being understood that all Losses relating to Third Party Claims arising from the same event, condition or set of circumstances shall be considered as an individual Loss for purposes of such calculation), whereupon the Indemnified Party shall be entitled to indemnification for all Losses with respect to such Third Party Claim in excess of such $100,000.

(e) Shutdown of Refineries. Subject to all terms, conditions, restrictions and limitations contained in Section 9.1(c), Section 9.8, Section 9.10 and Section 9.16, the total shutdown, if required or necessitated by an order or directive from a Governmental Authority during the first six months after the Closing, of any Marathon Refinery or Major Unit thereof, if such shutdown arises solely from an event or events that occurred prior to the Closing Date; provided that for purposes of this Section 9.1(e) and subject to Section 9.8(h), “Loss” shall include any future compliance or reporting costs imposed by a Governmental Authority as a result thereof and any capital expenditures required to reopen the Marathon Refinery or Major Unit thereof and any loss of profit incurred by the Company as a result of such shutdown; provided further that an Indemnified Party shall not be entitled to indemnification under this Section 9.1(e) unless the amount of such Loss exceeds $2,000,000, whereupon the Indemnified Party shall be entitled to indemnification for all Losses in excess of such $2,000,000. The failure by the Company to perform any of its obligations under Section 9.10 shall not relieve Marathon of its obligation to indemnify the Company pursuant to Section 9.1(e) unless and to the extent that

Marathon demonstrates that it was prejudiced by the Company’s failure to perform any of its obligations under Section 9.10.

(f) Covenants in Subleases. Any breach by Marathon of any of its covenants contained in any Marathon Sublease Agreement.

Section 9.2 Ashland Indemnification. Ashland shall be responsible for, and shall indemnify and hold harmless the Company Indemnified Persons and the Marathon Indemnified Persons from and against, any Claim or Loss to the extent such Claim or Loss arises out of any one or more of the following circumstances:

(a) Breaches Resulting in Claims. Any breach by Ashland or any Ashland Transferring Entity of the representations or warranties contained in the Master Formation Agreement, this Agreement (excluding any misrepresentation with respect to Section 6.7) or any other Transaction Document (other than the LLC Agreement or the Put/Call, Registration Rights and Standstill Agreement) delivered hereunder or thereunder (including any certificate, exhibit, appendix or schedule furnished in connection with this Agreement, the Master Formation Agreement or such other Transaction Document), or any breach of any pre-Closing covenant of Ashland or any Ashland Transferring Entity contained in the Master Formation Agreement, this Agreement or any other Transaction Document (other than the LLC Agreement or the Put/Call, Registration Rights and Standstill Agreement); provided that in determining the scope of Ashland’s indemnification obligation under this Section 9.2(a), any qualification as to materiality or Material Adverse Effect in the representations and warranties shall be disregarded (it being understood that such qualifications as to materiality or Material Adverse Effect shall apply for purposes of determining whether there has been a breach in the first place); provided further that the obligations of Ashland under this Section 9.2(a) are in all respects subject to the limitations and provisions of Section 9.5; provided further that an Indemnified Party shall not be entitled to rights of indemnification under this Section 9.2(a) for any individual Loss of less than $100,000 (it being understood that all Losses arising from the same event, condition or set of circumstances shall be considered as an individual Loss for purposes of such calculation); provided further that an Indemnified Party shall not be entitled to rights of indemnification under this Section 9.2(a) until the aggregate of all Losses (excluding individual Losses under $100,000 referred to in the preceding proviso) to such Indemnified Party arising out of the circumstances set forth in this Section 9.2(a) exceeds $25,000,000, whereupon the Indemnified Party shall be entitled to indemnification for all Losses (excluding individual Losses under $100,000 referred to in the preceding proviso) in excess of such $25,000,000.

(b) Ashland Excluded Liabilities. Any failure by Ashland to duly pay, perform or discharge any Ashland Excluded Liability.

(c) Environmental Losses. (i) Subject to and in accordance with all terms, conditions, restrictions and limitations contained in Section 9.8, any Ashland Environmental Loss, including (A) the cost of complying with any Ashland Consent Decrees, including those listed on Schedule 9.2(c) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter, and (B) any Ashland Ongoing Remediation,

including those described on Schedule 9.2(c) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter.

(ii) Notwithstanding any other provision of this Section 9.2(c), no Indemnified Party shall be entitled to rights of indemnification under this Section 9.2(c) with respect to any Ashland Environmental Loss (other than (A) Environmental Contamination that is the subject of an Ashland Consent Decree or an Ashland Ongoing Remediation and (B) Ashland Designated UST Environmental Contamination), whether or not such Environmental Contamination is set forth on Schedule 9.2(c) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter, until the total amount of such Ashland Environmental Loss exceeds the relevant Individual Threshold Amount, whereupon an Indemnified Party shall be entitled to indemnification for that portion of such Ashland Environmental Loss that is in excess of the relevant Individual Threshold Amount. Ashland’s obligation to indemnify for (x) Environmental Contamination that is the subject of an Ashland Consent Decree or an Ashland Ongoing Remediation and (y) Ashland Designated UST Environmental Contamination is not subject to any Individual Threshold Amount.

(d) Litigation. Any Third Party Claim to the extent arising out of, based on or in connection with Ashland’s Business prior to the Closing Date or related to the ownership, use or operation of the Ashland Transferred Assets prior to the Closing Date; provided that an Indemnified Party shall not be entitled to rights of indemnification under this Section 9.2(d) with respect to any Third Party Claim unless the amount of such Loss incurred by such Indemnified Party on or after the Closing Date related to such Third Party Claim (not including any administrative costs of handling such Third Party Claim) exceeds $100,000 (it being understood that all Losses relating to Third Party Claims arising from the same event, condition or set of circumstances shall be considered as an individual Loss for purposes of such calculation), whereupon the Indemnified Party shall be entitled to indemnification for all Losses with respect to such Third Party Claim in excess of such $100,000.

(e) Shutdown of Refineries. Subject to all terms, conditions, restrictions and limitations contained in Section 9.2(c), Section 9.8, Section 9.10 and Section 9.16, the total shutdown, if required or necessitated by an order or directive from a Governmental Authority during the first six months after the Closing, of any Ashland Refinery or Major Unit thereof, if such shutdown arises solely from an event or events that occurred prior to the Closing Date; provided that for purposes of this Section 9.2(e) and subject to Section 9.8(h), “Loss” shall include any future compliance or reporting costs imposed by a Governmental Authority as a result thereof and any capital expenditures required to reopen the Ashland Refinery or Major Unit thereof and any loss of profit incurred by the Company as a result of such shutdown; provided further that an Indemnified Party shall not be entitled to indemnification under this Section 9.2(e) unless the amount of such Loss exceeds $2,000,000, whereupon the Indemnified Party shall be entitled to indemnification for all Losses in excess of such $2,000,000. The failure by the Company to perform any of its obligations under Section 9.10 shall not relieve Ashland of its obligation to indemnify the Company pursuant to Section 9.2(e) unless and to the extent that

Ashland demonstrates that it was prejudiced by the Company’s failure to perform any of its obligations under Section 9.10.

(f) Covenants in Subleases. Any breach by Ashland of any of its covenants contained in any Ashland Sublease Agreement.

Section 9.3 Company Indemnification. The Company and its subsidiaries, jointly and severally, shall be responsible for, and shall indemnify and hold harmless the Marathon Indemnified Persons and the Ashland Indemnified Persons from and against, any Claim or Loss to the extent such Claim or Loss arises out of any one or more of the following circumstances:

(a) Post-Closing Transferred Asset Liabilities. The ownership, use, operation or maintenance of the Marathon Transferred Assets and the Ashland Transferred Assets on or after the Closing Date, including, without limitation, Environmental Losses (subject to Section 9.8) to the extent arising out of, based on or in connection with the Company’s Business on or after the Closing Date or related to the ownership, use, operation or maintenance of, or related to the reporting practices associated with, the Marathon Transferred Assets and the Ashland Transferred Assets on or after the Closing Date; provided, however, that notwithstanding the foregoing, the indemnification provided in this Section 9.3(a) shall not extend to any Claim to the extent that it arises out of any act or omission of Marathon or Ashland (excluding any act or omission of Marathon’s or Ashland’s respective Representatives on the Board of Managers and except as provided in the Shared Services Agreement), respectively, on or after the Closing Date.

(b) Assumed Liabilities. Any failure by the Company to duly pay, perform or discharge the Marathon Assumed Liabilities and the Ashland Assumed Liabilities.

(c) Litigation. Any Third Party Claim arising out of, based on or in connection with the Company’s Business on or after the Closing Date or related to the ownership, use or operation of the Transferred Assets on or after the Closing Date, subject to a right of offset against Marathon and Ashland, as applicable, to the extent the Company is entitled to indemnification from either of them pursuant to Section 9.1(a) or Section 9.2(a).

(d) Guarantees and Obligations. Any payment by a Marathon Indemnified Person or an Ashland Indemnified Person as guarantor or obligor pursuant to the terms of any Guarantee or other obligation specified in Section 7.1 and Section 7.2, any payment by USX as guarantor or obligor pursuant to the terms of any Guarantee or other obligation specified in Section 3.5 of the Parent Agreement or any payment by Marathon or Ashland (i) pursuant to the terms of any Guarantee or other obligation entered into between the date hereof and Closing with the consent of the other party hereto or (ii) pursuant to the terms of any Contract that is included in the Marathon Transferred Assets or the Ashland Transferred Assets under which Marathon, a Marathon Transferring Entity, Ashland or an Ashland Transferring Entity, as the case may be, remains liable, in each case, to the extent such payment obligation arises from the conduct of the Company’s Business after the Closing and including all Losses incurred by Marathon, USX or Ashland in connection with any Third Party Claims relating to such Guarantees and other obligations.

(e) Apportioned Pre-Closing Environmental Loss. Subject to Section 9.8, any Environmental Loss with respect to which either a Marathon Indemnified Person or an Ashland Indemnified Person would be required to indemnify and hold harmless the Company Indemnified Persons pursuant to Section 9.1(c) or Section 9.2(c), but for the application of the Individual Threshold Amounts or the application of Section 9.8.

(f) Ashland LOOP/LOCAP Interest. Any Loss incurred by an Ashland Indemnified Person to the extent arising out of, based on, resulting from, or in connection with Ashland’s ownership of the Ashland LOOP/LOCAP Interest on or after the Closing Date to the extent not based on the gross negligence or wilful misconduct of Ashland.

(g) Throughput and Deficiency Agreements. Any payment required to be made by a Marathon Indemnified Person or an Ashland Indemnified Person under the Throughput and Deficiency Agreements to the extent such payment obligation arises on or after the Closing Date.

(h) Delayed Notices and Consents Not Obtained. Any Loss incurred by a Marathon Indemnified Person or an Ashland Indemnified Person to the extent arising out of, based on, resulting from, or in connection with the failure of Marathon and the Marathon Transferring Entities or Ashland and the Ashland Transferring Entities, as the case may be, to (i) timely give a notice that was required to have been given by any such party in connection with the transfer of the Marathon Transferred Assets or the Ashland Transferred Assets, as applicable, to the Company or (ii) obtain a consent that was required to have been obtained by any such party in connection with the transfer of the Marathon Transferred Assets or the Ashland Transferred Assets, as applicable, to the Company, in each case, if and to the extent Marathon or Ashland, as applicable, is not otherwise responsible for a Claim or Loss under Section 9.1(a) or Section 9.2(a), as applicable, with respect to such notice or consent requirements. Nothing contained in this Section 9.3(h) shall be construed to limit the obligations of Marathon under Section 2.5 and Section 2.6 hereof or of Ashland under Section 3.5 and Section 3.6 hereof.

(i) Covenants in Subleases. Any breach by the Company of any of its covenants contained in any Sublease Agreement.

(j) Marine Preservation Association. Any Loss incurred by an Ashland Indemnified Person to the extent arising out of, based on, resulting from or in connection with Ashland’s membership in the Marine Preservation Association on or after the Closing Date, including any Loss incurred by Ashland as a result of maintaining its membership interest in the Marine Preservation Association or assigning or resigning its membership interest in the Marine Preservation Association at the request of the Company (including the cost of any dues required to be paid and actually paid by or on behalf of Ashland with respect to its membership in the Marine Preservation Association (excluding dues that are required to be paid prior to Closing and were not so paid prior to Closing) and any cost incurred in connection with any assignment or resignation made at the request of the Company).

(k) Ashland Tankers. Any Loss incurred by an Ashland Indemnified Person to the extent arising out of, based on, resulting from, or in connection with the M/T West Virginia or the M/V Kentucky vessels on or after the Closing Date, including, without limitation, any payment required to be made by an Ashland Indemnified Person with respect to either the Bareboat Charter dated February 18, 1981 between Ashland Oil, Inc. and Equili Company II (as amended) or the Bareboat Charter dated December 17, 1980 between Ashland Oil, Inc. and Equili Company (as amended) (hereafter the “Bareboat Charters”) provided (i) the Bareboat Charters are transferred to the Company or one of its subsidiaries at the Closing, (ii) at the Closing, Ashland shall be ready, willing and able to enter into a “back-to-back” subcharter pursuant to which the Company or one of its subsidiaries is provided the right to use such vessels or (iii) the Company or one of its subsidiaries is given the equivalent economic benefit thereof.

Section 9.4 Tax Indemnity.

(a) Marathon Tax Indemnity. Marathon and its Affiliates shall remain liable (i) for all Marathon Excluded Taxes and (ii) for all liability (as a result of Treasury Regulation Section 1.1502-6(a) or otherwise) for Taxes of Marathon or any other entity which is or has been a member of an Affiliated Marathon Group with any of the Marathon Subsidiaries (other than, with respect to taxable periods beginning after their contribution to the Company, the Marathon Subsidiaries). Marathon shall indemnify and hold the Company and its Affiliates and Ashland and its Affiliates harmless from and against all of the above Taxes.

(b) Ashland Tax Indemnity. Ashland and its Affiliates shall remain liable (i) for all Ashland Excluded Taxes and (ii) for all liability (as a result of Treasury Regulation Section 1.1502-6(a) or otherwise) for Taxes of Ashland or any other entity which is or has been a member of an Affiliated Ashland Group with any of the Ashland Subsidiaries (other than, with respect to taxable periods beginning after their contribution to the Company, the Ashland Subsidiaries). Ashland shall indemnify and hold the Company and its Affiliates and Marathon and its Affiliates harmless from and against all of the above Taxes.

(c) Company Tax Indemnity. The Company shall be liable for all Taxes imposed on it or attributable to the ownership, use or operation of its assets and for which neither Marathon nor Ashland is liable under Section 9.4(a) and Section 9.4(b). The Company shall indemnify and hold Marathon, Ashland and their Affiliates harmless from and against all Taxes described in the preceding sentence.

(d) Proration of Certain Taxes. For purposes of this Section 9.4, in the case of any Taxes based upon or related to income that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the period ending on the Closing Date shall be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. If the actual Closing Date is between January 1, 1998 and January 10, 1998, the Closing Date for purposes of this Section 9.4(d) shall be deemed to be December 31, 1997. All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with prior practice of the appropriate Marathon Subsidiary or Ashland Subsidiary.

(e) Tax Cooperation.

(i) Tax Cooperation in General. Marathon, Ashland and the Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(ii) Retention of Books and Records. Each party shall retain all books and records with respect to Tax matters pertinent to the other party until the expiration of the applicable statute of limitations (and, to the extent notified by the other party, any extensions thereof), shall give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, at such time, if the other party so requests, shall allow the other party to take possession of such books and records.

(iii) Reductions of Taxes. Each party shall use its commercially reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby) and shall take all other reasonably available measures to mitigate, reduce or eliminate any such Tax.

(iv) Refunds. Each party shall use its commercially reasonable best efforts to obtain any refund of Taxes to which any other party may be entitled pursuant to this Agreement and, upon receipt of any such refund, shall promptly transmit such amount to the party entitled thereto.

(f) Survival of Tax Indemnity. The indemnification obligation with respect to Taxes provided for by Section 9.4(a), Section 9.4(b) and Section 9.4(c) shall survive for the longer of (i) such period as is prescribed by the applicable statute of limitations (taking into account any extensions or waivers thereof) and (ii) the date which is six years after the Closing Date.

Section 9.5 Survival of Representations, Warranties and Pre-Closing Covenants. The representations and warranties of Marathon and Ashland hereunder and in the exhibits, appendices and schedules hereto, the Asset Transfer and Contribution Agreement Disclosure Letters and any certificate furnished in connection with this Agreement shall survive only until the date which is three years after the Closing Date, notwithstanding any investigation at any time made by or on behalf of Marathon or Ashland, as the case may be; provided, that the representation and warranty of Marathon under Section 5.1(a) that relates to the title to Marathon

Real Property Owned on which a Marathon Refinery is located and the representation and warranty of Ashland under Section 6.1(a) that relates to the title to Ashland Real Property Owned on which an Ashland Refinery is located shall survive until the date which is seven years after the Closing Date; provided, further, that the representation and warranty of Marathon under Section 5.4 and the representation and warranty of Ashland under Section 6.4 shall survive for the longer of (i) 90 days following the expiration of the relevant statute of limitations (including all periods of extension, whether automatic or progressive) and (ii) the date which is six years after the Closing Date; provided further, that all such representations and warranties shall survive beyond the applicable dates specified above with respect to any Claim hereunder for indemnification based on any misrepresentation or breach of warranty that is asserted in reasonable detail against Marathon or Ashland, respectively, on or prior to such applicable date. The respective pre-Closing covenants of Marathon and Ashland hereunder shall survive only until the date which is three years after the Closing Date. Any Claim with respect to any breach of representations, warranties and pre-Closing covenants hereunder must be made within the time periods specified in the preceding sentence.

Section 9.6 Procedures Relating to Indemnification under Article IX.

(a) Claims Other than Third Party Claims. Any Marathon Indemnified Person, Ashland Indemnified Person or Company Indemnified Person seeking indemnification under Article IX (the “Indemnified Party”) with respect to a Claim that is not a Third Party Claim (including Claims referred to in Section 9.1(d) and Section 9.2(d)) shall commence and resolve such Claim solely in accordance with the dispute resolution procedures set forth in Appendix B.

(b) Notice of Third Party Claim. If any Third Party Claim is asserted against an Indemnified Party and such Indemnified Party intends to seek indemnification hereunder from a party to this Agreement (the “Indemnifying Party”), then such Indemnified Party shall give notice of the Third Party Claim to the Indemnifying Party as soon as practicable after the Indemnified Party has reason to believe that the Indemnifying Party will have an indemnification obligation with respect to such Third Party Claim and shall provide the Indemnifying Party with all papers served with respect to such Third Party Claim. Such notice shall describe in reasonable detail the nature of the Third Party Claim, an estimate of the amount of damages attributable to the Third Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. The failure of the Indemnified Party to so notify the Indemnifying Party of the Third Party Claim shall not relieve the Indemnifying Party from any duty to indemnify hereunder unless and to the extent that the Indemnifying Party demonstrates that the failure of the Indemnified Party to promptly notify it of such Third Party Claim prejudiced its ability to defend such Third Party Claim; provided, that the failure of the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to the Indemnified Party otherwise than under this Agreement. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(c) Right of Indemnifying Party to Control Defense of Third Party Claims. The Indemnifying Party shall have the right to participate in, or assume control of, and the Indemnifying Party’s insurance carrier shall have the right to participate in, the defense of the Third Party Claim at its own expense by giving prompt written notice to the Indemnified Party, using counsel of its choice reasonably acceptable to the Indemnified Party. If it elects to assume control of the defense of such Third Party Claim, the Indemnifying Party shall defend such Third Party Claim by promptly and vigorously prosecuting all appropriate proceedings to a final conclusion or settlement. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnified Party shall have the right to participate in the defense of the Third Party Claim using counsel of its choice, but the Indemnifying Party shall not be liable to the Indemnified Party hereunder for any legal or other expenses subsequently incurred by the Indemnified Party in connection with its participation in the defense thereof unless (i) the employment thereof has been specifically authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party fails to assume the defense or diligently prosecute the Third Party Claim or (iii) there shall exist or develop a conflict that would ethically prohibit counsel to the Indemnifying Party from representing the Indemnified Party. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including the making of any related counterclaim against the Third Party asserting the Third Party Claim or any cross-complaint against any Person, in each case only if and to the extent that any such counterclaim or cross-complaint arises from the same actions or facts giving rise to the Third Party Claim. The Indemnifying Party shall have the right, acting in good faith and with due regard to the interests of the Indemnified Party, to control all decisions regarding the handling of the defense without the consent of the Indemnified Party, but shall not have the right to admit liability with respect to, or compromise, settle or discharge any Third Party Claim or consent to the entry of any judgment with respect to such Third Party Claim without the consent of the Indemnified Party, which consent shall not be unreasonably withheld, unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability and obligations arising out of such Third Party Claim and which would not otherwise adversely affect the Indemnified Party

(d) Control of Third Party Claim by the Indemnified Party. If the Indemnifying Party fails to assume the defense of a Third Party Claim within thirty (30) days after receipt of written notice of the Third Party Claim, then the Indemnified Party shall have the right to defend the Third Party Claim by promptly and vigorously prosecuting all appropriate proceedings to a final conclusion or settlement. The Indemnifying Party shall have the right to participate in the defense of the Third Party Claim using counsel of its choice, but the Indemnified Party shall not be liable to the Indemnifying Party hereunder for any legal or other expenses incurred by the Indemnifying Party in connection with its participation in the defense thereof. If requested by the Indemnified Party, the Indemnifying Party agrees to cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim that the Indemnified Party elects to contest, including the making of any related counterclaim against the Third Party asserting the Third Party Claim or any cross-complaint against any Person, in each case only if and to the extent that any such counterclaim or cross-complaint arises from the same actions or facts giving rise to the Third Party Claim. The Indemnified Party shall have the right, acting in good faith and with due regard to the interests of the Indemnifying Party, to control all decisions regarding the handling of the defense without the consent of the Indemnifying Party, but shall not have the right to compromise or settle any Third Party Claim or consent to the entry of any judgment with respect to such Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, unless such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability and obligations arising out of such Third Party Claim.

(e) Survival of Indemnities. (i) The indemnification obligations of Marathon contained in Section 9.1(b), Section 9.1(d) and Section 9.1(e) and the indemnification obligations of Ashland contained in Section 9.2(b), Section 9.2(d) and Section 9.2(e) shall survive the Closing and not terminate. The indemnification obligations of Marathon contained in Section 9.1(a) and the indemnification obligations of Ashland contained in Section 9.2(a) shall survive the Closing to the extent provided in Section 9.5. The indemnification obligations of Marathon contained in Section 9.4(a) and the indemnification obligations of Ashland contained in Section 9.4(b) shall survive the Closing to the extent provided in Section 9.4(f). The indemnification obligations of Marathon contained in Section 9.1(c) and the indemnification obligation of Ashland contained in Section 9.2(c) shall survive the Closing to the extent provided in Section 9.8(k). The indemnification obligations of the Company contained in Section 9.3 shall survive the Closing and not terminate. The indemnification obligations of the Company contained in Section 9.4(c) shall survive the Closing to the extent provided in Section 9.4(f).

(ii) The rights of indemnification provided for in this Article IX shall continue as to any Person who is no longer within the class of Persons entitled to indemnification pursuant to this Article IX with respect to events occurring while such Person was part of such class and shall inure to the benefit of the heirs, executors, administrators, successors, legal representatives and permitted assigns, as the case may be, of any such Person. The indemnification provisions contained in this Article IX, including the provisions of Section 9.11(b), Section 9.11(c) and Section 9.16 hereof and the provisions of Section 7.3(b) of the Master Formation Agreement, shall survive (subject to the provisions of Section 7.5(b), Section 7.6(b), Article VIII, Section 9.10 and Section 9.17 of the Master Formation Agreement and Section 9.14(b), Section 9.15(b), Section 11.8 and Section 11.15 hereof and subject to termination pursuant to Section 7.2 of the Master Formation Agreement and Section 9.6(e)(i) and Section 9.8(k) hereof) any Transfer by Marathon or Ashland of its Membership Interests to a third party or the other Member pursuant to Article X of the LLC Agreement.

(f) Company Payment of Member Obligations. To the extent that Marathon is obligated to make a payment to any person pursuant to this Article IX or any other provision of this Agreement or any other Transaction Document, the Company may make such payment on behalf of Marathon, at Marathon’s direction. Marathon shall promptly, and in any event within two Business Days, reimburse the Company for amounts paid on its behalf, and shall be entitled to any tax deduction relating to any such payment. To the extent that Ashland is obligated to make a payment to any person pursuant to this Article IX or any other provision of this Agreement or any other Transaction Document, the Company may make such payment on behalf of Ashland, at Ashland’s direction. Ashland shall promptly, and in any event within two Business Days, reimburse the Company for amounts paid on its behalf, and shall be entitled to any tax deduction relating to any such payment.

Section 9.7 Apportionment. To the extent that two or more of Marathon, Ashland and the Company are liable hereunder with respect to the same Claim, the Losses will be apportioned among Marathon, Ashland and the Company in proportion to the extent to which the activities of each contributed to the cause of the Claim or resulting Losses; provided that the apportionment of Environmental Loss shall be governed by Section 9.8(g). To the extent that a Transferred Employee has made a Claim in respect of sickness or death as a result of exposure, by reason of employment or otherwise, to any Hazardous Substances at his place of employment both before and after the Closing Date, the liability of Marathon or Ashland, on the one hand, and the Company, on the other hand, shall be prorated utilizing all pertinent factors, such as the length of employment of such Transferred Employee by Marathon or Ashland, as the case may be, and the Company, the nature and duration of the alleged exposure to Hazardous Substances, the length of time such Hazardous Substances were present in the workplace at Marathon, Ashland or the Company, as applicable, and, in the case of allegations of exposure to multiple Hazardous Substances, the relative toxicity of each such Hazardous Substance.

Section 9.8 Special Environmental Claims Provisions.

(a) Compliance with RCRA Requirements. The Company shall use commercially reasonable best efforts to (i) avoid any New RCRA Environmental Loss, taking into consideration the potential consequences of such New RCRA Environmental Loss, the magnitude of the potential liability and the operating history of the facility, but not taking into consideration the existence of any indemnity obligation pursuant to this Article IX, and (ii) minimize the scope of the application of Sections 3004(u) and (v) of RCRA and the amount of any New RCRA Environmental Loss. In the event that there is a New RCRA Environmental Loss and the Company has not used commercially reasonable best efforts to avoid, or minimize the scope of, the application of Sections 3004(u) and (v) of RCRA and the amount of such New RCRA Environmental Loss, Marathon or Ashland, as the case may be, will not be obligated to indemnify the Company for such New RCRA Environmental Loss incurred by the Company.

(b) Sole and Exclusive Remedy. (i) Notwithstanding anything in this Agreement to the contrary, in order to provide for a uniform and expeditious resolution of all Claims for Environmental Losses, Section 7.2(k), Section 9.1(c), Section 9.1(e), Section 9.2(c), Section 9.2(e), Section 9.3(a), Section 9.3(e), Section 9.8 and Section 9.10 shall provide the sole and exclusive remedy for Marathon, Ashland or the Company, as applicable, with respect to any matter constituting, relating to or arising out of an Environmental Loss and as to which any other Article of this Agreement is also arguably applicable (other than the provisions of Section 9.1(b) and Section 9.2(b), which shall prevail in the event there is a conflict with such provisions). By way of example, to the extent that circumstances are discovered that could be alleged to constitute a breach of a representation or warranty relating to environmental matters which circumstances also give rise to an indemnified Environmental Loss under the provisions of Section 7.2(k), Section 9.1(c), Section 9.1(e), Section 9.2(c), Section 9.2(e), Section 9.3(a), Section 9.3(e), Section 9.8 and Section 9.10 then all procedural and substantive requirements and qualifications of such enumerated sections, including application of the Individual Threshold Amounts in lieu of any other indemnity thresholds arguably applicable to the matter, shall govern resolution of any Claim arising from such breach, and no indemnity payments made pursuant to such enumerated sections shall be counted towards any thresholds, baskets or other financial terms or limitations otherwise applicable under this Agreement. In the event there is a conflict between the Claims procedures of Section 9.6 and the Claims procedures of Section 9.8 with respect to a Claim relating to an Environmental Loss, the provisions of Section 9.8 shall prevail.

(ii) NOTHING CONTAINED IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT (INCLUDING THE DISCLOSURE LETTERS HERETO AND THERETO AND ANY CERTIFICATE FURNISHED IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT) SHALL BE DEEMED OR CONSTRUED TO BE A REPRESENTATION, WARRANTY OR COVENANT BY MARATHON OR ASHLAND RELATING TO OR ARISING OUT OF ANY ENVIRONMENTAL CONTAMINATION, ENVIRONMENTAL LAW, ENVIRONMENTAL LOSS, ENVIRONMENTAL REQUIREMENT OR ENVIRONMENTAL VIOLATION, IT BEING UNDERSTOOD THAT SECTIONS 7.2(k), 9.1(c), 9.1(e), 9.2(c), 9.2(e), 9.3(a), 9.3(e), 9.8 AND 9.10 PROVIDE THE SOLE AND EXCLUSIVE REMEDY FOR MARATHON, ASHLAND OR THE COMPANY, AS APPLICABLE, WITH RESPECT TO ANY MATTER CONSTITUTING, RELATING TO OR ARISING OUT OF AN ENVIRONMENTAL LOSS, EXCEPT AS EXPRESSLY PROVIDED IN THE LEASE AGREEMENTS SUBSTANTIALLY IN THE FORMS ATTACHED AS EXHIBITS D-1, K-3, K-4, K-5, K-6 AND K-7 TO THIS AGREEMENT AND IN THE COMMERCIAL DOCUMENTS.

(iii) IN FURTHERANCE OF THE FOREGOING, EACH OF THE PARTIES HERETO HEREBY WAIVES, FROM AND AFTER THE CLOSING, ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION RELATING TO THIS AGREEMENT, THE MASTER FORMATION AGREEMENT AND THE OTHER CONVEYANCE DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY WITH RESPECT TO ANY MATTER CONSTITUTING, RELATING TO OR ARISING OUT OF AN ENVIRONMENTAL LOSS (OTHER THAN CLAIMS OR CAUSES OF ACTION ARISING FROM FRAUD) IT MAY HAVE AGAINST THE OTHER PARTIES HERETO ARISING UNDER OR BASED UPON APPLICABLE LAW (EXCEPT PURSUANT TO THE PROVISIONS SET FORTH IN SECTIONS 7.2(k), 9.1(c), 9.1(e), 9.2(c), 9.2(e), 9.3(a), 9.3(e), 9.8 AND 9.10 AND THE PROVISIONS OF APPENDIX B AND EXCEPT AS EXPRESSLY PROVIDED IN THE LEASE AGREEMENTS SUBSTANTIALLY IN THE FORMS ATTACHED AS EXHIBITS D-1, K-3, K-4, K-5, K-6 AND K-7 TO THIS AGREEMENT AND IN THE COMMERCIAL DOCUMENTS).

(c) Procedures for Asserting a Claim for an Environmental Loss. In order to effect the intent of the parties that all Environmental Losses be handled in a manner that minimizes, to the greatest extent practical, the obligations of Marathon and Ashland, as applicable, consistent with the operational requirements of the Company, sound management practices and the requirements of Environmental Law, Marathon and Ashland shall establish the Claims Review Committee as soon as practicable after the Closing Date, and the Company shall follow the procedures outlined below in Asserting any Claim for indemnification for any Environmental Loss (other than an Environmental Loss that is reasonably expected to be less than or equal to fifty percent (50%) of the applicable Individual Threshold Amount). For the avoidance of doubt, if the Company reasonably expects an Environmental Loss to be less than or equal to fifty percent (50%) of the applicable Individual Threshold Amount and therefore does not follow the procedures outlined below, but subsequently reasonably expects such Environmental Loss to exceed fifty percent (50%) of the applicable Individual Threshold Amount, it shall thereafter be required to follow all of the procedures outlined below with respect to such Environmental Loss.

(i) As soon as the Company becomes aware of circumstances that could reasonably be expected to lead to an Environmental Loss, the Company shall define the nature and extent of the Environmental Loss in writing, using a degree of detail reasonably necessary to inform the Indemnifying Party of the nature and scope of, and the justification for, any Claim for any Environmental Loss.

(ii) The Company shall develop a detailed assessment of the facts, conditions and circumstances giving rise to the Environmental Contamination or Environmental Violation underlying the Environmental Loss, using recognized environmental auditing and/or site assessment practices, as applicable. Pursuant to the terms of the Joint Defense Agreement, attached hereto as Exhibit N, the Company shall provide the Indemnifying Party copies of, and access to, all pertinent data and materials. In addition, if the assessment of the Environmental Loss includes discussions or meetings with Governmental Authorities, the Company, consistent with Section 9.8(i) hereof, shall provide the Indemnifying Party with timely prior notice of, and the opportunity to participate in, all such discussions or meetings.

(iii) At the conclusion of the assessment process, if either the Company or the Indemnifying Party reasonably believes that the nature, scope or conduct of the Company’s response to the Environmental Violation or Environmental Loss may give rise to a Loss that is either outside the scope of the indemnity or beyond the agreed-upon obligations of the Indemnifying Party pursuant to this Article IX, such as selection of a remedial option that does not address Environmental Contamination for the Lowest Remediation Cost, either party may refer the matter to the Claims Review Committee for prompt consideration.

(iv) The Company may solicit bids from recognized environmental engineering and consulting firms to conduct any required Remediation Activities or to assist the Company in resolution of any Environmental Violation, as applicable.

(v) The Company shall develop a formal authorization request proposal to be submitted to the Indemnifying Party based on the Company’s review and selection of remedial, engineering and legal options available to address the Environmental Violation or to undertake the Remediation Activities. In making this submission, the Company shall clearly designate its proposal for effecting the Remediation Activities at the Lowest Remediation Cost.

(vi) Within 15 days of receipt of this submission, the Indemnifying Party shall either approve the submission as the Lowest Remediation Cost option or request a meeting of the Claims Review Committee, which shall be convened within 10 days of the Indemnifying Party’s request to review the Company’s submission.

(vii) The Claims Review Committee, in all cases acting in a timely and expeditious matter, shall either (A) reach a consensus that the Company’s chosen option is the Lowest Remediation Cost option in whole or in part, and return that portion of the Claim to the Indemnifying Party for payment in accordance with the provisions of Article IX, or if it is unable to make such a determination or to resolve the issues arising out of this submission, (B) return the submission to the Company and the Indemnifying Party who may then seek recourse, if appropriate, in accordance with the dispute resolution provisions attached as Appendix B to this Agreement.

(viii) In the case of any matter involving a Loss that could reasonably be anticipated to give rise to an Extraordinary Environmental Loss, the Indemnifying Party may elect to give notice to the Company that the Claims Review Committee procedure need not be followed and that the Indemnifying Party will compel the Company to proceed directly to formal dispute resolution under the procedures outlined in Appendix B attached hereto, to demonstrate that the Company’s chosen option represents the Lowest Remediation Cost to address any Environmental Contamination at issue.

The parties do not intend that the foregoing procedures obstruct or hinder the Company in any manner in the operation of its Business or its response to any actual or alleged Environmental Contamination or Environmental Violation, but rather intend that the foregoing procedures provide a mechanism and forum for discussion and resolution of disagreements relating to actual and potential Environmental Losses prior to the invocation of the dispute resolution mechanism or other remedies under this Agreement. Notwithstanding any limits on the indemnity obligations of an Indemnifying Party in this Section 9.8, nothing contained herein shall be construed to prevent the Company from pursuing Remediation Activities at other than the Lowest Remediation Cost.

(d) Access to Environmental Records. Consistent with the procedures outlined in the Joint Defense Agreement, Marathon and Ashland shall have the right to review all Company environmental, health and safety audit procedures, schedules, reports, protocols and findings, copies of which shall be provided by the Company to Marathon or Ashland, as the case may be, upon reasonable request.

(e) Reduction of Environmental Indemnity Obligation. If Marathon is obligated to indemnify an Indemnified Party for any Environmental Loss (other than Environmental Contamination that is the subject of a Marathon Consent Decree or a Marathon Ongoing Remediation or Marathon Designated UST Environmental Contamination) or if Ashland is obligated to indemnify an Indemnified Party for any Environmental Loss (other than Environmental Contamination that is the subject of an Ashland Consent Decree or an Ashland Ongoing Remediation or Ashland Designated UST Environmental Contamination), the amount of the indemnity obligation shall be equal to the amount of such indemnifiable Environmental Loss times a percentage determined by the date on which the Environmental Loss was first Asserted against the Indemnified Party as set forth below (such indemnity obligation, as so reduced by this Section 9.8(e), to survive the Closing without termination, except to the extent set forth in Section 9.8(k)):

	Column 1	Column 2
If Asserted Against the Indemnified Person During the Twelve-Month Period Ending on the Following Anniversary of the Closing Date:	Percentage of Indemnifiable Environmental Loss Payable by the Indemnifying Party (Excluding Certain New RCRA Environmental Losses)(1)	Percentage of Indemnifiable Environmental Loss Payable by the Indemnifying Party (Certain New RCRA Environmental Losses)(1)
First through Fifth	100%	100%
Sixth	80%	100%
Seventh	60%	100%
Eighth	40%	100%
Ninth	20%	100%
Tenth	0%	100%
Eleventh	0%	80%
Twelfth	0%	60%
Thirteenth	0%	40%
Fourteenth	0%	20%
Thereafter	0%	0%

(1)	For purposes of this Section 9.8(e) and at all times subject to the obligations of the Company contained in Section 9.8(a), the amount of the indemnity obligation with respect to a New RCRA Environmental Loss arising in whole or in part from an act or omission of an employee, agent or independent contractor of the Company shall be reduced in accordance with column 1 above and the amount of the indemnity obligation with respect to a New RCRA Environmental Loss arising in any other manner shall be reduced in accordance with column 2 above.

(f) Closed or Abandoned Refineries. Notwithstanding any other provision of this Article IX, in the event any Marathon Refinery or Ashland Refinery is closed or abandoned, in whole or in part, by the Company during the eight-year period following the Closing Date, the costs of removing equipment and conducting any new Remediation Activities to the extent necessitated by such closure or abandonment, for the Lowest Remediation Cost and subject to Section 9.8(h), whenever incurred, will be shared equally by Marathon and Ashland, regardless of whether or not minor operations are continued on the site or immediate cleanup is required. The process of any such closure and abandonment shall be supervised by the Company, in accordance with the terms of Section 9.8(c) and Section 9.8(i). If any Marathon Refinery or Ashland Refinery is closed or abandoned, in whole or in part, by the Company more than eight years after the Closing Date, any such costs will be borne in full by the Company.

(g) Apportionment of Liability for Environmental Losses. Without altering or affecting in any manner the provisions of Section 9.8(e), to the extent that two or more of Marathon, Ashland and the Company are liable hereunder with respect to the same Environmental Loss, the Environmental Loss will be apportioned among Marathon, Ashland and the Company in proportion to the extent to which the activities of each party contributed to the cause of the Environmental Loss, taking into consideration all pertinent factors, including the length of ownership by such parties of the affected property during the time of the act, event or occurrence giving rise to the Environmental Loss and the use made of such property by such parties.

(h) Governing Environmental Law. In the event that Marathon or Ashland becomes obligated to indemnify the Company pursuant to Section 9.1(c), Section 9.1(e), Section 9.2(c), Section 9.2(e) or Section 9.8(f), as the case may be, for Environmental Contamination, Marathon or Ashland, as the case may be, will be obligated to indemnify the Company for the Lowest Remediation Cost for Remediation Activities required under then-applicable Environmental Law and consistent with the then-current operations of the sites involved, and will also be obligated to indemnify the Company for the installation of new improvements and the making of repairs and alterations to prevent such Environmental Contamination from continuing, and in each case at the Lowest Remediation Cost and, in the case of Section 9.1(c) and Section 9.2(c), subject to reduction pursuant to Section 9.8(e). Notwithstanding the foregoing, in no event shall Marathon or Ashland have any indemnity obligation for Environmental Contamination for which a Termination Event has occurred prior to the time at which the Company first Asserts a Claim for indemnification. Marathon’s indemnity obligations under Section 9.1(c) and Ashland’s indemnity obligations under Section 9.2(c) with respect to Environmental Violations shall be limited to the liability arising under, and the minimum level of improvements, repairs, alterations or other action required under, Environmental Laws or Environmental Requirements in effect in the jurisdiction with authority over such Environmental Violation on the Closing Date, taking into account all available engineering or institutional controls consistent with the then-current operations of the sites involved.

(i) Control of Remediation and Related Activities. (i) Other than as provided in Section 7.2(k), notwithstanding the provisions of Section 9.6 and in accordance with the provisions of Section 9.8(c) hereof and without prejudice to its rights to indemnification hereunder, the Company shall have the right to direct and control (A) any Remediation Activities, whether or not indemnified by Marathon or Ashland pursuant to this Article IX, including determining the scope, extent, duration and cost of such Remediation Activities, whether or not the cost of such activities exceeds the Lowest Remediation Cost or is otherwise beyond the indemnification obligations of the Indemnifying Party, and (B) all discussions, negotiations and proceedings with Governmental Authorities and Third Parties in connection therewith, except as provided in

Section 9.8(i)(ii). Prior to undertaking significant, nonemergency Remediation Activities, the Company shall consult with the Indemnifying Party concerning their scope, extent, duration and cost and shall, in accordance with the provisions of the preceding sentence, consider employing a third party contractor recommended by the Indemnifying Party who has reasonably and in good faith estimated the cost of effecting such Remediation Activities at a materially lower cost than that estimated by the Company. In addition, the Company shall (x) serve notice of and schedule nonemergency activities in advance so that the Indemnifying Party will have the opportunity to be present during the conduct of such activities, (y) promptly provide the Indemnifying Party with copies of any reports, tests or studies, notices or filings regarding the Environmental Contamination or condition in question and reasonable access to the Company’s employees and facilities, contractors or consultants, to discuss and review the foregoing and (z) offer the Indemnifying Party the opportunity to participate in all discussions, negotiations or proceedings with or before Governmental Authorities or third parties related to such Environmental Losses.

(ii) With respect to a proceeding relating to an Extraordinary Environmental Loss, after timely notice to the Company, the Indemnifying Party may elect to assume the right to direct and control all discussions, negotiations and proceedings with Governmental Authorities, including the right, after notice to and consultation with the Company, to settle or otherwise resolve any Environmental Violation giving rise to or forming part of such Extraordinary Environmental Loss; provided, that the Indemnifying Party may not enter into any such settlement or resolution that would reasonably be expected to have a Material Adverse Effect on the Company’s Business without the prior written consent of the Company, which consent will not unreasonably be withheld. If the Indemnifying Party elects to control the proceedings relating to an Extraordinary Environmental Loss as set forth in the preceding sentence, the Indemnifying Party shall offer the Company the opportunity to participate in all discussions, negotiations or proceedings with or before Governmental Authorities or third parties related to such Extraordinary Environmental Loss.

(j) Environmental Losses Discovered as a Result of Construction Activities. Notwithstanding any other provisions of Section 9.8 to the contrary, but otherwise subject to the terms, conditions, restrictions and limitations of Section 9.8 and Section 9.16, the obligation of Marathon or Ashland, as applicable, to indemnify the Company Indemnified Persons for Environmental Losses arising from Remediation Activities required in connection with Environmental Contamination identified by the Company during the conduct of construction activities undertaken by the Company in the ordinary course at any of the facilities of the Company’s Business, shall be limited to the Lowest Remediation Cost consistent with, and taking into account the purposes and timing of, the construction in question. In the event that the Company, prior to the commencement of any construction activities at a construction site (other than at a Marathon Service Station) included in the Marathon Transferred Assets, knows of pre-Closing Environmental Contamination at the construction site or knows of specific facts from which it could reasonably be concluded that pre-Closing Environmental Contamination exists at the construction site, then Marathon will be obligated to indemnify the Company Indemnified Persons for 50% of the cost of all Remediation Activities relating to such pre-Closing

Environmental Contamination, subject to the applicable Individual Threshold Amount; provided, that in no event shall Marathon’s aggregate indemnity obligation with respect to all Claims made under this Section 9.8(j) exceed $4,000,000. In the event that the Company, prior to the commencement of any construction activities at a construction site (other than at an Ashland Service Station) included in the Ashland Transferred Assets, knows of pre-Closing Environmental Contamination at the construction site or knows of specific facts from which it could reasonably be concluded that pre-Closing Environmental Contamination exists at the construction site, then Ashland will be obligated to indemnify the Company Indemnified Persons for 50% of the cost of all Remediation Activities relating to such pre- Closing Environmental Contamination, subject to the applicable Individual Threshold Amount; provided, that in no event shall Ashland’s aggregate indemnity obligation with respect to all Claims made under this Section 9.8(j) exceed $2,500,000. Notwithstanding anything to the contrary contained in this Section 9.8(j), neither Marathon nor Ashland shall have any obligation under this Section 9.8(j) or under Section 9.8(n) for Environmental Losses arising from Remediation Activities required in connection with pre-Closing Environmental Contamination identified by the Company during the conduct of construction activities undertaken by the Company on any of the sites identified on Schedule 9.8(n) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter and Schedule 9.8(n) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter.

(k) Survival of Environmental Indemnity. The indemnification obligations of Marathon contained in Section 9.1(c) with respect to Environmental Losses (other than Environmental Contamination that is the subject of a Marathon Consent Decree or a Marathon Ongoing Remediation and Marathon Designated UST Environmental Contamination) and the indemnification obligations of Ashland contained in Section 9.2(c) with respect to Environmental Losses (other than Environmental Contamination that is the subject of an Ashland Consent Decree or an Ashland Ongoing Remediation and Ashland Designated UST Environmental Contamination) shall survive for a period of nine years after the Closing (in the event of (i) an Environmental Loss other than a New RCRA Environmental Loss and (ii) a New RCRA Environmental Loss subject to reduction in accordance with column 1 of Section 9.8(e)) or fourteen years after the Closing (in the event of a New RCRA Environmental Loss subject to reduction in accordance with column 2 of Section 9.8(e)) or until the occurrence of a Termination Event with respect to such Environmental Loss, whichever first occurs, in either case reduced pursuant to Section 9.8(e); provided that such obligations shall survive and continue after such period with respect to any Environmental Loss that is Asserted in reasonable detail against Marathon or Ashland, as the case may be, prior to the expiration of such period until the occurrence of a Termination Event. Notwithstanding any other provision of this Article IX, the indemnification obligations of Marathon contained in Section 9.1(c) with respect to Environmental Contamination that is the subject of a Marathon Consent Decree or a Marathon Ongoing Remediation and Marathon Designated UST Environmental Contamination shall survive the Closing and not terminate until the occurrence of a Termination Event. Notwithstanding any other provision of this Article IX, the indemnification obligations of Ashland contained in Section 9.2(c) with respect to Environmental Contamination that is the subject of an Ashland Consent Decree or an Ashland Ongoing Remediation and Ashland Designated UST Environmental Contamination shall survive the Closing and not terminate until the occurrence of a Termination Event. Notwithstanding any other provision of this Article IX, the indemnification obligations of

Marathon or Ashland, as the case may be, contained in Section 9.8(f) and Section 9.8(n) shall survive the Closing and not terminate until the occurrence of a Termination Event. The indemnification obligations of the Company contained in Section 9.3(a) and Section 9.3(e) shall survive the Closing and not terminate. The indemnification obligations of Marathon and Ashland contained in Section 9.8(j) shall survive for a period of ten years after the Closing, reduced pursuant to Section 9.8(e).

(l) Burden of Proof with Respect to Multi-media Audits. Any Claim by the Company relating to a Marathon Environmental Loss or an Ashland Environmental Loss that was identified during the course of an audit conducted after the Closing Date by the National Enforcement Investigation Center of the United States Environmental Protection Agency or any other multi-media environmental inspection by a Governmental Authority and that is Asserted prior to the fifth anniversary of the Closing Date will be presumed to have arisen out of Marathon’s Business or Ashland’s Business, as the case may be, prior to the Closing Date and to be subject to the terms either of the Marathon indemnity under Section 9.1(c) or the Ashland indemnity under Section 9.2(c), as applicable, except to the extent that Marathon or Ashland, as applicable, demonstrates by a preponderance of the evidence that all or part of such Environmental Loss arose out of the Company’s Business on or after the Closing Date.

(m) Compliance with Consent Decrees. The Company shall perform, as necessary, and shall cause its subsidiaries to perform, as necessary, the obligations set forth in the Marathon Consent Decrees and the Ashland Consent Decrees in accordance with the terms thereof and shall cooperate with Marathon or Ashland, as the case may be, in ongoing negotiations related thereto and shall take reasonable action to facilitate the resolution of such negotiations. The Company shall not be entitled to reimbursement from Marathon or Ashland for indirect corporate and administrative overhead costs in performing such obligations. Nothing contained in this Section 9.8(m) is to be construed as in any way limiting the indemnity or other obligations of Marathon contained in Section 9.1(c), Section 9.1(e) or this Section 9.8 or the indemnity or other obligations of Ashland contained in Section 7.2(k), Section 9.2(c), Section 9.2(e) or this Section 9.8.

(n) Potential Future Remediation Activities or Corrective Actions. The Company shall use its commercially reasonable best efforts to (i) avoid taking actions that could reasonably be expected to result in the application or imposition of an Environmental Requirement at the sites set forth on Schedule 9.8(n) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter or Schedule 9.8(n) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter, taking into consideration the potential consequences of such Remediation Activities or correction, the magnitude of the potential liability and the operating history of the facility, but not taking into consideration the existence of any indemnity obligation pursuant to this Article IX, and (ii) minimize the scope of any such Remediation Activities or application or imposition. Subject to Section 9.8(g) and the final sentence of Section 9.8(j), in the event that the Company is required by an Environmental Requirement to undertake Remediation Activities or to correct an Environmental Violation at the sites set forth on Schedule 9.8(n) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter, then Marathon shall be obligated to indemnify the Company for any Marathon Environmental Losses incurred by the

Company in connection therewith to the same extent as if such action were a Marathon Ongoing Remediation. Subject to Section 9.8(g) and the final sentence of Section 9.8(j), in the event that the Company is required by an Environmental Requirement to undertake Remediation Activities or to correct an Environmental Violation at the sites set forth on Schedule 9.8(n) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter, then Ashland shall be obligated to indemnify the Company for any Ashland Environmental Losses incurred by the Company in connection therewith to the same extent as if such action were an Ashland Ongoing Remediation. Notwithstanding the foregoing, in the event the Company has not used commercially reasonable best efforts to avoid, or minimize the scope of, such Remediation Activities or correction, Marathon or Ashland, as the case may be, will not be obligated to indemnify the Company for any Environmental Losses incurred by the Company or its subsidiaries in connection therewith.

Section 9.9 Employee Matters Indemnification.

(a) Except as provided in the Shared Services Agreement, Marathon shall, from and after Closing, protect, defend, indemnify and hold harmless the Company, Ashland, and the officers, employees, plan administrators, third party administrators, and fiduciaries of the Company and Ashland from any and all Loss suffered as a result of, from, out of or related to:

(i) Actions by Marathon, either prior to or subsequent to Closing, which lead to challenges by the Internal Revenue Service in the form of plan disqualification, a closing agreement or a voluntary compliance resolution program filing on behalf of any Company Employee Benefit Plan.

(ii) Actions by Marathon, either prior to or subsequent to Closing, which lead to the imposition of sanctions on the Company and/or upon any Company Employee Benefit Plan by the Department of Labor, the PBGC, or any other governmental agency, federal or state, with regulatory authority over Employee Benefit Plans.

(iii) Actions by Marathon, either prior to or subsequent to Closing, which lead to the imposition of sanctions upon the Company by any Governmental Authority with regulatory authority over the Company’s payroll and employment practices due to employment practices Marathon pursued prior to the creation of the Company.

(iv) Any lawsuit brought by participants, beneficiaries or fiduciaries against the Company or any Employee Benefit Plan as a result of actions by Marathon affecting an Employee Benefit Plan, either prior to or subsequent to Closing, which results in the imposition of damages upon the Company or a Company Employee Benefit Plan or a plan fiduciary.

(b) Except as provided in the Shared Services Agreement, Ashland shall, from and after Closing, protect, defend, indemnify and hold harmless the Company, Marathon, and the officers, employees, plan administrators, third party administrators, and fiduciaries of the Company and Marathon from any and all Loss suffered as a result of, from, out of, or related to:

(i) Actions by Ashland, either prior to or subsequent to Closing, which lead to challenges by the Internal Revenue Service in the form of plan disqualification, a closing agreement or a voluntary compliance resolution program filing on behalf of any Company Employee Benefit Plan.

(ii) Actions by Ashland, either prior to or subsequent to Closing, which lead to the imposition of sanctions on the Company and/or upon any Company Benefit Plan by the Department of Labor, the PBGC, or any other governmental agency, federal or state, with regulatory authority over Employee Benefit Plans.

(iii) Actions by Ashland, either prior to or subsequent to Closing, which lead to the imposition of sanctions upon the Company by any Governmental Authority with regulatory authority over the Company’s payroll and employment practices due to employment practices Ashland pursued prior to the creation of the Company.

(iv) Any lawsuit brought by participants, beneficiaries or fiduciaries against the Company or any Employee Benefit Plan as a result of actions by Ashland affecting an Employee Benefit Plan, either prior to or subsequent to Closing, which results in the imposition of damages upon the Company or a Company Employee Benefit Plan or a plan fiduciary.

(c) The Company shall, from and after Closing, protect, defend, indemnify and hold harmless Ashland, its officers, employees, plan administrators, third party administrators, and fiduciaries from any and all Losses arising as a result of any action by the Company as part of its participation in any Ashland qualified benefit plan as an adopting employer.

(d) The Company shall, from and after Closing, protect, defend, indemnify and hold harmless Marathon, its officers, employees, plan administrators, third party administrators, and fiduciaries from any and all Losses arising as a result of any action taken by the Company as part of its participation in any Marathon qualified benefit plan as an adopting employer.

(e) For purposes of this Article IX, Loaned Employees shall be deemed to be employees of the Company during the period of their assignment to the Company or its subsidiaries.

Section 9.10 Special Refinery Shutdown Provisions Claims.

(a) The Company shall use its commercially reasonable best efforts to avoid a shutdown of a Marathon Refinery or an Ashland Refinery or a Major Unit thereof for which Marathon or Ashland is obligated to indemnify the Company pursuant to Section 9.1(e) or Section 9.2(e).

(b) In the event that the Company becomes aware of a problem that might reasonably be expected to lead to a shutdown of a Marathon Refinery or a Major Unit thereof for which Marathon is obligated to indemnify the Company pursuant to Section 9.1(e), the Company shall (A) promptly provide written notice of such problem to Marathon and Ashland, (B) consult with Marathon as to how it intends to resolve such problem and (C) use its commercially reasonable best efforts to resolve such problem in the manner discussed with Marathon and Ashland as promptly as practical and in the most cost effective manner (as reasonably determined by the Company). In the event that the Company becomes aware of a problem that might reasonably be expected to lead to a shutdown of an Ashland Refinery or a Major Unit thereof for which Ashland is obligated to indemnify the Company pursuant to Section 9.2(e), the Company shall (i) promptly provide written notice of such problem to Ashland and Marathon, (ii) consult with Ashland as to how it intends to resolve such problem and (iii) use its commercially reasonable best efforts to resolve such problem in the manner discussed with Ashland as promptly as practical and in the most cost effective manner (as reasonably determined by the Company).

(c) In the event of a shutdown of a Marathon Refinery or Major Unit thereof for which Marathon is obligated to indemnify the Company pursuant to Section 9.1(e), the Company shall (i) immediately provide written notice of such event to Marathon and Ashland, (ii) consult with Marathon as to how it intends to resolve the problems identified by the Governmental Authority in its decision to shutdown the Marathon Refinery or Major Unit thereof, (iii) use its commercially reasonable best efforts to resolve such problems in the manner discussed with Marathon as promptly as practicable and in the most cost effective manner (as is reasonably determined by the Company) and (iv) use its commercially reasonable best efforts to mitigate the amount of Loss incurred by it as a result of such shutdown. In the event of a shutdown of an Ashland Refinery or Major Unit thereof for which Ashland is obligated to indemnify the Company pursuant to Section 9.2(e), the Company shall (A) immediately provide written notice of such event to Marathon and Ashland, (B) consult with Ashland as to how it intends to resolve the problems identified by the Governmental Authority in its decision to shut down the Ashland Refinery or Major Unit thereof, (C) use its commercially reasonable best efforts to resolve such problems in the manner discussed with Ashland as promptly as practicable and in the most cost effective manner (as is reasonably determined by the Company) and (D) use its commercially reasonable best efforts to mitigate the amount of Loss incurred by it as a result of such shutdown.

Section 9.11 Sole and Exclusive Remedy. (a) Each of the parties acknowledges and agrees that, should the Closing occur, the parties’ sole and exclusive remedies with respect to any and all Claims relating to this Agreement, the Master Formation Agreement and the other Conveyance Documents and the transactions contemplated hereby and thereby (other than Claims of, or causes of action arising from, (i) the covenants to be performed post-Closing related to this Agreement, the Master Formation Agreement and the other Conveyance Documents and the transactions contemplated hereby and thereby (other than covenants in the Sublease Agreements), (ii) the other Transaction Documents, (iii) the Commercial Documents or (iv) fraud) shall be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, each of the parties hereto hereby waives, from and after the Closing, any and all rights, Claims and causes of action relating to this Agreement, the Master Formation Agreement and the other Conveyance Documents and the transactions contemplated hereby and thereby (other than Claims of, or causes of action arising from, (i) the covenants to be performed post-Closing related to this Agreement, the Master Formation Agreement and the other

Conveyance Documents and the transactions contemplated hereby and thereby (other than covenants in the Sublease Agreements), (ii) the other Transaction Documents, (iii) Commercial Documents or (iv) fraud) it may have against the other parties hereto arising under or based upon Applicable Law (except pursuant to the indemnification provisions set forth in Article IX and the provisions of Appendix B). In the event that the Closing does not occur, the parties each shall have all remedies available under Applicable Law, subject to the provisions of Section 7.5(a), Section 7.6(a), Article VIII, Section 9.10 and Section 9.17 of the Master Formation Agreement and subject to the provisions of Section 9.14(a), Section 9.15(a), Section 11.8 and Section 11.15.

(b) Each of the parties acknowledges and agrees that with respect to any and all Claims relating to (i) the covenants to be performed post-Closing related to this Agreement, the Master Formation Agreement and the other Conveyance Documents and the transactions contemplated hereby and thereby (other than covenants in the Sublease Agreements), (ii) the other Transaction Documents, (iii) the Commercial Documents and (iv) fraud, the parties each shall have all remedies available under Applicable Law, subject to the provisions of Section 11.8 and Section 11.15.

(c) Marathon and Ashland acknowledge that, while the Company is expected in most circumstances to be the primary beneficiary of indemnification Claims, each of them may also have a Claim against the other under Article IX. It is intended, however, that the Company shall have the primary Claim for indemnity in any matter related to the property, assets and liabilities of the Company and its subsidiaries and that Marathon and Ashland shall be entitled to indemnification compensation only to the extent either of them or any of their respective Affiliates (other than the Company or any of its subsidiaries) suffers a direct Loss or Claim, as opposed to indirect harm, as a result of Losses or Claims with respect to the Company’s Business.

Section 9.12 Losses Net of Insurance, Etc. The amount of any Loss shall be net of any amounts actually recovered by the Indemnified Party under the True Insurance Policies with respect to such Loss and shall be (i) increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt or accrual of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax Benefit realized by the Indemnified Party arising from the deductibility of any such Loss. In computing the amount of any such Tax cost or Tax Benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any indemnity payment hereunder or the deductibility of any indemnified Loss. Any indemnification payment hereunder shall initially be made without regard to this Section 9.12 and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax Benefit only after the Indemnified Party has actually realized such cost or benefit. For purposes of this Agreement, an Indemnified Party shall be deemed to have “actually realized” a net Tax cost or a net Tax Benefit to the extent that, and at such time as, the amount of Taxes payable by such Indemnified Party is increased above or reduced below, as the case may be, the amount of Taxes, that such Indemnified Party would be required to pay but for the receipt or accrual of the indemnity payment or the deductibility of such Loss, as the case may be. The amount of any increase or reduction hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870- AD or successor form) with respect to the

Indemnified Party’s liability for Taxes, and payments between the Indemnified Party and the Indemnifying Party to reflect such adjustment shall be made if necessary.

Section 9.13 Additional Provisions. Notwithstanding any other provisions of this Article IX, but subject to Section 9.8(c) and Section 9.11, Marathon, Ashland and the Company and their respective Affiliates shall each be entitled, as a purchaser or seller of product or provider or recipient of services, to enforce its rights and remedies against the other pursuant to separate contractual arrangements, including the Commercial Documents.

Section 9.14 Waiver of Punitive and Consequential Damages.

(a) Pre-Closing Waiver. Notwithstanding anything to the contrary contained in any other provision of this Agreement, in the event that the Closing does not occur, neither Marathon nor Ashland shall be required to indemnify, or be liable to, the other party, the Company or any of their respective Affiliates for punitive damages.

(b) Post-Closing Waiver. Notwithstanding anything to the contrary contained in any other provision of this Agreement, in the event that the Closing occurs, neither Marathon nor Ashland shall be required to indemnify the other party hereunder, the Company or any of their respective Affiliates for any indirect, consequential, special, exemplary or punitive damages except for (i) loss of profit to the extent provided in Section 9.1(e) and Section 9.2(e), (ii) consequential damages arising out of a breach by the Company of its covenants in Section 7.3(d) or in any of the Marathon Sublease Agreements or Ashland Sublease Agreements, as applicable, and (iii) indirect, consequential, special, exemplary or punitive damages actually paid to any third party by the Indemnified Party seeking indemnity hereunder.

Section 9.15 Dispute Resolution. (a) Resolution of Disputes Pre-Closing. All Disputes arising prior to the Closing that relate to this Agreement shall be resolved solely pursuant to Sections 1, 2 and 3 of Appendix B.

(b) Resolution of Disputes Post-Closing. In the event that the Closing occurs, all Disputes relating to this Agreement (and, unless otherwise provided therein, in the Commercial Documents) shall be resolved solely pursuant to Appendix B (other than Section 3 thereof); provided, however, that disputes under Section 4.3, Section 4.4 and Section 7.2(g) shall be governed by the dispute resolution procedures contained therein. The parties recognize that the Company may be deemed to be an Affiliate of Ashland and Marathon. Accordingly, in any dispute between the Company and Marathon, Ashland may elect to represent the Company’s interest and in any dispute between the Company and Ashland, Marathon may elect to represent the Company’s interest.

Section 9.16 Good Faith Pursuit of Claims and Fair Treatment. In pursuing Claims for indemnification hereunder, the Company shall act in good faith and shall treat Marathon and Ashland fairly (including decisions with respect to whether to pursue a Claim and the pursuit of such Claim) with respect to all such Claims. The Company shall also use best efforts that are (i) consistent with reasonable commercial practices and (ii) prudently protective of human health and the environment in light of all known and reasonably suspected facts and conditions to assure the fair and equitable treatment of Marathon and Ashland with respect to all matters that are the subject of this Article IX.

ARTICLE X

EMPLOYEE MATTERS

Section 10.1 Loan of Employees.

(a) Designation. On or before the day prior to the Closing Date, Marathon and Ashland will designate which employees or employee groups will be loaned to the Company or its subsidiaries (such employees or employee groups, together with any other employees or employee groups thereafter designated by Marathon and Ashland as employees or employee groups to be loaned to the Company or its subsidiaries, the “Loaned Employees”). Except as otherwise required pursuant to any collective bargaining agreement, employees who are on any type of leave on the day prior to the Closing Date, except ordinary sick leave reasonably expected to be of a duration not to exceed 30 days or a leave under the Family and Medical Leave Act, shall not be eligible for loan until they have returned from such leave to resume their regular work duties. After it is determined which of their employees will be loaned to the Company, Marathon and Ashland shall make available to the Company such information as they shall from time to time agree to provide.

(b) Effective Date and Effect of Loan. Employees or employee groups who are designated as Loaned Employees by the day prior to the Closing Date under Section 10.1(a) shall be loaned to the Company effective on the Closing Date for such period as identified under Section 10.1(c). Additional employees who are designated as Loaned Employees after the day prior to the Closing Date under Section 10.1(a) shall be loaned to the Company effective on the date they first perform services for the Company. For purposes of this Article X, “Employer Company” shall mean Marathon or Ashland, depending on who designated an employee as a Loaned Employee. Subject to overall direction of the Company’s management, the Employer Company shall retain control over the time, manner and method of employment of its Loaned Employees who shall be considered common-law employees of the respective Employer Companies.

(c) Period of Loan. Unless agreed otherwise by Marathon and Ashland, the period for which the Loaned Employees are assigned to the Company shall end:

(i) No later than April 1, 1998 for non-retail segments of the Company except for shared service and certain administrative employees who may be loaned longer; and

(ii) No later than December 31, 1998 for retail employees.

At the end of the Loaned Employee’s period of loan which in no event shall extend beyond December 31, 1998, such Loaned Employee shall, if not transferred to employment with the Company, remain subject to his/her Employer Company’s employment policies as from time to time in effect. Loaned employees who are transferred to the employment with the Company from Marathon are hereinafter referred to as “Marathon Transferred Employees”. Loaned employees who are transferred to employment with the Company from Ashland are hereinafter referred to as “Ashland Transferred Employees”. The date of a Loaned Employee’s transfer to employment with the Company is referred to as “Employment Transfer Date.”

(d) Costs of Loaned Employees. Marathon and Ashland shall charge to the Company their respective costs for their respective Loaned Employees. Each Employer Company shall determine the amount for this charge based on the method it ordinarily employs for allocating costs for salary, wages and employee benefit plans and related administrative expenses to its divisions, business units and subsidiaries. The Company and each Employer Company will be entitled, upon request, to receive a reasonable explanation of the methodology a particular Employer Company employs to charge the costs related to its Loaned Employees to the Company. Amounts determined pursuant to this Section 10.1(d) shall be charged to the Company at such times and using such procedures as Marathon, Ashland and the Company shall agree upon. The time, manner and method of allocating costs under this Section 10.1(d) may be changed, from time to time, upon the agreement of Marathon, Ashland and the Company.

(e) Scurlock Permian Canadian Employees. The employees of Scurlock Permian, a subsidiary of Ashland, who are in Canada shall be included in the group of employees who are loaned pursuant to the provisions of this Section 10.1 and shall be subject to all the other provisions hereto that apply to them. Effective as of the date the period of loan ends for these employees pursuant to the provisions of Section 10.1(c), these employees shall go out of coverage under the plans in Canada then covering them. Whatever pension and other retirement benefits earned through the Employment Transfer Date shall be retained by the Canadian plans of Ashland and these employees shall then be eligible to participate in the benefit plans offered to them by the Company.

Section 10.2 Certain Employee Positions and Shared Services.

(a) Position Offers. (i) Marathon and Ashland agree that initial offers of positions in the Company will be made to Persons as set forth in Schedule 10.2(a) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter.

(ii) Following the date of this Agreement and until an organizational structure for all operations of the Company other than retail operations is finalized, the Company Best Practices Committee, which has been constituted prior to the date of this Agreement, will continue to recommend an organizational structure for the Company and report to and recommend staffing for such operations to the Board of Managers. All such reports and recommendations will be premised upon the most effective operation of the Company as a whole, and the initial offers of positions to remaining management and staff of the Company, excluding non-exempt and hourly employees, will be allocated between former Marathon and Ashland employees in approximate proportion to the respective ownership interests in the Company of Marathon and Ashland to the extent qualified candidiates are available, taking into account employees who have turned down positions offered and employees who have been transferred since May 15, 1997 by Ashland or Marathon or their respective Affiliates out of the Ashland Business or the Marathon Business, respectively, prior to receiving an offer of employment.

(iii) Following the date of this Agreement and until an organizational structure for retail operations is finalized, the Retail Operations Best Practices Committee, which has been constituted prior to the date of this Agreement, will report to the Board of Managers through the Company President and will continue to recommend staffing for the retail business of the Company. All such reports and recommendations will be premised upon the most effective operation of the Company as a whole, and the initial offers of positions to remaining management and staff located at Enon, Ohio and Lexington, Kentucky, excluding non-exempt and hourly staffing, will be allocated between former Marathon and Ashland employees in approximate proportion to the respective ownership interests in the Company of Marathon and Ashland to the extent qualified candidates are available, taking into account employees who have turned down positions offered and employees who have been transferred since May 15, 1997 by Ashland or Marathon or their respective Affiliates out of the Ashland Business or the Marathon Business, respectively, prior to receiving an offer of employment. All other retail operations staffing above store level will be determined through the Retail Operations Best Practices Committee process described above, subject to the mutual agreement of Marathon and Ashland.

(b) Initial Locations of Management and Staff. Marathon and Ashland agree that:

(i) Headquarters of the Company will be in Findlay, Ohio, and all persons filling senior management positions of the Company except retail senior management positions, will be relocated as necessary to Findlay, Ohio, during the period of integration of operations of the Company following the Closing Date.

(ii) Lower level management and staff of the Company (except retail management and staff) will initially be located at both Findlay, Ohio and Ashland, Kentucky. In this connection, the initial expected level of staffing in Ashland, Kentucky is set forth on Schedule 10.2(b) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter. Subject to changes in staffing approved by the Board of Managers, the Company intends to maintain a significant employment presence in Ashland, Kentucky, having due regard for Ashland’s sensitivity to this matter. The Company shall give reasonable notice, and in any event not less than sixty (60) days’ prior written notice, to each Member, of any decision to terminate ten (10) or more employees located in Ashland, Kentucky or to relocate ten (10) or more employees located in Ashland, Kentucky to other Company locations, treating a series of related decisions (whether to terminate or relocate or both) as one decision.

(c) Relocation Costs. During the period of integration of the Company’s operation, certain Loaned Employees and Company employees will need to be relocated. Marathon and Ashland agree that all costs of relocation incurred for any Loaned Employee or employee of the Company designated for relocation during such period of integration not to extend beyond June 30, 1999 shall be borne 50% by Marathon and 50% by Ashland and that in the event any such costs are actually paid by the Company shall be promptly reimbursed 50% by Marathon and 50% by Ashland.

(d) Severance Arrangements.

(i) Marathon and Ashland agree that they will each establish severance arrangements or special severance plans for employees whose employment has been identified as redundant or otherwise not required during and after the integration phase of operations of the Company, with the understanding that former employees of Marathon and Ashland will be treated as nearly equal as possible, considering salary and service differences. The Company will adopt a special severance plan substantially similar to the severance arrangements or plans of Marathon and Emro for employees of Marathon Ashland Pipe Line LLC, Speedway SuperAmerica LLC and Speedway Beverage LLC. Such severance plans or arrangements shall cover employees at least down to, but not necessarily including, non-exempt employees. Marathon, Ashland and the Company agree that the severance plans set forth on Schedule 10.2(d) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter and on Schedule 10.2(d) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter are deemed to be substantially similar to such severance arrangements or plans of Marathon and Ashland, respectively, for purposes of this Agreement.

(ii) Persons who have formerly been employed in connection with Marathon’s Business and Ashland’s Business, including Loaned Employees, and who have been identified as redundant will not be offered employment with the Company (except employees of Marathon Pipe Line and Emro). Any Person who becomes an employee of the Company (other than employees of Marathon Pipe Line and Emro) will not be eligible for the severance arrangements described in this Section 10.2(d) and the Company will assume responsibility for any severance of its employees (other than employees of Marathon Pipe Line and Emro).

(iii) Each of Marathon and Ashland shall be responsible for all severance costs (which may include arbitration and/or litigation) with respect to the former employees of Marathon’s Business and Ashland’s Business, respectively, for any employees who are terminated during the integration phase of the Company’s Business. Any such severance costs for employees of Marathon Pipe Line and Emro will be reimbursed to the Company by Marathon.

(e) Shared Services. Marathon and Ashland agree that certain administrative staff functions will be supplied to the Company on a shared service basis by Marathon or Ashland

(and not by Loaned Employees) as set forth on Schedule 10.2(e) to the Marathon Asset Transfer and Contribution Agreement Disclosure Letter or Schedule 10.2(e) to the Ashland Asset Transfer and Contribution Agreement Disclosure Letter, as the case may be, upon the completion of the integration process within each such function. In addition, certain of these shared services and certain other shared services may be supplied by Marathon or Ashland to the Company during the period of integration of the Company’s operations as provided in the Shared Services Agreement. The provision of such services will be supplied pursuant to the Shared Services Agreement. From the Closing through March 31, 1998, or until such later time as the Company and the applicable shared service provider shall agree, the cost of such services and any additional corporate and administrative services provided to the Company will be consistent with the costing methodologies Marathon and Ashland used in establishing Historical EBITDA (as defined in the LLC Agreement). Beginning April 1, 1998, or until such later time as the Company and the applicable shared service provider shall agree, the costing methodologies to be used by Marathon and Ashland for providing such services will be mutually agreed upon after Closing and set forth in the schedules to the Shared Services Agreement. In the event of any conflict between the provisions of this Agreement and the LLC Agreement, on the one hand, and the provisions of Schedule 10.2(e), on the other hand, the provisions of this Agreement and the LLC Agreement shall control.

Section 10.3 General. The Company shall establish such benefit plans and practices for the benefit of Marathon Transferred Employees and Ashland Transferred Employees as it shall determine; provided, however, such plans and practices established by the Company shall be consistent with the terms of this Agreement and such other agreements, collective bargaining or otherwise, as may be applicable to the Company. Except as otherwise provided in this Agreement, it is understood that the Company will have full authority to amend, merge with another plan, modify, terminate or take any other action it deems appropriate or desirable with respect to all plans its sponsors and all employment practices it adopts.

Section 10.4 Collective Bargaining Agreements. Marathon, Ashland and the Company agree to use good faith reasonable efforts to obtain the consent of all appropriate Marathon and Ashland OCAW locals as well as Teamsters Local 120 at the Northwestern Refinery and any other Teamsters Local not participating in the Teamsters Pension Plan to the benefit plan package and other relevant matters to be applicable to the members thereof including, where applicable, the disabled, inactive or retired employees who were members of such bargaining unit. Marathon, Ashland and the Company agree to cooperate with each other to obtain such consents on conditions and understandings that are acceptable to Marathon, Ashland and the Company. In the case of any Teamsters Local covered by the Teamsters Pension Plan, Marathon, Ashland and the Company agree to use good faith reasonable efforts to obtain any consents deemed by the Company to be appropriate.

Section 10.5 The Non-Retail DB Plan. Marathon shall cause a plan to be spun off from the Retirement Plan of Marathon Oil Company (the “Marathon Retirement Plan”) which spun off plan will be amended and restated by the Company and become the primary defined benefit plan for non-retail Company employees not participating in other Company defined benefit plans (the “Non-Retail DB Plan”). The “Non-Retail DB Plan” shall be tax qualified under

Section 401(a) of the Code and its trust shall be exempt from tax under Section 501(a) of the Code. Unless otherwise agreed by Marathon and Ashland, the initial spin-off of assets and liabilities shall be implemented as soon as administratively feasible after April 1, 1998.

(a) Transfer of Assets and Liabilities to the Non-Retail DB Plan. As soon as practicable after the Employment Transfer Date for Marathon Transferred Employees (the “Marathon Pension Transfer Date”), but no earlier than 30 days following the filing of Form 5310-A with the Internal Revenue Service, Marathon shall cause to be transferred: (i) from the Marathon Retirement Plan to the Non-Retail DB Plan, the accrued benefits liability as of the Marathon Pension Transfer Date of each of the former employees of Marathon who are hired by the Company (“Former Marathon Plan Participants”) who participated in the Marathon Retirement Plan prior to the Marathon Pension Transfer Date, and (ii) from the trust relating to the Marathon Retirement Plan to the trust of the Non-Retail DB Plan, an undivided interest in the master trust currently holding Marathon Retirement Plan assets as mutually agreed upon by Marathon and Ashland (which agreement shall not be unreasonably withheld by either party) equal to a fraction of the total actual assets of the Marathon Retirement Plan as of the Marathon Pension Transfer Date. The numerator of such fraction is the projected benefit obligation (“PBO”) of the Former Marathon Plan Participants as of the Marathon Pension Transfer Date, and the denominator is the PBO of all participants in the Marathon Retirement Plan as of the Marathon Pension Transfer Date. For purposes of the preceding sentence, the PBO shall be determined on the basis of each employee’s age, service and compensation, and the terms of the Marathon Retirement Plan in effect on the Marathon Pension Transfer Date, using:

(i) the 30-year Treasury rate plus 100 basis points rounded to the nearest one-half (½) percent for the discount rate;

(ii) the lump sum rate shall be 200 basis points less than the discount rate used;

(iii) the salary scale used in determining the accrued benefits liability shall be an average annual rate that approximates 5%; and

(iv) for all other actuarial assumptions and methods the same as are used for SFAS No. 87 disclosures for the year ended December 31, 1997.

The amount of assets to be transferred pursuant to the preceding sentence shall be increased or decreased by the actual return on the market value of assets from the Marathon Pension Transfer Date to the date of transfer and decreased by the amount of any benefit payments to Former Marathon Plan Participants occurring subsequent to the Marathon Pension Transfer Date and prior to the date of transfer. After completion of the transfer of all liabilities and assets for the applicable Transferred Marathon Employees moved from the Marathon Retirement Plan to the Non-Retail DB Plan, the Marathon Retirement Plan shall have no further obligation for the payment of pension benefits to these individuals. In no event will the amount to be transferred be less than is required under Sections 401(a)(12) and 414(l) of the Code. The parties have mutually agreed that the United States Steel and Carnegie Pension Fund shall initially be the trustee for the Non-Retail DB Plan.

(b) Additional Transfers of Marathon Employees or Employee Groups. Additional spinoffs from the Marathon Retirement Plan may take place during the 1998 plan year if other Marathon employees who participated in the Marathon Retirement Plan become employees of the Company after January 1, 1998 but prior to January 1, 1999. Such spinoffs shall follow the provisions of Section 10.5(a).

(c) Selected Provisions of the Non-Retail DB Plan and Other Related Issues.

(i) The Non-Retail DB Plan shall provide that in calculating the benefit payable to a participant in the Non-Retail DB Plan who was an Ashland Transferred Employee participating in the Ashland Inc. and Affiliates Pension Plan (“Ashland Pension Plan”), the Non-Retail DB Plan shall include such Ashland Transferred Employee’s benefit accrual service as of his/her Transfer Date under the Ashland Pension Plan. The benefit thus determined under the Non-Retail DB Plan, (in a single life annuity form using such Plan’s discounts for commencement of benefits before the normal retirement age under such Plan), shall be reduced by the Ashland Transferred Employee’s benefit under the Ashland Pension Plan (the benefit payable under the Ashland Pension Plan shall be determined at the particular date after the Transfer Date in a single life annuity form and recognizing benefit accrual service under the Non-Retail DB Plan on or after the date of transfer to the Non- Retail DB Plan for the purposes of determining eligibility and vesting but not for the purpose of accrual of benefits under the Ashland Pension Plan, also assuming that the Ashland LESOP did not exist and that any other offsets provided under the Ashland Pension Plan relating to benefits payable from predecessor or foreign plans be ignored); provided, however, the net benefit payable under the Non-Retail DB Plan shall not be less than what the Ashland Transferred Employee would have earned under the Non-Retail DB Plan using only benefit accrual service thereunder from such Employee’s Transfer Date. In the event that an employee commences a benefit under the Non-Retail DB Plan prior to age 55 and if such employee is not eligible for the early retirement discounts under the Ashland Pension Plan, the offset will be based on the Ashland Pension Plan’s age 55 single life annuity deferred vested factor adjusted actuarially for an earlier age of benefit commencement. The operation of this paragraph is illustrated in Appendix C.

(ii) Ashland, in its own Ashland Pension Plan, will retain the ABO benefits (accumulated benefit obligations as defined under Statement of Financial Accounting Standards No. 87) for the Ashland Transferred Employees at the Ashland Employee Transfer Date, and will continue to recognize service with the Company for purposes of determining eligibility for benefits and vesting service, but not for purposes of accrual of benefits, for the Ashland Transferred Employees.

(iii) In the event that an Ashland employee transfers to the Company after December 31, 1998, such individual’s benefit under the Non-Retail DB Plan will take into account prior service with Ashland, with the offset for benefits accrued under the Ashland Pension Plan determined at the time of their transfer to the Company and calculated as provided in paragraphs (i) and (ii) above.

(iv) In the event that a Marathon employee transfers to the Company after December 31, 1998, such individual’s benefit under the Non-Retail DB Plan will take into account prior service with Marathon, with the offset for benefits accrued under the Marathon Plan determined at the time of their transfer to the Company and calculated in a manner similar to paragraphs (i) and (ii) above taking into account the provisions of the Marathon Plan. The operation of this paragraph is illustrated in Appendix C.

(d) The dollar amount of assets transferred from the Marathon Retirement Plan to the Non-Retail DB Plan shall be determined and certified to by Marathon’s actuaries. This determination shall be subject to review and confirmation by Ashland’s actuaries. Marathon shall cause its independent public accountants to certify that they have tested the data provided to its actuaries and have concluded that such data is correct and complete, with the scope of the audit mutually agreed upon by Marathon, Ashland and the Company. Marathon shall provide audited data to Ashland’s actuaries within a reasonable time after the former Marathon Retirement Plan participants have been designated. Marathon and Ashland shall reasonably cooperate in the gathering of necessary data to be used by their respective actuaries. Substantially the same procedure shall be used in the event additional spin offs of assets and liabilities occur during 1998.

(e) In all other respects, the Non-Retail DB Plan shall be designed, implemented and subject to such terms as the Company shall from time to time institute through properly enacted provisions.

Section 10.6 Assumption of Petroleum Marketing Retirement Plan and Benefit Calculation for Retail Employees Who Formerly Participated in the Ashland Pension Plan.

(a) Assumption of Plan. Speedway SuperAmerica LLC shall assume, as the new plan sponsor and administrator, the responsibilities of the operation, administration and funding of the Petroleum Marketing Retirement Plan (the “PMRP”). In connection with such assumption, Marathon represents and warrants that the PMRP is tax qualified under Section 401(a) of the Code and is and has been operating in substantial compliance with all applicable requirements of the Code and ERISA through the date on which Speedway SuperAmerica LLC assumes the duties of plan sponsor and administrator thereof. Unless otherwise agreed by Marathon and Ashland, such assumption shall occur as of the Closing Date.

(b) Ashland Transferred Employees who are assigned to the retail operations of the Company and who are participants in the Ashland Pension Plan will be given credit for past service with Ashland for all purposes (including benefit accrual) regarding the determination of retirement benefits under any defined benefit plan which is established by the Company or its subsidiaries for retail employees subject to an offset for benefits accrued under the Ashland Pension Plan up to the Transferred Employees’ Employment Transfer Date.

Section 10.7 Spinoff of Freedom Refinery Participants and Assumption of Ashland Retirement Plan.

(a) Spinoff of Assets and Liabilities in Respect of Freedom Refinery Participants from the Retirement Plan of Ashland (“Ashland Retirement Plan”) to a New Defined Benefit Plan to be Retained by Ashland. As soon as practicable after the Employment Transfer Date for the Ashland Transferred Employees (the “Retirement Pension Transfer Date”), but no earlier than 30 days following the filing of Form 5310-A with the Internal Revenue Service, Ashland shall cause to be transferred (i) from the Ashland Retirement Plan to a new defined benefit plan (the “Freedom Pension Plan”) the accrued benefits liability as of the Retirement Pension Transfer Date of each of the union employees (including terminated and retired employees with vested benefits under the Ashland Retirement Plan) of Ashland who are (or were) employed at Ashland’s Freedom, Pennsylvania facility who participated in the Ashland Retirement Plan on the Retirement Pension Transfer Date (“Freedom Employees”) and (ii) from the trust relating to the Ashland Retirement Plan to the new trust relating to the new Freedom Pension Plan an amount equal to a fraction of the total actual market value of assets of the Ashland Retirement Plan determined as of the Retirement Pension Transfer Date. The numerator of such fraction is the PBO of the Freedom Employees as of the Retirement Pension Transfer Date and the denominator is the PBO of all participants in the Ashland Retirement Plan as of the Retirement Pension Transfer Date. For purposes of the preceding sentence, the PBO shall be determined on the basis of each employee’s age, service and compensation, and the terms of the Ashland Retirement Plan in effect on the Retirement Pension Transfer Date using:

(i) the 30-year Treasury rate plus 100 basis points rounded to the nearest one-half (½) percent for the discount rate;

(ii) to the extent applicable, the lump sum rate shall be 200 basis points less than the discount rate used;

(iii) the salary scale used in determining the accrued benefits liability shall be 5%; and

(iv) for all other actuarial assumptions and methods the same as are used for SFAS No. 87 disclosures for the year ended September 30, 1997.

The dollar amount determined in the preceding sentence shall be increased or decreased by the actual return on the market value of assets, and decreased by the amount of benefit payments for the participants in the new Freedom Pension Plan occurring subsequent to Retirement Pension Transfer Date and prior to the date of transfer. In no event shall the amount to be transferred be other than the amount required under Sections 401(a)(12) and 414(l) of the Code.

(b) The dollar amount of assets transferred from the Ashland Retirement Plan to the new Freedom Pension Plan shall be determined and certified by Ashland’s actuaries. This determination shall be subject to review and confirmation by Marathon’s actuaries. Ashland shall cause its independent public accountants to certify that they have tested the data provided to its actuaries and have concluded that such data is correct and complete, with the scope of the audit mutually agreed upon by Marathon, Ashland and the Company. Ashland shall provide audited data to Marathon’s actuaries within a reasonable time after the Retirement Pension Transfer Date. Marathon and Ashland shall reasonably cooperate in the gathering of necessary data to be used by their respective actuaries.

(c) Assumption of Plan after Spinoff. Following the spinoff referred to in Section 10.7(a), the Company shall assume, as the new plan sponsor and administrator, the responsibilities of the operation, administration and funding of the Ashland Retirement Plan. In connection with such assumption, Ashland represents and warrants that the Ashland Retirement Plan is tax qualified under Section 401(a) of the Code and is and has been operating in substantial compliance with the applicable requirements of the Code and ERISA through the date on which the Company assumes the duties of plan sponsor and administrator thereof. Unless otherwise agreed by Marathon and Ashland, such assumption shall occur upon the Employment Transfer Date or upon a reasonable date thereafter.

(d) Within a reasonable time following the Employment Transfer Date for Ashland Transferred Employees participating in the Ashland Retirement Plan, the Company shall appoint a successor trustee to the assumed Ashland Retirement Plan and Ashland shall cause the present trustee to transfer to such successor trustee (and the Company shall cause such successor trustee to accept) in cash or other property mutually agreed upon by Marathon and Ashland the assets of the Ashland Retirement Plan.

Section 10.8 Assumption of Northwestern Refinery Pension Plan.

(a) Assumption of Plan. The Company shall assume, as the new plan sponsor and administrator, the responsibilities of the operation, administration and funding of the Northwestern Refinery Pension Plan. In connection with such assumption, Ashland represents and warrants that the Northwestern Refinery Pension Plan is tax qualified under Section 401(a) of the Code and is and has been operating in substantial compliance with all applicable requirements of the Code and ERISA through the date on which the Company assumes the duties of plan sponsor and administrator thereof. Unless otherwise agreed by Marathon and Ashland, such assumption shall occur upon the Employment Transfer Date or upon a reasonable date thereafter.

(b) Within a reasonable time following the Employment Transfer Date for Ashland Transferred Employees participating in the Northwestern Refinery Pension Plan, the Company shall appoint a successor trustee to the assumed Northwestern Refinery Pension Plan and Ashland shall cause the present trustee to transfer to such successor trustee (and the Company shall cause such successor trustee to accept) in cash or other property mutually agreed upon by Marathon and Ashland the assets of the Northwestern Refinery Pension Plan.

Section 10.9 Teamsters Central States Pension Fund.

(a) Ashland Employees. Marathon, Ashland and the Company agree to all of the following with respect to the Central States Southeast and Southwest Areas Pension Fund (the “Teamster Pension Fund”) and the employees who are members of Teamsters Locals 236, 135 and 114 who are eligible for participation in the Teamster Pension Fund (the “Teamster Member Employees”):

(i) Contribution. The Company shall contribute to the Teamster Pension Fund for substantially the same number of contribution base units for which Ashland has an obligation to contribute to the Teamster Pension Fund for the employees who are members of Teamster Locals 236, 135 and 114 on the day prior to Closing.

(ii) Bond. The Company shall provide to the Teamster Pension Fund for a period of five plan years commencing with the first plan year for the Teamster Pension Fund beginning after the Transfer Date for Teamster Member Employees a bond issued by a corporate surety company acceptable for surety purposes under Section 412 of ERISA or an amount held in escrow by a bank or similar financial institution satisfactory to the Teamster Pension Fund in an amount equal to the greater of (i) the average annual contribution required to be made by Ashland for the three plan years preceding the plan year in which the Closing Date occurs, or (ii) the annual contribution Ashland was required to make to the Teamster Pension Fund for the last plan year before the plan year in which the Closing Date occurred, and the bond or escrow relating to the Teamster Pension Fund shall be paid thereto if the Company withdraws from the Teamster Pension Fund or fails to make a contribution thereto when due at any time during the first five plan years beginning after the plan year in which the Employment Transfer Date for Teamster Member Employees occurs.

(iii) Consequence of Withdrawal. If the Company withdraws in a complete or partial withdrawal from the Teamster Pension Fund during the first five plan years beginning after the plan year in which the Employment Transfer Date for Teamster Member Employees occurs, Ashland agrees to be secondarily liable for any withdrawal liability it would have had to the Pension Fund, but for the operation of this provision, if the withdrawal liability of the Company is not paid.

(iv) The Company and Ashland shall take all other action which may be required under Section 4204 of ERISA.

(b) Marathon Employees. The Company will assume Marathon’s obligations under the multiemployer Teamsters Pension Fund for members of Teamsters Local 283 at the Detroit Refinery, Local 283 at the Detroit Terminal and Local 89 at the Louisville Terminal.

Section 10.10 Designation as Participating Employer in the Marathon Oil Company Thrift Plan.

(a) Adoption. Marathon agrees it shall take all actions necessary and convenient to designate the Company as a participating employer under the Marathon Oil Company Thrift Plan (the “Marathon Thrift Plan”) for non-Retail employees effective as of April 1, 1998. In connection with such designation of the Company as a participating employer, Marathon represents and warrants that the Marathon Thrift Plan is tax qualified under Section 401(a) of the Code and is and has been operating in substantial compliance with all the applicable requirements of the Code and ERISA as of the date hereof.

(b) Transfers from Ashland Savings Plan. Marathon and the Company agree that the provisions of the Marathon Thrift Plan shall allow each Ashland Transferred Employee who becomes eligible to participate in the Marathon Thrift Plan to transfer the entirety of his or her account balance in the Ashland Inc. Employee Savings Plan, if any, by means of a voluntary elective transfer, as described in Treas. Reg. §1.411(d)-4( Q&A 3(b)), as provided under the applicable terms of the Ashland Inc. Employee Savings Plan, or to transfer all or any part of such account balance, pursuant to terms in the Ashland Inc. Employee Savings Plan, which constitutes an eligible rollover distribution, as defined in Section 402(c) of the Code provided such rollover meets the terms of the Marathon Thrift Plan.

(i) Notwithstanding anything to the contrary contained in the foregoing, the Marathon Thrift Plan will not accept any in-kind transfers of any investment option which is not offered by the Marathon Thrift Plan as part of any such elective transfer or eligible rollover. The Marathon Thrift Plan may impose such other restrictions on such transfers or rollovers as are consistent with requirements for the same under the Code and applicable regulations.

(ii) Such transfers (but not rollovers) will include the amount of any loan to the Ashland Transferred Employee and its related promissory note under the Ashland Inc. Employee Savings Plan that remains outstanding at the time of such transfer, provided that the loan has a term of five years or less and is in good standing. The Marathon Thrift Plan shall allow the remaining amount due to be repaid by the end of the original repayment period pursuant to applicable plan terms and consistent with applicable law.

(iii) It is understood that Marathon retains full authority to amend, merge with another plan, modify, terminate or take any other action it deems appropriate or desirable with respect to the Marathon Oil Company Thrift Plan. It is also understood that the Company may elect to spin off accounts attributable to its employees who are participants therein to a separate defined contribution plan.

Section 10.11 Assumption of Emro Marketing Company Retirement Savings Plan. The Company, or a subsidiary or affiliate of the Company, shall assume, as the new plan sponsor and administrator, the responsibilities of the operation, administration and funding of the Emro Marketing Company Retirement Savings Plan (the “Emro Savings Plan”). In connection with such assumption, Marathon represents and warrants that the Emro Savings Plan is tax qualified under Section 401(a) of the Code and is and has been operating in substantial compliance with all applicable requirements of the Code and ERISA through the date on which the Company assumes the duties of plan sponsor and administrator thereof. Such assumption shall occur as of the Closing Date or such other date as may be agreed upon by Marathon and Ashland.

Section 10.12 Assumption of Permian Corporation Retirement and Savings Plans. The Company, or a subsidiary or Affiliate of the Company, shall assume from Ashland, as the new plan sponsor and administrator, the responsibilities of the operation and administration of the frozen Permian Corporation Retirement Plan and the frozen Permian Corporation Savings Plan (the “Permian Plans”). In connection with such assumption, Ashland represents and warrants that the Permian Plans are tax qualified under Code § 401(a) and are and have been operating in substantial compliance with all applicable requirements of the Code and ERISA through the date on which the Company assumes the duties of plan sponsor and administrator thereof. Such assumption shall occur as of April 1, 1998 or such other date as may be agreed upon by Marathon and Ashland.

Section 10.13 Non-Qualified and Deferred Compensation Plans. The Company shall establish and maintain non-qualified and deferred compensation plans as follows.

(a) Excess Plans. The Company shall establish excess benefit plans designed to provide benefits in excess of the limits imposed by Code §§ 415 and 401(a)(17) for defined benefit plans. For Ashland Transferred Employees, such excess plan shall coordinate benefits with any equivalent excess benefit plan of Ashland for Ashland Transferred Employees in a manner comparable to the coordination of qualified defined benefit plan benefits, subject to the procedure outlined in Appendix C entitled “the Description of Benefit Calculations and Offsets for the Marathon Ashland Petroleum LLC Retirement Plan and Non-Qualified Benefit Plans.” For Marathon Transferred Employees, the Company-established excess benefit plans shall be exclusively responsible for payment of appropriate benefits. For Marathon or Ashland individuals who transfer to the Company after December 31, 1998, the Company-established excess plans shall coordinate benefits with any equivalent excess benefit plan of Ashland or Marathon in a manner comparable to the coordination of qualified defined benefit plan benefits, as described in paragraphs (iii) and (iv) of Section 10.5(c) hereof.

(b) Emro Marketing Company Excess Benefit Plan. The Emro Marketing Company Excess Benefit Plan, in existence at Emro Marketing Company immediately prior to the time Marathon’s interest in Emro Marketing Company or its successor is transferred to the Company, shall continue in existence and will be sponsored by Speedway SuperAmerica LLC.

(c) Emro Marketing Company Deferred Compensation Plan. The Emro Marketing Company Deferred Compensation Plan (a non qualified deferred compensation plan), in existence at Emro Marketing Company immediately prior to the time Marathon’s interest in Emro Marketing Company or its successor is transferred to the Company, shall continue in existence and will be sponsored by Speedway SuperAmerica LLC. Marathon shall reimburse the Company for the amount of any benefits paid under the Deferred Compensation Plan relating to a participant’s period of service prior to the time Marathon’s interest in Emro Marketing Company or its successor was transferred to the Company. Such reimbursement shall occur at the time a benefit is paid from this Deferred Compensation Plan and shall include the amount attributable to the benefit accumulated for each participant at the date of such transfer and the applicable amount of interest, income or other earnings associated with and credited to such benefit from the date of such transfer to the date of such reimbursement. Marathon shall be entitled to the tax deduction related to any such reimbursement.

Section 10.14 Ashland VEBA.

(a) Division. Ashland agrees to make good faith reasonable efforts to cooperate with the Company in securing the consent of the Oil, Chemical & Atomic Workers International Union Locals 3-214 and 3-505 (referred to as “Catlettsburg”), 7-450 (referred to as “Canton”) and 8-621 (referred to as “Freedom”) to divide the assets attributable to Ashland and the employees and retirees in these locals that are in the Ashland Inc. Welfare Benefit Plans Trust (the “Ashland VEBA”) among these three locals. This division shall be based upon the employee contributions history for group term life insurance coverage that Ashland has regarding these three locals from January 1, 1982 through December 31, 1997. Based upon this employee contributions history, the amount in the Ashland VEBA shall be apportioned, effective as of the Closing Date, among members of the Catlettsburg, Canton, and Freedom bargaining units in the proportion that their respective employee contributions histories bear to the total employee contributions. Once the amounts are so apportioned among the three locals, the amount allocated to Canton shall be further divided. This division shall be between the active Canton employees who become employees of the Company after their period of loan is completed and the retirees related to Canton at that time. The amount of the Ashland VEBA allocated to Canton, as a whole, shall be further divided between the said active employee group and the said retiree group in the proportion that the total amount of each such group’s in force group term life insurance bears to the total amount attributable to Canton. Such division shall be effective as of the Closing Date and the respective portions shall be separately accounted for from that date forward. Benefits payment and contributions made by employees with respect to each portion shall be charged to the respective portions.

(b) Transfer. The amounts allocated to Catlettsburg and Canton active employees referred to in Section 10.14(a) shall be transferred to separate trust(s) sponsored by the Company which are determined by the Internal Revenue Service to be qualified under Sections 501(a)(9) and 505 of the Code. The Company shall be responsible for obtaining the required ruling from the Internal Revenue Service on the tax exempt status of such trust(s). Until such qualification has been obtained, Ashland shall continue to administer and separately account for all VEBA assets and liabilities. Ashland shall retain in its Ashland VEBA the assets allocated to the Canton retirees and Freedom.

(c) Alternative. If the three locals identified in this Section 10.14 fail to agree to divide the Ashland VEBA in the manner contemplated by Section 10.14(a), Marathon, Ashland and the Company agree to cooperate and use their reasonable best efforts, in good faith, to arrive at an alternative equitable division of the Ashland VEBA to which the relevant parties and the three locals will mutually agree.

Section 10.15 Welfare Plans.

(a) General. Consistent with the terms of this Agreement, the Company shall institute such welfare plans and such other employment policies and practices as it may, from time to time, determine.

(b) COBRA. Ashland and Marathon shall each be responsible for any required continuation of coverage notification under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and Sections 601 through 608 of ERISA (“COBRA”) to any of their transferred or terminated employees. Ashland and Marathon shall also each be responsible for issuing any required Certificates of Creditable Coverage under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) to its transferred or terminated employees. All transferred employees will be immediately eligible to participate in the Company’s health or medical plans, provided they were eligible for coverage under an Ashland, SuperAmerica, Marathon or Emro plan immediately prior to transfer.

(c) Responsibility for Existing Welfare Plan Obligations.

(i) Marathon shall, with the exception of members of the Teamsters at the Detroit Refinery, Detroit Terminal and Louisville Terminal, and all Emro employees, retain all medical insurance, life insurance and other liabilities for employees who are retired or inactive as of the Effective Date of the Company. Marathon shall also retain responsibility for all medical insurance, life insurance and other liabilities for employees of Marathon and its subsidiaries who are not transferred to the Company.

(ii) The Company will assume Marathon’s medical, dental and life insurance obligations under the multiemployer Teamster Plan for members of the Teamsters at the Detroit Refinery, Detroit Terminal and Louisville Terminal.

(iii) Ashland shall, with the exception of

(A) retiree, medical, dental and life coverage for individuals who retired as members of Teamsters Local 975 at Bloomington or Teamsters Local 120 at St. Paul Park,

(B) retiree medical, dental and life coverage for individuals who retired as members of OCAW Locals 3-214 and 3-305 (Catlettsburg), and

(C) as may otherwise be agreed to with these locals in respect of disabled or inactive employees who are members of the union and eligible for Part I Long Term Disability benefits whether or not they have satisfied the initial waiting period as of the date they would have otherwise been transferred ( specifically excluding any Ashland LTD Part II recipients),

retain all medical, dental, life insurance and other liabilities for employees who are retired or inactive as of the Employment Transfer Date. Ashland shall also retain responsibility for all medical, dental and life insurance and other liabilities for employees who are not transferred to the Company.

(iv) The Company will assume Ashland’s medical, dental and life insurance and other obligations for individuals who are members of Teamsters Local 975 at Bloomington and Teamsters Local 120 at St. Paul Park, and OCAW Locals 3-214 in Catlettsburg and Kenova and 3-505 in Catlettsburg or who are retired as members of those locals and, if required by agreements with those locals, disabled or inactive employees who are members of those locals. Marathon, Ashland and the Company will make good faith reasonable efforts to secure the agreement of the unions, but in the event no agreement can be reached a mutually agreed upon method for assessing costs of disabled or inactive employees to Ashland will be established. Additionally, the Company shall assume Ashland’s medical, dental and life insurance and other obligations under the multiemployer Teamster plan for Teamster members at Teamster Locals 114 at Cincinnati, 236 at Kuttawa and 135 at Richmond. Finally, the Company shall also assume Ashland’s medical, dental and life insurance and other obligations with regard to active employees who are transferred to the Company and who are members of the Refinery Workers Union Local 84 at Louisville and who are members of OCAW Local 7-450 at Canton.

(v) Except as required pursuant to a collective bargaining agreement as described in clause (iv) above, the Company shall not assume responsibility for any long- term disability benefit due to any injury incurred prior to the date of an employee’s transfer to the Company.

(vi) Marathon, Ashland and the Company each agrees to maintain workers’ compensation coverage for the Loaned Employees as required by the jurisdiction in which the individual will be performing services.

(vii) Obligations of Marathon and Ashland that are not expressly assumed by the Company in this Agreement shall remain with Marathon and Ashland, as the case may be.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Notices. Any notice, consent or approval to be given under this Agreement shall be in writing and shall be deemed to have been given if delivered: (i) personally by a reputable courier service that requires a signature upon delivery; (ii) by mailing the same via registered or certified first class mail, postage prepaid, return receipt requested; or (iii) by faxing the same with telephonic confirmation of receipt (followed by a first class mailing of the same) to the intended recipient. Any such writing will be deemed to have been given: (a) as of the date of personal delivery via courier as described above; (b) as of the third calendar day after depositing the same into the custody of the postal service as evidenced by the date-stamped receipt issued upon deposit of the same into the mails as described above; and (c) as of the date and time electronically transmitted in the case of telecopy delivery as described above, in each case addressed to the intended party at the address set forth below:

(a)	If to Marathon:

Marathon Oil Company

5555 San Felipe

P.O. Box 3128

Houston, Texas 77056

Attn: General Counsel

Facsimile No.: (713) 296-4171

Telephone No.: (713) 296-4137

(a)	If to Ashland:

Ashland Inc.

1000 Ashland Drive

Russell, Kentucky 41169

Attn: General Counsel

Facsimile No.: (606) 329-3823

Telephone No.: (606) 329-3333

(a)	If to the Company:

Marathon Ashland Petroleum LLC

539 South Main Street

Findlay, Ohio 45840

Attn: General Counsel

Facsimile No.: (419) 421-4115

Telephone No.: (419) 422-2121

Any party may designate different addresses or facsimile numbers by notice to the other parties hereto.

Section 11.2 Merger and Entire Agreement. This Agreement (including the exhibits and appendices hereto), together with the other Transaction Documents (including the exhibits, appendices and schedules thereto), the Disclosure Letters, the Commercial Documents and certain other agreements executed contemporaneously with this Agreement, constitute the entire agreement of the parties hereto and supersede any prior understandings, agreements or representations by or among the parties hereto, written or oral, including the letter of intent between Marathon and Ashland dated May 15, 1997, to the extent they relate in any way to the subject matter hereof or thereof (except the Confidentiality Agreement).

Section 11.3 Assignment. None of the parties hereto shall assign all or any of its rights, obligations or benefits under this Agreement to any third party (except for (i) the assignment of its rights under Article VII, Section 9.11(b), Section 9.11(c), Section 9.15(b) and Section 9.16 to any third party transferee of its Membership Interests pursuant to Article X of the LLC Agreement and (ii) the assignment of its rights hereunder to a Wholly Owned Subsidiary of such party in which case such party shall not be relieved of any of its obligations hereunder) without the prior consent of Marathon (in the case of any assignment by Ashland), Ashland (in the case of any assignment by Marathon) or Marathon and Ashland (in the case of any assignment by the Company), and any attempted assignment not in compliance with this Section 11.3 shall be void ab initio.

Section 11.4 Parties in Interest. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, legal representatives and permitted assigns.

Section 11.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.6 Amendment; Waiver. This Agreement may not be amended except in a written instrument signed by each of the parties hereto and expressly stating it is an amendment to this Agreement. Subject to Article IX, any failure or delay on the part of any party hereto in exercising any power or right hereunder shall not operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder or otherwise available at law or in equity.

Section 11.7 Severability. If any term, provision, covenant or restriction of this Agreement or the application thereof to any Person or circumstance, at any time or to any extent, is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement (or the application of such provision in other jurisdictions or to Persons or circumstances other than those to which it was held invalid or unenforceable) shall in no way be affected, impaired or invalidated, and to the extent permitted by Applicable Law, any such term, provision, covenant or restriction shall be restricted in applicability or reformed to the minimum extent required for such to be enforceable. This provision shall be interpreted and enforced to give effect to the original written intent of the parties hereto prior to the determination of such invalidity or unenforceability.

Section 11.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT, OR ANY TRANSACTION OR CONDUCT IN CONNECTION HEREWITH, IS WAIVED.

Section 11.9 Table of Contents, Headings and Titles. The table of contents and section headings of this Agreement and titles given to schedules to the Asset Transfer and Contribution Agreement Disclosure Letters are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

Section 11.10 Use of Certain Terms; Rules of Construction. As used in this Agreement, the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular paragraph, subparagraph, section, subsection or other subdivision. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. Each party hereto agrees that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation or construction of this Agreement or any Transaction Document.

Section 11.11 Holidays. Notwithstanding any deadline for payment, performance, notice or election under this Agreement, if such deadline falls on a date that is not a Business Day, then the deadline for such payment, performance, notice or election will be extended to the next succeeding Business Day.

Section 11.12 Third Parties. Except as set forth in Sections 7.1(d), 7.2.(d) and 7.3(c) and Article IX, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person and their respective successors, legal representatives and permitted assigns any rights, remedies or basis for reliance upon, under or by reason of this Agreement.

Section 11.13 Liability for Affiliates. Except where and to the extent that a contrary intention otherwise appears, where any party hereto undertakes to cause its Affiliates to take or abstain from taking any action, such undertaking shall mean (a) in the case of any Affiliate that is controlled by such party, that such party shall cause such Affiliate to take or abstain from taking any action and (b) in the case of an Affiliate that controls or is under common control with such party, that such party shall use its commercially reasonable best efforts to cause such Affiliates to take or abstain from taking such action; provided, however, that such party shall not be required to violate, or cause any director of an Affiliate to violate, any fiduciary duty to minority shareholders of such Affiliate.

Section 11.14 Schedules. No representation or warranty hereunder shall be deemed to be inaccurate if the actual situation is disclosed pursuant to another representation or warranty herein or in a schedule to an Asset Transfer and Contribution Agreement Disclosure Letter or in any other Transaction Document or any exhibit, schedule or appendix thereto, whether or not an explicit cross- reference appears. Neither the specification of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in a schedule to an Asset Transfer and Contribution Agreement Disclosure Letter is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and neither party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy involving the parties as to whether any obligation, item or matter not described herein or included in a schedule to an Asset Transfer and Contribution Agreement Disclosure Letter is or is not material for purposes of this Agreement.

Section 11.15 Consent to Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Common Pleas of Franklin County, Ohio and the United States District Court for the Southern District of Ohio in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees to appoint and maintain an agent in the State of Ohio for service of legal process, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; provided that this Section 11.15 shall not limit a party’s right to remove any such action, suit or proceeding to the United States District Court for the Southern District of Ohio, (d) agrees that it will not plead or claim in any such court that any action relating to this Agreement or any of the transactions contemplated by this Agreement in any such court has been brought in an inconvenient forum and (e) agrees that it will not initiate any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Common Pleas of Franklin County, Ohio and the United States District Court for the Southern District of Ohio.

Section 11.16 Addendum and Joinder by the Company. On or prior to the Closing Date, Marathon shall cause the Company to execute and deliver the Addendum and Joinder to the Asset Transfer and Contribution Agreement in substantially the form attached as Exhibit W hereto (the “Addendum and Joinder to the Asset Transfer and Contribution Agreement”), and, upon execution of such Addendum and Joinder, the Company shall thereafter become a party to this Agreement and shall have all of the rights and be subject to all of the obligations provided herein.

IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Agreement effective as of the date first written above.

MARATHON OIL COMPANY

By:	/S/ VICTOR G. BEGHINI
Name:	Victor G. Beghini
Title:	President

ASHLAND INC.

By:	/S/ PAUL W. CHELLGREN
Name:	Paul W. Chellgren
Title:	Chairman of the Board and Chief Executive Officer

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